Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

In re:	)	Chapter 11
)
MOVIE GALLERY, INC., et al.,[1]	)	Case No. 07–33849 (DOT)
)
Debtors.	)	Jointly Administered
)

DISCLOSURE STATEMENT FOR THE JOINT PLAN OF REORGANIZATION OF MOVIE GALLERY,

INC. AND ITS DEBTOR SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL TO THE BANKRUPTCY COURT BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT AT THIS TIME.

Richard M. Cieri (NY 4207122)	Michael A. Condyles (VA 27807)
KIRKLAND & ELLIS LLP	Peter J. Barrett (VA 46179)
Citigroup Center	KUTAK ROCK LLP
153 East 53rd Street	Bank of America Center
New York, New York 10022–4611	1111 East Main Street, Suite 800
Telephone: (212) 446–4800	Richmond, Virginia 23219–3500
Telephone: (804) 644–1700
and

Anup Sathy, P.C. (IL 6230191)
Marc J. Carmel (IL 6272032)
Ross M. Kwasteniet (IL 6276604)
KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601–6636
Telephone: (312) 861–2000

Co–Counsel to the Debtors

Dated: December 22, 2007

[1]	The Debtors in these proceedings are: Movie Gallery, Inc.; Hollywood Entertainment Corporation; M.G. Digital, LLC; M.G.A. Realty I, LLC; MG Automation LLC; and Movie Gallery US, LLC.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 PM [XX], 2008 PREVAILING PACIFIC TIME, UNLESS THE DEBTORS EXTEND THE VOTING DEADLINE PRIOR TO [XX]. TO BE COUNTED, THE VOTING AND CLAIMS AGENT OR SECURITIES VOTING AGENT, AS APPROPRIATE, MUST ACTUALLY RECEIVE YOUR BALLOT ON OR BEFORE THE VOTING DEADLINE.

THE DEBTORS PROVIDE NO ASSURANCE THAT THIS DISCLOSURE STATEMENT (AND THE EXHIBITS HERETO) THAT IS ULTIMATELY APPROVED IN THE CHAPTER 11 CASES (A) WILL CONTAIN ANY OF THE TERMS IN THIS CURRENT DOCUMENT OR (B) WILL NOT CONTAIN DIFFERENT, ADDITIONAL, MATERIAL TERMS THAT DO NOT APPEAR IN THIS DOCUMENT.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND ANY EXHIBITS ATTACHED HERETO IS HIGHLY SPECULATIVE, AND SUCH DOCUMENTS SHOULD NOT BE RELIED UPON IN MAKING INVESTMENT DECISIONS WITH RESPECT TO (A) THE DEBTORS OR (B) ANY OTHER ENTITIES THAT MAY BE AFFECTED BY THE CHAPTER 11 CASES.

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT FOR THE JOINT PLAN OF REORGANIZATION OF MOVIE GALLERY, INC. AND ITS DEBTOR SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE TO HOLDERS OF CLAIMS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN AND FOR PURPOSES OF EXERCISING SUBSCRIPTION RIGHTS. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE.

THIS DISCLOSURE STATEMENT WAS NOT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AUTHORITY HAVE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(B) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. NEITHER THE OFFER OF NEW COMMON STOCK NOR THE RIGHTS OFFERING TO HOLDERS OF CERTAIN CLASSES OF CLAIMS HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS. TO THE MAXIMUM EXTENT PERMITTED BY SECTION 1145 OF THE BANKRUPTCY CODE AND APPLICABLE NON–BANKRUPTCY LAW, THE ISSUANCE OF THE NEW COMMON STOCK, WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 BY VIRTUE OF SECTION 4(2) OF THE PLAN OR REGULATION D PROMULGATED THEREUNDER.

THIS DISCLOSURE STATEMENT MAY CONTAIN “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, DISTRIBUTION PROJECTIONS AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE TIMING AND AMOUNT OF ACTUAL DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE.

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN.

IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. RATHER, HOLDERS OF CLAIMS AND EQUITY INTERESTS AND OTHER ENTITIES SHOULD CONSTRUE THIS DISCLOSURE STATEMENT AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM IS, OR IS NOT, IDENTIFIED IN THE DISCLOSURE STATEMENT. THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THE DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT, OTHER THAN THE FINANCIAL STATEMENTS INCLUDED IN THE DEBTORS’ ANNUAL REPORT, HAS NOT BEEN AUDITED.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DISCLOSURE STATEMENT WAS FILED. HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSIS OF THE TERMS OF THE PLAN, INCLUDING, WITHOUT LIMITATION, ANY RISK FACTORS CITED HEREIN, IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL IN SECTION IX HEREIN, “PLAN–RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.”

i

VII.	SOLICITATION AND VOTING PROCEDURES	65
	A. Record Date	65
	B. Voting Deadline	65
	C. Solicitation Procedures	66
	D. Voting and General Tabulation Procedures	67

VIII.	CONFIRMATION PROCEDURES	72
	A. Confirmation Hearing	72
	B. Statutory Requirements for Confirmation of the Plan	74
	C. Contact for More Information	77

IX.	PLAN–RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	77
	A. Certain Bankruptcy Law Considerations	77
	B. Risk Factors That May Affect the Value of the Securities to be Issued Under the Plan	79
	C. Risk Factors That Could Negatively Impact the Debtors’ Business	82
	D. Risks Associated With Forward Looking Statements	86
	E. Disclosure Statement Disclaimer	87
	F. Liquidation Under Chapter 7	89

X.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	89
	A. Certain United States Federal Income Tax Consequences to Holders of Allowed Claims	90
	B. Certain United States Federal Income Tax Consequences to the Reorganized Debtors	94

XI.	GLOSSARY OF DEFINED TERMS	96

XII.	CONCLUSION AND RECOMMENDATION	116

ii

EXHIBITS

Exhibit A	The Joint Plan of Movie Gallery, Inc. and Its Debtor Subsidiaries Under Chapter 11 of the Bankruptcy Code

Exhibit B	Disclosure Statement Order (with the Solicitation Procedures attached thereto as Exhibit 1) [TO COME]

Exhibit C	Form of Plan Support Agreement

Exhibit D	[Liquidation Analysis] [TO COME]

Exhibit E	[Form of Letter from the Debtors to Holders of Claims] [TO COME]

iii

I. SUMMARY

Movie Gallery, Inc., a debtor and debtor in possession (“Movie Gallery”2 and with its affiliates organized in the United States, all of which are debtors and debtors in possession, the “Debtors”), on behalf of itself and the other Debtors, submits this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, to Holders of Claims in connection with: (a) the solicitation of votes to accept or reject the Joint Plan of Reorganization of Movie Gallery, Inc. and Its Debtor Subsidiaries Under Chapter 11 of the Bankruptcy Code, dated December 22, 2007, as the same may be amended from time to time (the “Plan”), which was Filed by the Debtors with the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”) and (b) the Confirmation Hearing (the “Confirmation Hearing”), which is scheduled for [xx], 2008 at [xx] prevailing Eastern Time (the “Confirmation Hearing Date”). A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.

On October 16, 2007 (the “Commencement Date”), each of the Debtors Filed a voluntary petition with the Bankruptcy Court under chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”). The Debtors are operating their business and managing their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No request for the appointment of a trustee or examiner has been made in these Chapter 11 Cases. On October 18, 2007, the Bankruptcy Court entered an order jointly administering the Debtors’ Chapter 11 Cases pursuant to Bankruptcy Rule 1015(b). On October 18, 2007, the United States Trustee for the Eastern District of Virginia appointed an official committee of unsecured creditors pursuant to section 1102 of the Bankruptcy Code (as the same may be amended from time to time, the “Committee”).

A.	PURPOSE AND EFFECT OF THE PLAN

1.	Restructuring Transactions

The Plan contemplates the following restructuring transactions (described in greater detail in Section V herein, “Summary of the Joint Plan”):

•	the Debtors will enter into the Amended and Restated First Lien Credit Agreement;

•	the Debtors will enter into the Amended and Restated Second Lien Credit Agreement;

•	Sopris will convert approximately $72 million (plus accrued interest thereon) in Second Lien Claims into equity in the Reorganized Debtors;

•	the Debtors’ outstanding 11% Senior Notes (plus accrued interest thereon) will be converted into equity in the Reorganized Debtors;

•	Sopris will backstop the $50 million Rights Offering to be made available to eligible Holders of the 11% Senior Notes; and

•	the Reorganized Debtors will enter into the Exit Facility.

The Debtors must significantly de–leverage their balance sheet and obtain new capital to compete effectively in the challenging Movie and Video Game retail industry. The Debtors believe that the Restructuring Agreements, together with the Plan, accomplish the requisite de–leveraging by, among other things: (a) reducing

[2]	All capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section XI herein entitled, “Glossary of Key Terms.” To the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the “Glossary of Key Terms” is inconsistent, the definition included in the Glossary of Key Terms shall control.

the Debtors’ total Prepetition Indebtedness by converting more than $400 million in Prepetition Indebtedness into new equity in the Reorganized Debtors; (b) improving cash flows by significantly reducing ongoing interest expense; and (c) providing for the investment of $50 million in new capital through the Rights Offering to (i) fund the Debtors’ emergence from chapter 11 on the terms outlined above, (ii) appropriately capitalize the Reorganized Debtors and (iii) facilitate the implementation of the Debtors’ business plan.

The Debtors believe that any alternative to Confirmation of the Plan, such as conversion of these Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or any attempt by another party in interest to File a plan, would result in significant delays, litigation and additional costs and, ultimately, would lower the recoveries for Holders of Allowed Claims.

2.	Rights Offering

The Plan contemplates that the Debtors will raise the Rights Offering Amount ($50 million) through the Rights Offering. On the Effective Date, the Debtors will consummate the Rights Offering by offering eligible Holders of 11% Senior Notes who elect to participate in the Rights Offering the right to purchase shares of New Common Stock, as calculated by the Rights Offering Equity Allocation equal to their Pro Rata share of the 11% Senior Notes. Sopris has committed to participate in the Rights Offering by purchasing that number of Rights Offering Shares equal to its Pro Rata share of the 11% Senior Notes (currently estimated to be $175.3 million in principal amount). In addition, Sopris has agreed to act as the Backstop Party for the Rights Offering. In return for its Backstop Commitment, Sopris will receive the Rights Offering Commitment Fee Equity Allocation. The Backstop Commitment provides the necessary assurance that the Rights Offering will generate sufficient proceeds to effectuate the Debtors’ Plan. Accordingly, the Debtors have determined that it is in their best interests to pursue the restructuring contemplated by the Plan Support Agreement and incorporated in the Plan.

3.	Exit Facility

On the Effective Date, the Reorganized Debtors will enter into the Exit Facility to obtain the funds necessary to satisfy the DIP Credit Agreement Claims, make other payments under the Plan and conduct their post–reorganization operations.

4.	New Common Stock

On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized Movie Gallery will issue or reserve for issuance up to 25,000,000 shares of New Common Stock to certain Holders of Allowed Claims in full satisfaction of the Claims pursuant to the terms set forth in the Plan, including, without limitation, pursuant to the Rights Offering and the Backstop Rights Purchase Agreement, subject to dilution as set forth in the Plan.

B.	OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for similarly situated holders of claims and equity interests, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the commencement of the chapter 11 case. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any entity acquiring property under the plan, any holder of a claim or equity interest in a debtor and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code, to the terms and conditions of the confirmed plan. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan provides for the treatment of claims and equity interests in accordance with the terms of the confirmed plan.

Prior to soliciting acceptances of a proposed chapter 11 plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the chapter 11 plan. This Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.

C.	SUMMARY TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

THE FOLLOWING CHART IS A SUMMARY OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS AND THE POTENTIAL DISTRIBUTIONS UNDER THE PLAN. THE AMOUNTS SET FORTH BELOW ARE ESTIMATES ONLY. REFERENCE SHOULD BE MADE TO THE ENTIRE DISCLOSURE STATEMENT AND THE PLAN FOR A COMPLETE DESCRIPTION OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS. THE RECOVERIES SET FORTH BELOW ARE PROJECTED RECOVERIES AND ARE THEREFORE SUBJECT TO CHANGE. THE ALLOWANCE OF CLAIMS MAY BE SUBJECT TO LITIGATION OR OTHER ADJUSTMENTS, AND ACTUAL ALLOWED CLAIM AMOUNTS MAY DIFFER MATERIALLY FROM THESE ESTIMATED AMOUNTS.

SUMMARY OF EXPECTED RECOVERIES

Class	Type of Claim or Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
1	Other Priority Claims	Paid in full in Cash.	100%

2	Other Secured Claims	Holders of Allowed Other Secured Claims will receive one of the following treatments: (1) the collateral securing the Claim; (2) the Cash equivalent of the collateral; or (3) other treatment that leaves the Claim reinstated or Unimpaired.	100%

3	First Lien Claims	Holders of Allowed Class 3 Claims will receive their Pro Rata share of the Reorganized Debtors’ obligations under the Amended and Restated First Lien Credit Agreement.	100%

4	Second Lien Claims

Holders of Allowed Reinstated Second Lien Claims will receive their Pro Rata share of the Reorganized Debtors’ obligations under the Amended and Restated Second Lien Credit Agreement (taking into account the Second Lien Conversion).

Holders of Allowed Sopris Second Lien Claims will receive the Second Lien Conversion Equity Allocation.

5	Studio Claims	Holders of Allowed Studio Claims will receive the consideration contained in each Holder’s respective Accommodation Agreement.

6	11% Senior Note Claims

Holders of Allowed Class 6 Claims will receive their Pro Rata share of:

(1)    75.445% of the Unsecured Claim Equity Allocation,

(2)    75.9% of the Warrants and

(3)    75.9% of the Litigation Trust Distributions.

SUMMARY OF EXPECTED RECOVERIES

Class	Type of Claim or Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
7A	General Unsecured Claims against Movie Gallery, Inc.

Holders of Allowed General Unsecured Claims against Movie Gallery, Inc. will receive either:

(i)     their Pro Rata share of 0.596% of the Unsecured Claim Equity Allocation, their Pro Rata share of 0.6% of the Warrants and their Pro Rata share of 0.6% of the Litigation Trust Distributions; or

(ii)    in exchange for assigning to Sopris such Holder’s Allowed Class 7A Claim, an amount in Cash to be paid by Sopris equal to that Holder’s Pro Rata percentage of the total Allowed Class 7A Claims multiplied by $250,000; provided, however, that Holders of Intercompany Claims shall not have the option to elect to receive the alternative treatment set forth in the Plan.

7B	General Unsecured Claims against Movie Gallery US, LLC

Holders of Allowed General Unsecured Claims against Movie Gallery US, LLC will receive either:

(i)     their Pro Rata share of 6.262% of the Unsecured Claim Equity Allocation, their Pro Rata share of 6.3% of the Warrants and their Pro Rata share of 6.3% of the Litigation Trust Distributions; or

(ii)    in exchange for assigning to Sopris such Holder’s Allowed Class 7B Claim, an amount in Cash to be paid by Sopris equal to that Holder’s Pro Rata percentage of the total Allowed Class 7B Claims multiplied by $2,610,000; provided, however, that Holders of Intercompany Claims will not have the option to elect to receive the alternative treatment set forth in the Plan.

7C	General Unsecured Claims against M.G.A. Realty I, LLC	Holders of Allowed General Unsecured Claims against M.G.A. Realty I, LLC will receive their Pro Rata share of $5,000.

7D	General Unsecured Claims against M.G. Digital, LLC	Holders of Allowed General Unsecured Claims against M.G. Digital, LLC will receive their Pro Rata share of $20,000.

7E	General Unsecured Claims and 9.625% Senior Subordinated Note Claims against Hollywood Entertainment Corporation

Holders of Allowed General Unsecured Claims and 9.625% Senior Subordinated Note Claims against Hollywood Entertainment Corporation will receive, in full and final satisfaction of such Allowed Class 7E Claims, at their option, either

(1)    their Pro Rata share of 17.097% of the Unsecured Claim Equity Allocation, their Pro Rata share of 17.2% of the Warrants and their Pro Rata share of 17.2% of the Litigation Trust Distributions or

(2)    in exchange for assigning to Sopris such Holder’s Allowed Class 7E Claim, an amount in Cash to be paid by Sopris equal to that Holder’s Pro Rata percentage of the total Allowed Class 7E Claims multiplied by $7,140,000; provided, however, that Holders of Intercompany Claims will not have the option to elect to receive the alternative treatment set forth in the Plan.

7F	General Unsecured Claims against MG Automation LLC	Holders of Allowed General Unsecured Claims against MG Automation LLC will receive their Pro Rata share of $5,000.

8	Equity Interests	There will be no distribution to the Holders of Class 8 Equity Interests. Class 8 Equity Interests will be deemed canceled and will be of no further force and effect, whether surrendered for cancellation or otherwise.	0%

9	Intercompany Interests	There will be no distribution to the Holders of Class 9 Intercompany Interests. Class 9 Intercompany Interests will be retained, and the legal, equitable and contractual rights to which the Holder of such Intercompany Interest is entitled will remain unaltered.	0%

D.	ENTITIES ENTITLED TO VOTE ON THE PLAN

Under the provisions of the Bankruptcy Code, not all holders of claims against and equity interests in a debtor are entitled to vote on a chapter 11 plan. Holders of Claims that are not Impaired by the Plan are deemed to accept the Plan under section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote on the Plan.

The Classes of Claims and Equity Interests classify Claims and Equity Interests for all purposes, including voting, Confirmation and distribution pursuant to the Plan and sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or an Equity Interest to be classified in a particular Class only to the extent that the Claim or the Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of the Claim or Equity Interest qualifies within the description of a different Class.

SUMMARY OF STATUS AND VOTING RIGHTS

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept

2	Other Secured Claims	Unimpaired	Deemed to Accept

3	First Lien Claims	Impaired	Entitled to Vote

4	Second Lien Claims	Impaired	Entitled to Vote

5	Studio Claims	Impaired	Entitled to Vote

6	11% Senior Note Claims	Impaired	Entitled to Vote

7A	General Unsecured Claims against Movie Gallery, Inc.	Impaired	Entitled to Vote

7B	General Unsecured Claims against Movie Gallery US, LLC	Impaired	Entitled to Vote

7C	General Unsecured Claims against M.G.A. Realty I, LLC	Impaired	Entitled to Vote

7D	General Unsecured Claims against M.G. Digital, LLC	Impaired	Entitled to Vote

7E	General Unsecured Claims and 9.625% Senior Subordinated Note Claims against Hollywood Entertainment Corporation	Impaired	Entitled to Vote

7F	General Unsecured Claims against MG Automation LLC	Impaired	Entitled to Vote

8	Equity Interests in Movie Gallery, Inc.	Impaired	Deemed to Reject

9	Intercompany Interests	Unimpaired	Deemed to Accept

The following sets forth the Classes that are entitled to vote on the Plan and the Classes that are not entitled to vote on the Plan:

•

The Debtors are NOT seeking votes from the Holders of Claims in Classes 1, 2 and 9 because those Classes, and the Claims of any Holders in those Classes, are Unimpaired under the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, those Classes are conclusively presumed to have accepted the Plan.

•

The Debtors are NOT seeking votes from the Holders of Equity Interests in Movie Gallery, Inc. in Class 8. Instead, the Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to Class 8. Class 8 is Impaired and will receive no distribution under the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, Class 8 is presumed to have rejected the Plan.

•

The Debtors ARE soliciting votes to accept or reject the Plan from Holders of Claims in Classes 3, 4, 5, 6, 7A, 7B, 7C, 7D, 7E and 7F (“the Voting Classes”), because Claims in the Voting Classes are Impaired under the Plan and will receive distributions under the Plan. Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

For a detailed description of the Classes of Claims and the Classes of Equity Interests, as well as their respective treatment under the Plan, see Article III of the Plan.

E.	SOLICITATION PROCESS

1.	Voting and Claims Agent and Securities Voting Agent

The Debtors retained Kurtzman Carson Consultants LLC to, among other things, act as solicitation agent in connection with the solicitation of votes to accept or reject the Plan (the “Voting and Claims Agent”). In addition to the solicitation efforts conducted by the Voting and Claims Agent, solicitation efforts will be conducted by Financial Balloting Group, LLC (the “Securities Voting Agent”) with respect to the solicitation of votes of Holders of Claims based on publicly–traded Securities. Financial Balloting Group, LLC will also serve as the Rights Offering subscription agent.

The Voting and Claims Agent, with the assistance of the Securities Voting Agent, is authorized to assist the Debtors in the following: (a) distributing the Solicitation Packages; (b) receiving, tabulating and reporting on Ballots and Master Ballots cast to accept or reject the Plan; (c) responding to inquiries from Holders of Claims and other Entities relating to the Disclosure Statement, the Plan, the Ballots and the Master Ballots, the Solicitation Procedures and all other matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and for objecting to the Plan; (d) soliciting votes on the Plan; (e) if necessary, contacting creditors and Holders of Claims regarding the Plan; and (f) Filing a Voting Report prior to the Confirmation Hearing.

2.	Solicitation Package

The following documents and materials will constitute the solicitation package (the “Solicitation Package”):

•

a cover letter: (a) describing the contents of the Solicitation Package and instructions on how paper copies of any materials that may be provided in CD–ROM format can be obtained at no charge; (b) explaining that the Plan Supplement will be filed on or before 5 Business Days before the Confirmation Hearing; and (c) urging the Holders in each of the Voting Classes to vote to accept the Plan;

•

if applicable, a letter from the Debtors’ significant constituents urging the Holders in each of the Voting Classes to vote to accept the Plan, and otherwise support the Plan and all transactions contemplated thereby;

•	the Disclosure Statement Order (with the Solicitation Procedures attached as Exhibit 1 thereto);

•	an appropriate form of Ballot and/or Master Ballot and Ballot Instructions and/or Master Ballot Instructions, as appropriate (with a pre–addressed, postage prepaid return envelope);

•	the Notice of Confirmation Hearing;

•	the approved form of the Disclosure Statement (with the Plan attached as Exhibit A thereto) in either paper or CD–ROM copy; and

•	other materials as the Bankruptcy Court may direct.

3.	Distribution of the Solicitation Package

Through the Voting and Claims Agent, the Debtors intend to distribute the Solicitation Packages no less than 28 calendar days before the Voting Deadline (the “Solicitation Date”). The Debtors submit that distribution of the Solicitation Packages at least 28 calendar days prior the Voting Date will provide the requisite materials to Holders of Claims entitled to vote on the Plan in compliance with Bankruptcy Rules 3017(d) and 2002(b). The Debtors will make every reasonable effort to ensure that Holders who have more than one Allowed Claim in a single voting Class receive no more than one Solicitation Package.

The Solicitation Package will be being distributed to Holders of Claims in Voting Classes as of the Voting Record Date. Eligible Holders of Class 6 Claims as of the Voting Record Date will also receive a Subscription Form in addition to the Solicitation Package. The Solicitation Package will be distributed in accordance with the Solicitation Procedures. The Solicitation Procedures are annexed as Exhibit 1 to the Disclosure Statement Order. The Solicitation Package (except the Ballots and Master Ballots) may also be obtained: (a) from the Debtors’ Voting and Claims Agent (i) at its website at www.kccllc.net/moviegallery, (ii) by writing to Movie Gallery Balloting Center, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245, (iii) by calling (888) 647–1730 or (iv) by emailing moviegalleryinfo@kccllc.com; or (b) for a fee via PACER at http://www.vaeb.uscourts.gov/.

4.	Distribution of Materials to the Core Group, the 2002 List and Government Agencies

The Core Group, the 2002 List as of the Record Date, the Internal Revenue Service and the Securities and Exchange Commission will be served either paper copies of or a CD–ROM containing the Disclosure Statement Order, the Disclosure Statement and all exhibits to the Disclosure Statement, including the Plan. Any Entity that is served a CD–ROM but desires a paper copy of these documents may obtain a copy (a) from the Debtors’ Voting and Claims Agent (i) at its website at www.kccllc.net/moviegallery, (ii) by writing to Movie Gallery Balloting Center, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245, (iii) by calling (888) 647–1730, or (iv) by emailing moviegalleryinfo@kccllc.com or (b) for a fee via PACER at http://www.vaeb.uscourts.gov/.

5.	Publication of the Solicitation Notice

Following the Disclosure Statement Hearing, the Debtors will publish the Solicitation Notice, which will contain, among other things, the Plan Objection Deadline, the Voting Deadline and the date that the Confirmation Hearing is first scheduled, in the following publications on a date no later than 15 days prior to the Voting Deadline to provide notification to those Entities that may not receive notice by mail: USA Today, the National Edition of The Wall Street Journal and The Washington Post.

6.	Distribution of the Plan Supplement

The Plan Supplement will be Filed by the Debtors no later than 5 Business Days before the Confirmation Hearing (the “Plan Supplement Filing Date”). When Filed, the Plan Supplement will be made available on the Case Website. The Debtors will not serve paper or CD–ROM copies of the Plan Supplement. However, parties may obtain a copy of the Plan Supplement (a) from the Debtors’ Voting and Claims Agent (i) at its website at www.kccllc.net/moviegallery, (ii) by writing to Movie Gallery Balloting Center, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245, (iii) by calling (888) 647–1730, or (iv) by emailing moviegalleryinfo@kccllc.com or (b) for a fee via PACER at http://www.vaeb.uscourts.gov/.

F.	VOTING PROCEDURES

1.	Voting Record Date

The Record Date is January 29, 2008. The Record Date is the date on which the following will be determined: (a) the Holders of Claims (including holders of bonds, debentures, notes and other securities) that are entitled to receive the Solicitation Package in accordance with the Solicitation Procedures; (b) the Holders of Claims that are entitled to vote to accept or reject the Plan; (c) whether Claims have been properly assigned or transferred to an assignee pursuant to Bankruptcy Rule 3001(e) such that the assignee can vote as the Holder of a Claim; and (d) the Holders of 11% Senior Notes allowed to participate in the Rights Offering.

2.	Voting Deadline

The Voting Deadline is 4:00 p.m. prevailing Pacific Time on [xx], 2008. To ensure that a vote is counted, Holders of Allowed Claims must: (a) complete the Ballot; (b) indicate a decision either to accept or reject the Plan; and (c) sign and return the Ballot to the address set forth on the enclosed pre–addressed envelope provided in the Solicitation Package or by delivery by first class mail, overnight courier or personal delivery, so that all Ballots and Master Ballots, as applicable, are actually received no later than the Voting Deadline, by the appropriate voting agent (as described below).

The following Ballots and Master Ballots will not be counted in determining the acceptance or rejection of the Plan: (a) any Ballot or Master Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim or the Equity Interest; (b) any Ballot or Master Ballot cast by an Entity that does not hold a Claim or an Equity Interest in a Class that is entitled to vote on the Plan; (c) any Ballot or Master Ballot cast for a Claim scheduled as contingent, unliquidated or disputed for which the applicable Bar Date has passed and no Proof of Claim was timely–Filed; (d) any unsigned Ballot or Master Ballot; (e) any Ballot or Master Ballot not marked to accept or reject the Plan or marked both to accept and reject the Plan; and (f) any Ballot or Master Ballot submitted by any Entity not entitled to vote pursuant to the Solicitation Procedures.

3.	Notice to Counterparties to Executory Contracts and Unexpired Leases

The Committee has requested and the Debtors have agreed that the Debtors will use reasonable efforts to identify and notify all counterparties to Unexpired Leases of non–residential real property no later than 14 days before the Voting Deadline of those leases that the Debtors have definitively determined, at that point in time, to reject pursuant to section 365 of the Bankruptcy Code (the “Initial Lease Rejection Deadline”). The Debtors reserve the right to elect to reject any Unexpired Lease after the Initial Lease Rejection Deadline, up to and including the Effective Date, or such later date that may be provided in the Confirmation Order. In addition to the Solicitation Package and in accordance with the Solicitation Procedures, the Debtors will send a notice to the affected lessors notifying them of the Debtors’ decision to the reject the Unexpired Lease, the lessors’ right to file a Proof of Claim for rejection damages and, if applicable, their right to vote on the Plan.

In accordance with the Solicitation Procedures, the Debtors will also provide a lessor whose Unexpired Lease is rejected after the Initial Lease Rejection Deadline but prior to the Confirmation Hearing with an opportunity to amend its Ballot; provided, however, that such Ballot must be amended no later than 7 days prior to the first scheduled Confirmation Hearing; provided, further, that to the extent the Confirmation Hearing is adjourned, any lessor whose Unexpired Lease is rejected less than 7 days prior to the first scheduled Confirmation Hearing or thereafter may amend its Ballot no later than 7 days prior to the next scheduled Confirmation Hearing. Unless such lessor has had its lease rejection Claim liquidated and allowed by stipulation or court order, lessors with rejected leases will receive, solely for purposes of voting, a General Unsecured Claim equal to 6 months’ rent plus any prepetition arrearage, without prejudice to any party in interests’ ability to assert a different Claim amount for all such lessors, including for allowance and distribution purposes.

4.	Voting Instructions for Holders of Claims

Under the Plan, Holders of Claims in Voting Classes 3, 4, 5, 6, 7A, 7B, 7C, 7D, 7E and 7F are entitled to vote to accept or reject the Plan, and may do so by completing a Ballot so that it is actually received on or before the Voting Deadline by the Voting and Claims Agent at: Movie Gallery, Inc., c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245.

5.	Specific Voting Instructions for Holders of Claims Based on Securities

Holders of Claims that are based on Securities in Classes 6 and 7E may vote by completing a Ballot so that it is actually received on or before the Voting Deadline by the Securities Voting Agent at: Movie Gallery, Inc. c/o Financial Balloting Group, LLC 757 Third Avenue, 3rd Floor, New York, New York 10017. The following additional procedures, in addition to the procedures set forth the Solicitation Procedures, will apply to Holders of Claims that are based on Securities.

Beneficial Owners Directly Holding Claims in Classes 6 and 7E. Any Beneficial Holder holding Securities as a record Holder in its own name may vote by completing a Ballot so that it is actually received by the Securities Voting Agent on or before the Voting Deadline.

Beneficial Holders Holding Claims through Nominees. Any Beneficial Holder holding Securities in “street name” through a Nominee must vote on the Plan through such Nominee by completing and signing the Ballot and returning such Ballot to the appropriate Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return the Master Ballot to the Securities Voting Agent prior to the Voting Deadline. Any Nominee that is a Holder of record with respect to Securities will vote on behalf of Beneficial Holders of such Securities by: (a) immediately distributing the Solicitation Package, including Ballots, it receives from the Securities Voting Agent to all such Beneficial Holders; (b) promptly collecting Ballots from such Beneficial Holders that cast votes on the Plan; (c) compiling and validating the votes and other relevant information of all such Beneficial Holders on the Master Ballot; and (d) transmitting the Master Ballot to the Securities Voting Agent so that it is actually received by the Securities Voting Agent on or before the Voting Deadline.

6.	Subscribing to the Rights Offering

In addition to being entitled to vote to accept or reject the Plan, certain eligible Holders of 11% Senior Notes in Class 6 are also eligible to participate in the Rights Offering (each, a “Rights Offering Participant”). Through the Plan, each Rights Offering Participant is being offered the opportunity to purchase that number of Rights Offering Shares equal to its Pro Rata share of the 11% Senior Notes (each, a “Subscription Right”). The Subscription Rights will be determined for all Rights Offering Participants as of the Record Date through The Depository Trust Company (“DTC”). Each Rights Offering Participant may participate in the Rights Offering only to the extent of their Class 6 Claims.

To exercise the Subscription Right, each Rights Offering Participant must: (a) return a duly completed Subscription Form to the Securities Voting Agent so that such form is actually received by the Securities Voting Agent on or before the Rights Offering Expiration Date or, in the case of Securities held through a bank or brokerage firm, arrange for such firm to effect their subscription through DTC so that such form or DTC instruction is actually received by the Securities Voting Agent on or before the Rights Offering Expiration Date; and (b) pay or arrange for payment to the Securities Voting Agent on or before the Rights Offering Expiration Date, or by DTC to the Securities Voting Agent, such Holder’s Subscription Purchase Price.

If, for any reason, the Securities Voting Agent does not receive from a Rights Offering Participant (or DTC, in the case of Securities not held through a bank or brokerage firm) both (a) a duly completed Subscription Form or equivalent instructions from DTC on or prior to the Rights Offering Expiration Date and (b) payment in immediately available funds in an amount equal to such Rights Offering Participant’s Subscription Purchase Price on or prior to the Rights Offering Expiration Date, or payment by DTC, such Rights Offering Participant will be deemed to have relinquished and waived its right to participate in the Rights Offering. Each Rights Offering Participant intending to participate in the Rights Offering must affirmatively elect to exercise its Subscription Rights on or prior to the Rights Offering Expiration Date.

The Debtors will use commercially reasonable efforts to give notice to any Rights Offering Participant regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Rights Offering Participant and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that the Debtors, the Securities Voting Agent or DTC will neither have any obligation to provide such notice nor incur any liability for failure to give such notification.

7.	Elections with Respect to Holders of 9.625% Senior Subordinated Notes

Holders of 9.625% Senior Subordinated Note Claims in Class 7E are entitled to (a) vote on the Plan and (b) assign their Class 7E Claim to Sopris in exchange for an amount in cash to be paid by Sopris that is equal to such Holder’s Pro Rata percentage of the total Class 7E Claims multiplied by $7,140,000 (the “Cash–Out Election”).

To allow the Holders of 9.625% Senior Subordinated Notes to make the Cash–Out Election, the Debtors will mail an election form (the “Election Form”) to the Nominees holding 9.625% Senior Subordinated Notes. The Nominees will follow the procedures established by the Securities Voting Agent with respect to the electronic delivery of the Beneficial Holder’s underlying position. The electronic deliveries will remain in effect until final distributions are made under the Plan. The Debtors will deliver Election Forms to Nominees holding 9.625% Senior Subordinated Notes as of the Record Date; provided, however, any Holder of 9.625% Senior Subordinated Notes may make the Cash–Out Election prior to the expiration of the Voting Deadline even if such Holder was not a Record Date Holder.

IF A BALLOT OR MASTER BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE.

ANY BALLOT OR MASTER BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM, BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, WILL NOT BE COUNTED.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT OR A MASTER BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS OR MASTER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS OR MASTER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS OR MASTER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN.

BALLOTS	MASTER BALLOTS
Ballots must be actually received by the Voting and Claims Agent by the Voting Deadline, by using the envelope provided by First Class Mail, or otherwise by First Class Mail, Overnight Courier or Personal Delivery to:	Master Ballots must be actually received by the Securities Voting Agent, by the Voting Deadline, by using the envelope provided by First Class Mail, or otherwise by First Class Mail, Overnight Courier or Personal Delivery to:

Movie Gallery Balloting Center c/o Kurtzman Carson Consultants 2335 Alaska Avenue El Segundo, California 90245	Movie Gallery, Inc. c/o Financial Balloting Group, LLC 757 Third Avenue–3rd Floor New York, New York 10017

If you have any questions on the procedures for voting on the Plan, please call the Voting and Claims Agent at the following telephone number:	If you have any questions on the procedures for voting on the Plan, please call the Securities Voting Agent at the following telephone number:

(888) 647–1730	(646) 282–1800

IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT OR MASTER BALLOT, AS APPROPRIATE, WHEN SUBMITTING A VOTE.

G.	CONFIRMATION HEARING

Section 1128(a) of the Bankruptcy Code requires the bankruptcy court, after notice, to hold a hearing on confirmation of a plan filed under chapter 11 of the Bankruptcy Code. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the plan.

1.	Confirmation Hearing Date

The Confirmation Hearing will commence on [xx], 2008 at [xx] prevailing Eastern Time, before the Honorable Chief Justice Douglas O. Tice, Jr., United States Bankruptcy Judge, in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division, Courtroom 335, United States Bankruptcy Court, 1100 East Main Street, Richmond, Virginia 23219. The Confirmation Hearing may be continued from time to time without further notice other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served on the Core Group, the 2002 List and the Entities who have filed Plan Objections, without further notice to parties in interest. The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing. The Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

2.	Plan Objection Deadline

The Plan Objection Deadline is 4:00 p.m. prevailing Eastern Time on [xx], 2008. All Plan Objections must be Filed with the Bankruptcy Court and served on the Debtors and certain other parties in accordance with the Disclosure Statement Order on or before the Plan Objection Deadline. In accordance with the Confirmation Hearing Notice Filed with the Bankruptcy Court, Plan Objections or requests for modifications to the Plan, if any, must:

•	be in writing;

•	conform to the Bankruptcy Rules and the Local Bankruptcy Rules;

•	state the name and address of the objecting Entity and the amount and nature of the Claim or Equity Interest of such Entity;

•	state with particularity the basis and nature of the Plan Objection and, if practicable, a proposed modification to the Plan that would resolve such Plan Objection; and

•

be Filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received by the notice parties identified in the Confirmation Hearing Notice on or prior to the Voting Deadline.

The Debtors’ proposed schedule will provide Entities sufficient notice of the Plan Objection Deadline, which will be more than the 25 days required by Bankruptcy Rule 2002(b). The Debtors believe that the Plan Objection Deadline will afford the Bankruptcy Court, the Debtors and other parties in interest reasonable time to consider the Plan Objections prior to the Confirmation Hearing.

THE BANKRUPTCY COURT WILL NOT CONSIDER PLAN OBJECTIONS UNLESS THEY ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER.

H.	CONFIRMATION AND CONSUMMATION OF THE PLAN

It will be a condition to Confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order unless otherwise satisfied or waived pursuant to the provisions of Article IX.C of the Plan. Following Confirmation, the Plan will be consummated on the Effective Date.

I.	RISK FACTORS

PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN A VOTING CLASS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN SECTION IX HEREIN ENTITLED, “PLAN–RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.”

II. BACKGROUND TO THESE CHAPTER 11 CASES

A.	DEBTORS’ BUSINESS

1.	Summary of the Debtors’ Business

The Debtors are the second largest North American home entertainment specialty retailer. The Debtors currently operate approximately 3,650 retail stores located throughout all 50 states that rent and sell new and used movie titles (collectively, the “Movies”) and new and used video game hardware, software and accessories (collectively, the “Video Games”). Almost all of the Debtors’ retail stores are leased, not owned. The Debtors operate three distinct brands — Movie Gallery, Hollywood Video and Game Crazy.

Since Movie Gallery’s initial public offering in August 1994, the Debtors have grown from 97 stores to their present size through a combination of acquisitions and new store openings. In April 2005, the Debtors acquired Hollywood Entertainment Corporation (“Hollywood”), which includes the Hollywood Video and Game Crazy branded stores. Movie Gallery’s Eastern–focused, rural and secondary market presence and Hollywood’s Western–focused, prime urban and suburban superstore locations combine to form a strong nationwide geographical store footprint.

The Movie Gallery branded stores are primarily located in small towns and suburban areas of cities with populations between 3,000 and 20,000, where the primary competitors are independently owned stores and small regional chains. The typical size of a Movie Gallery store is approximately 4,100 square feet and carries a broad selection of between 2,700 and 16,000 Movies and Video Games for rental, as well as new and used Movies and Video Games for sale at competitive prices.

Hollywood Video branded stores are typically located in high–traffic, high–visibility, urban and suburban locations with convenient access and parking. Hollywood focuses on providing a superior selection of Movies and Video Games for rent, as well as new and used Movies and Video Games for sale. The typical Hollywood Video store is approximately 6,500 square feet and carries over 25,000 Movies and Video Games.

The Game Crazy branded locations are dedicated game retail stores where game enthusiasts can buy, sell and trade new and used Video Games. The Game Crazy locations are located primarily within Hollywood Video stores. As of December 2, 2007, 569 Hollywood Video stores included an in–store Game Crazy department. A typical Game Crazy department carries approximately 9,000 new and used Video Games, and occupies an area of approximately 700 to 900 square feet within the store. As of December 2, 2007, the Debtors operated 13 free–standing Game Crazy stores.

In addition to the Debtors’ retail stores, the Debtors also currently operate approximately 65 kiosks located mainly in grocery stores. A kiosk is essentially a Movie vending machine that allows consumers to rent a Movie within minutes by touching the screen of the kiosk to select the Movie and then swiping either a credit card or debit card to consummate the selection. The Debtors are currently in the process of completing a research and development program to develop their “next generation” of kiosks.

2.	Overall Revenue

In 2006, the aggregate annual revenues of the Debtors, including rental revenue and product sales, exceeded $2.5 billion. Of this amount, approximately 56% was attributed to DVD Movie rentals, 15% to the sale of previously–rented DVD Movies, VHS cassettes and Video Games, 13% to the sale of new and used Video Games, 7% to Video Game rentals, 4% to the sale of concessions and other miscellaneous products, 3% to the sale of Movie–related products and merchandise and 2% to VHS cassette rentals.

3.	Debtors’ Employees

As of December 2, 2007, the Debtors employed approximately 38,416 employees, including approximately 6,855 full–time employees and 31,561 part–time employees. None of the Debtors’ employees are represented by a labor union.

4.	Store Operations

The Movie Gallery and Hollywood Video brands are managed by separate store operations management teams. Within each brand, store managers report to district managers who in turn report to regional managers who in turn report to Vice Presidents of Operations. Within the Game Crazy brand, store managers report to district managers. In fiscal 2005, the Game Crazy regional managers and Vice President of Operations were consolidated into the Hollywood Video store operations management organization, resulting in a reduction of management headcount and cost savings.

5.	Marketing and Advertising

The Debtors use market development funds, cooperative allowances from various movie studio suppliers and internal funds to purchase direct mail, newspaper advertising, free–standing newspaper inserts, in–store visual merchandising and in–store media. Along with these traditional forms of advertising, the Debtors also engage in certain customer programs and practices to develop and sustain positive reputations in the marketplace for their products and services, including, without limitation, offering gift certificates, membership programs, in–store promotions, charitable programs, coupons, service contracts, damage waivers and a return policy for certain goods. The Debtors believe that these customer programs assist them in retaining current customers, attracting new ones and, ultimately, increasing revenue.

B.	HOME VIDEO RETAIL INDUSTRY

1.	Movie Distribution

The home video retail industry includes the rental and sale of Movies by traditional video store retailers, online retailers, subscription rental retailers, mass merchants and other retailers. The Debtors’ Movie rental business relies on supply relationships with the various movie studio suppliers (collectively, the “Studios”) and Video Game vendors (collectively, the “Video Game Vendors”) for the delivery of new Movies and Video Games. Generally, new Movies and Video Games are shipped in bulk from the Studios and Video Game Vendors to the Debtors’ distribution centers, where the Movies and Video Games are allocated and distributed to the Debtors’ retail store locations.

Although the Debtors acquire a majority of the Movies and Video Games sold in their stores from major Studios and Video Game Vendors, the Debtors also purchase Movies and Video Games from certain other smaller Studios and Video Game Vendors. Just as the Studios are indispensable to the success of the Debtors’ reorganization, the Debtors submit that their relationships with these smaller Studios and Video Game Vendors are also a critical component of their overall restructuring.

The Debtors’ pricing policies, marketing strategies and fundamental business operations rely on their ability to receive and rent or sell the Movies and Video Games in a timely fashion. Indeed, in many instances, particularly in the case of “new release” titles, the timing of deliveries is essential. In the Debtors’ industry, the date that Movies and Video Games will become available to the public for rent or purchase is known as the “street date.” For any given new release, the Debtors typically announce, sometimes with great fanfare, the street date in their stores. A substantial majority of the Debtors’ rental revenues are derived from the rental of new release Movies and Video Games.

2.	Exclusive Window for Home Video Distribution of Movies

Studios distribute Movies to distribution channels in a specific sequence to maximize Studio revenues on each title they release. The order of distribution of Movies is typically as follows: (a) movie theaters; (b) home video retailers; (c) video–on–demand, “VOD” and pay–per–view; and (d) all other sources, including cable and syndicated television. Home video rental serves an important role for the Studios as a key risk mitigation tool. On average, box office receipts do not cover a Movie’s production and marketing costs. As a result, the Studios provide the home video industry with an exclusive window during which the home video industry can rent and sell the Movies before the Movies are made available to other downstream distribution channels.

This period of exclusivity has generally been in place since the mid–1980s. The exclusive rental period typically begins after a Movie finishes its domestic theatrical run (usually three to five months after its debut), or upon its release to video in the case of direct–to–video releases, and lasts for approximately 45 to 60 days thereafter. This period of exclusivity is intended to maximize revenue to the Studios prior to a Movie being released to other less profitable distribution channels, VOD and pay–per–view, premium or pay cable and other television distribution. These exclusive windows are generally used to protect each upstream distribution channel from downstream channels, principally protecting theaters from home video retailers, home video retailers from VOD and pay–per–view and VOD and pay–per–view from premium cable and other television channels.

Beginning in November 2006, certain Studios and cable providers decided to conduct a controlled test in two test markets, whereby the traditional Movie distribution scheme was altered such that new release Movie titles were released on–demand via cable for the same price charged for other VOD and pay–per–view Movies the same day that such Movies were released in home video retail locations (referred to in the Debtors’ industry as “day–and–date” Movies). Cable operators have previously sought to sell VOD and pay–per–view Movies during the same window that home video retailers rent and sell new Movie DVD releases. As set forth above, for years the Studios had resisted giving cable operators access to day–and–date Movies out of concern that such access would reduce Movie DVD sales and rentals. Results of the test indicated that in those two test markets, VOD buy rates were 50% higher than in the control markets, DVD Movie sales were up 10% and DVD Movie rentals dropped only 2%. As discussed in greater detail in Section IX herein, “Plan–Related Risk Factors and Alternatives to Confirmation and Consummation of the Plan,” the elimination of the exclusive Movie window could negatively affect the overall home video retail industry.

3.	New Release Movie Pricing

Generally, the Debtors can acquire Movies in one of three ways. First, the Debtors can acquire Movies for a single up–front lump sum payment (“Fixed Buy”). Second, the Debtors can acquire Movies for a lower up–front payment coupled with certain other obligations (a “Copy Depth Program”). Third, the Debtors can acquire Movies for a significantly lower up–front payment coupled with an agreement by the Debtors to share with the Studios an agreed upon percentage of the proceeds of future rentals and sales of previously viewed Movies (each, a “Revenue Sharing Agreement”).

While Fixed Buy transactions and Copy Depth Programs are relatively straightforward, Revenue Sharing Agreements are somewhat more complicated. Generally, a Revenue Sharing Agreement requires the Debtors to pay an up–front amount (the “Up–Front Charge”) upon delivery of or within a certain time period following delivery of new Movies. Additionally, for a specific period of time, often approximately six months, the Debtors are obligated to pay the Studio a fixed percentage of the proceeds of any rentals or sales of the Movie (the “Revenue Share Percentage”). The Debtors’ obligation to make payments to the Studio is not triggered until the Debtors’ Revenue Share Percentage amount owing for a particular Movie exceeds the Up–Front Charge previously paid for that particular Movie. These payment obligations, once triggered, are referred to as “overage obligations.”

In 1998, the major Studios and the larger home video retailers, including Movie Gallery and Hollywood, began entering into Revenue Sharing Agreements. The Debtors prefer acquiring new Movies through Revenue Sharing Agreements as opposed to Fixed Buy transactions because under the former arrangement, the Debtors’ per–copy cost is much lower than under Fixed Buy. Under a Revenue Sharing Agreement, because the amount the

Debtors pay is tied to the revenue generated by the Movie, the Debtors can typically afford to order significantly more copies of any given Movie than they can under a Fixed Buy transaction, thereby reducing the risk that the Debtors will “sell out” of a popular Movie title. In contrast, under a Fixed Buy arrangement, the per–copy cost is higher than under a Revenue Share Agreement and provides no downside protection in the event that the Movie is not as popular as expected. As a result, the Debtors must purchase more conservatively and order fewer copies under Fixed Buy than they would under a Revenue Sharing Agreement. Consequently, fewer copies of Fixed Buy Movies are available for rental in the Debtors’ stores, thereby increasing the risk that a Movie will “sell out” and be unavailable to the Debtors’ customers. Under this Fixed Buy scenario, the Debtors are more likely to miss out on potential rental revenue for desirable Movies due to the lower number of copies available, and the Debtors’ customers are more likely to be disappointed and, consequently, may seek the Movie for rental or purchase elsewhere.

In 2006, more than two–thirds of the Debtors’ new release Movie rental revenue was generated under Revenue Sharing Agreements. Maintaining good relations with the Studios and continuing the current pricing arrangement under the Revenue Sharing Agreements for new Movie releases, therefore, is critical to the Debtors’ business operations and ability to reorganize successfully.

In addition to the Revenue Sharing Agreements, the Debtors also purchase Movies and Video Games from certain smaller Studios and Video Games Vendors pursuant to Fixed Buy purchase arrangements. These relationships have traditionally been profitable for the Debtors. Unlike many of the major Studios, the smaller Studios and Video Games Vendors generally did not eliminate the Debtors’ trade credit prior to the Commencement Date, and the Debtors believe it is important for their reorganization that they be able to continue receiving Movies and Video Games from the smaller Studios and Video Games Vendors on favorable terms on a going forward basis.

4.	Video Game Industry

The Debtors estimate that the sale of new and used Video Games accounted for approximately 13% of the Debtors’ total revenue in 2006. Further, recent advances in gaming hardware and software, coupled with the rapid growth of the used Video Game market over the last few years, has led to an overall expansion of the Video Game industry and corresponding increases in revenue for Video Game retailers. Accordingly, the Debtors believe the Video Game market will continue to be an important component of the Debtors’ business strategy.

C.	DEBTORS’ CORPORATE AND CAPITAL STRUCTURE

1.	General Corporate Structure

Movie Gallery is a publicly held Delaware Corporation that functions as the parent holding company for: (a) the Debtor–affiliates: Hollywood Entertainment Corporation; MG Automation LLC; Movie Gallery US, LLC; M.G.A. Realty I, LLC; and M.G. Digital, LLC; and (b) the non–Debtor affiliates: Movie Gallery Canada, Inc.; and Movie Gallery Mexico, Inc.

Prior to the Commencement Date, Movie Gallery’s common stock was listed on the Nasdaq Global Market, under the symbol “MOVI.” On August 17, 2007, the Debtors received a Nasdaq Global Market staff determination indicating that Movie Gallery was not in compliance with Marketplace Rule 4450(a)(5), which requires a minimum bid price of $1.00 per share for the Debtors’ common stock, and was not in compliance with Nasdaq Global Market Marketplace Rule 4450(b)(3), which requires Movie Gallery to maintain a minimum market value of publicly held shares of $15 million.

On October 16, 2007, Movie Gallery received notification from Nasdaq Global Market that its common stock was being delisted due to the filing of the Chapter 11 Cases and concerns about the Debtors’ ability to comply with Nasdaq Global Market’s listing requirements. Trading in Movie Gallery’s common stock was suspended at the opening of business on October 25, 2007. The Debtors did not appeal Nasdaq Global Market delisting decision. The Debtors do believe, however, that Movie Gallery common stock will continue to trade on the “OTC Bulletin Board” or in the “Pink Sheets.”

2.	Acquisition of Hollywood

On April 27, 2005, Movie Gallery completed a Cash acquisition of Hollywood. At the time of the acquisition, the Debtors’ combined pro–forma annual revenue was in excess of $2.6 billion and the combined enterprise included approximately 4,800 stores located in all 50 states, Canada and Mexico. The acquisition substantially increased the Debtors’ presence on the West Coast and in urban areas. Hollywood’s predominantly West Coast urban superstore locations did not overlap significantly with Movie Gallery’s rural and suburban store locations concentrated in the Eastern half of the United States. In the fourth quarter of 2005, the Debtors closed 64 stores in overlapping market areas. An additional 46 overlapping stores were closed in 2006. As described in greater detail herein, the Debtors closed a number of stores shortly before the filing of the Chapter 11 Cases and will continue to evaluate and make decisions regarding store closures during the Chapter 11 Cases.

Integration efforts initially focused on consolidating the leadership functions in the brands. To that end, the Debtors integrated Movie Gallery and Hollywood’s human resources and benefits, legal, real estate, construction and lease administration, accounting and finance, payroll, loss prevention and collections, distribution and product purchasing functions. However, the Debtors have maintained the Hollywood Video and Game Crazy store formats and brands separately from the Movie Gallery business due to the highly competitive nature of the Hollywood markets and to ensure customer continuity. Additionally, the Debtors have maintained separate field management organizations at Movie Gallery and Hollywood to ensure each business remains focused on supporting their respective markets and customer bases.

3.	MovieBeam, Inc.

During the first quarter of 2007, the Debtors acquired substantially all of the assets, technology, network operations and customers of MovieBeam, Inc. Until recently, MovieBeam, Inc. served as a virtual movie rental store, providing a high definition Movie download service by way of a “set–top box” that receives Movies by an antenna connected to the “set–top box.” Effective as of December 2007, the Debtors discontinued MovieBeam, Inc. service nationwide. As a result, the Debtors terminated all MovieBeam customer accounts and credited customers for certain outstanding Movie–rental fees.

D.	DEBTORS’ PRINCIPAL ASSETS

1.	Inventory, Fixtures and Equipment

The Debtors principal assets primarily consist of rental inventory, merchandise inventory and property, furnishings and equipment in the retail store locations. On a consolidated basis as of year–end 2006, the Debtors owned approximately $140 million and $340 million of merchandise and rental inventory respectively. Property, furnishings and equipment is primarily comprised of equipment and leasehold improvements. As of year–end 2006, the Debtors owned approximately $243 million in net property, furnishings and equipment.

2.	Debtors’ Retail Stores

The Debtors currently operate approximately 3,640 retail stores located throughout all 50 states. Generally, the Debtors do not own the property on which these stores are or were operated. Instead, the Debtors lease or sublease these nonresidential real properties from numerous lessors and other counterparties pursuant to various Unexpired Leases, the terms of which generally range from approximately one month to nine years and generally cost between $14,400 to $235,000 per year. Prior to the Commencement Date, the Debtors conducted an extensive review of their entire store portfolio to identify those stores that were operating at a net loss. On September 25, 2007, the Debtors announced that approximately 520 stores would be closed (the “Phase I Locations”). Each of the Phase I Locations was subject to a lease agreement with varying terms and varying durations (each, a “Phase I Lease”).

Immediately following the September announcement, the Debtors began conducting store closing sales (each, a “Store Closing Sale”) at various Phase I Locations to liquidate the inventory, fixtures and equipment located therein. To facilitate the Store Closing Sales at the Phase I Locations, the Debtors retained Great American Group, LLC as their agent to help conduct the Store Closing Sales.

3.	Support Centers and Distribution Facilities

The Debtors own a 116,000 square foot support center and supplies distribution facility in Dothan, Alabama. The Debtors also lease approximately 16,500 square feet of off–site warehouse space in Dothan for supplemental record storage purposes, which lease expires on April 30, 2008. Additionally, the Debtors lease 5 distribution and support centers ranging from 7,500 to 175,000 square feet throughout the United States, primarily in the Western half.

E.	SUMMARY OF PREPETITION INDEBTEDNESS AND PREPETITION FINANCING

1.	2005 Credit Facility

As part of the Hollywood acquisition in April 2005, the Debtors refinanced substantially all of the existing indebtedness of Hollywood and replaced the Debtors’ then–existing revolving credit facility. The Debtors paid $862.1 million to purchase all of Hollywood’s outstanding common stock and refinanced approximately $384.7 million of Hollywood’s debt.

The Hollywood acquisition was financed using Hollywood’s Cash on–hand of approximately $180 million, the issuance of new senior secured credit facilities guaranteed by all of the Debtors’ domestic subsidiaries in an aggregate principal amount of $870 million (the “2005 Credit Facility”) and the issuance of the 11% Senior Notes in the principal amount of $325 million. The 11% Senior Notes are governed by the 11% Senior Notes Indenture. The maturity date of the 11% Senior Notes is May 1, 2012.

As part of the refinancing of Hollywood’s debt, Hollywood executed a tender offer for Hollywood’s $225 million principal amount 9.625% Senior Subordinated Notes, pursuant to which $224.6 million of such notes were tendered. Approximately $450,000 of the 9.625% Senior Subordinated Notes were not tendered at the time and remain outstanding. The 9.625% Senior Notes are governed by the 9.625% Senior Subordinated Note Indenture. The maturity date of the 9.625% Senior Notes is March 15, 2011.

2.	March 2007 First Lien Credit Facilities

On March 8, 2007, the Debtors entered into an agreement for approximately $725 million in loans, advances and other credit accommodations pursuant to the terms and conditions set forth in the First Lien Credit Agreement by and among Movie Gallery, the First Lien Lenders and the First Lien Agents (the “First Lien Credit Agreement” and with the other credit, guarantee and security agreements at any time executed and/or delivered in connection with or related to the First Lien Credit Agreement (as all of the same have been amended, modified, restated, renewed, replaced and/or supplemented from time to time prior to the Commencement Date), the “First Lien Loan Documents”). In addition, on March 8, 2007, the Debtors obtained an additional $175 million in term loans pursuant to the terms and conditions set forth in the Second Lien Credit Agreement by and among Movie Gallery, the Second Lien Lenders and the Second Lien Agents (the “Second Lien Credit Agreement” and with the other credit, guarantee and security agreements at any time executed and/or delivered in connection with or related to the Second Lien Credit Agreement (as all of the same have been amended, modified, restated, renewed, replaced and/or supplemented from time to time prior to the Commencement Date), the “Second Lien Loan Documents” and with the First Lien Loan Documents, the “Prepetition Loan Documents”). Pursuant to and in accordance with the terms of that certain Intercreditor Agreement dated as of March 8, 2007, by and among Movie Gallery, the First Lien Collateral Agent and the Second Lien Collateral Agent (the “Intercreditor Agreement”), the rights of the Second Lien Lenders with respect to Movie Gallery’s collateral are junior and subordinate to the rights of the First Lien Lenders.

Upon entry of the Prepetition Loan Documents, the Debtors fully drew $600 million under the term loan component under the First Lien Loan Documents and $175 million under the Second Lien Loan Documents, and with approximately $18.7 million of Cash–on–hand, the Debtors: (a) repaid approximately $754.9 million, which was the indebtedness outstanding under the 2005 Credit Facility; (b) paid approximately $23.2 million in fees and expenses; and (c) paid approximately $15.6 million in accrued interest and fees.

As of September 30, 2007, the Debtors were indebted under the First Lien Loan Documents in the aggregate principal amount of not less than $720.6 million, consisting of, among other things: (a) revolving exposure in the form of (i) revolving loans, (ii) swing line loans and (iii) reimbursement obligations in respect of letters of credit in an aggregate outstanding principal amount of not less than $100 million; (b) term loans of approximately $597 million; (c) reimbursement obligations in respect of synthetic letters of credit of approximately $23.6 million; and (d) all interest, fees and charges accrued and accruing thereon and chargeable with respect thereto (items (a), (b), (c) and (d) collectively, the “First Lien Indebtedness”). As of the Commencement Date, the First Lien Indebtedness was bearing interest at a daily rate, payable monthly, equal to the “Base Rate” plus 3.75% per annum for the revolving exposure, the “Base Rate” plus 4.75%, for term loans and the “Adjusted Eurodollar Rate” plus 5.75% per annum, for synthetic letters of credit (each as defined in the First Lien Loan Documents).

As of September 30, 2007, the Debtors were indebted under the Second Lien Loan Documents in the aggregate principal amount of not less than $175 million, consisting of, among other things: (a) term loans of approximately $175 million; and (b) all interest, fees and charges accrued and accruing thereon and chargeable with respect thereto (items (a) and (b) together, the “Second Lien Indebtedness” and with the First Lien Indebtedness, the “Prepetition Indebtedness”). As of the Commencement Date, the Second Lien Indebtedness was in default and bearing interest at the “Base Rate” plus the “Applicable Margin” plus the applicable “PIK Margin Increase” plus the applicable default margin (each as defined and calculated in accordance with the terms of the Second Lien Loan Documents). It should be noted that on August 20, 2007, in accordance with the terms and conditions of the Second Lien Loan Documents, Movie Gallery elected to pay–in–kind 100% of the interest on the entire principal amount of the Second Lien Indebtedness for the interest periods commencing on September 10, 2007. On September 10, 2007, the Debtors failed to make the regularly scheduled Cash interest payment on the Second Lien Indebtedness. That payment, and all amounts related thereto, remain outstanding.

III. EVENTS LEADING TO THESE CHAPTER 11 CASES

A.	CHALLENGING INDUSTRY CONDITIONS

Several factors led to the filing of these Chapter 11 Cases. First, the video rental industry is highly competitive. The Debtors face direct competition from competitors such as Blockbuster Inc. and Netflix, Inc., as well as indirect competition from VOD, pay–per–view, cable television and big–box retailers who sell DVD Movies at increasingly cheaper prices. Recently, the Debtors experienced significantly greater than expected declines in revenue, primarily resulting from, among other things: (1) competitive pricing and increased marketing activities by the “brick and mortar” operations of Blockbuster Inc. and a disparate group of smaller local and regional operations; (2) competitive pricing and increased marketing activities by mail–delivery video rental subscription services, such as Netflix, Inc. and Blockbuster Online; and (3) continued competition from mass merchants, downloading services, supermarkets, pharmacies, convenience stores, bookstores and other retailers selling both new and previously viewed Movies. Substantially all of the Hollywood brand stores compete with stores operated by Blockbuster Inc., most in close proximity. The Movie Gallery brand stores generally operate in smaller, less competitive markets competing against regional and local competitors.

The Debtors also compete with cable, satellite and pay–per–view television systems. Digital cable and digital satellite services have continued to increase household penetration. The Debtors estimate that cable or satellite television is available in over 90 million households in the United States. These systems offer multiple channels dedicated to pay–per–view and, in some cases, video–on–demand, and allow some of the Debtors’ competitors to transmit a significant number of Movies to consumers’ homes at frequent intervals.

A number of industry–wide factors have combined to impact negatively the store–based rental market in recent years, including, without limitation: (1) weak title lineup; (2) weak box office revenues and declining attendance at movie theaters in 2006; (3) cannibalization of rentals by low–priced Movies available for sale; (4) growth of the online rental segment; (5) the standard DVD Movie format nearing the end of its life cycle; (6) competing high definition DVD formats delaying content release and consumer acceptance; and (7) the proliferation of alternative consumer entertainment options including Movies available through VOD, TIVO/DVR, digital cable, satellite TV, broadband, internet and broadcast television. While these negative industry trends have been apparent for some time, they became more pronounced during the first half of 2007.

Finally, as the Debtors’ financial performance deteriorated, the Debtors experienced contracting trade terms, which had a negative impact on the Debtors’ liquidity, and, in turn, contributed to the Debtors’ inability to comply with certain financial covenants under the Prepetition Loan Documents. Specifically, during the second quarter of 2007, the Debtors incurred significant losses from operations as a result of the current industry conditions and increased competition described above. The Debtors’ operating resulted in the breach of certain of the financial covenants contained in the First Lien Loan Documents as of the end of the second quarter, the consequences of which are described more fully herein. Subsequent to the end of the second quarter, the Debtors experienced a severe contraction in trade terms, including decisions by many of the Debtors’ significant vendors, including many of the Studios, to cease extending the Debtors trade credit and, instead, require Cash–in–advance for new deliveries. Consequently, the Debtors’ liquidity was adversely affected.

B.	FORBEARANCE AGREEMENTS AND DEFAULTS

1.	Forbearance Agreement Related to First Lien Facilities

The First Lien Loan Documents required the Debtors to meet certain financial covenants, including a secured leverage test, a total leverage test and an interest coverage test. Each covenant was calculated based on trailing four quarter results based on specific formulas that are contained in the First Lien Credit Agreement. In general terms, the secured leverage test is measured as a ratio of secured debt (which includes the Debtors’ Prepetition Indebtedness) relative to operating cash flow. Generally, the total leverage test is measured as a ratio of all debt (including the Debtors’ Prepetition Indebtedness and the 11% Senior Notes) relative to operating cash flow. The interest coverage test is a measurement of operating cash flow relative to interest expense. Unlike the First Lien Credit Agreement, the Second Lien Credit Agreement contains no financial covenants, but contains cross–defaults to the First Lien Credit Agreement.

On July 2, 2007, the Debtors notified the First Lien Administrative Agent that certain events of default had occurred and were continuing under the First Lien Credit Agreement, including certain events of default arising out of (a) the failure of the Debtors to satisfy the applicable secured leverage, total leverage and interest coverage ratio tests and (b) the failure to provide certain required notices to the administrative agent.

On July 20, 2007, the Debtors entered into a forbearance agreement (the “First Lien Forbearance Agreement”) with the First Lien Lenders and First Lien Agents. A copy of the First Lien Forbearance Agreement was filed with the Securities and Exchange Commission on a Form 8–K dated July 20, 2007.

As part of the First Lien Forbearance Agreement, the First Lien Agents and the First Lien Lenders agreed to, among other things, forbear from exercising their default–related rights and remedies as a result of the existing defaults under the First Lien Credit Agreement and as identified in the First Lien Forbearance Agreement (as subsequently amended, the “Existing Defaults”) until the earlier to occur of (a) the occurrence of any default or event of default under the First Lien Credit Agreement or the First Lien Forbearance Agreement other than the Existing Defaults and (b) August 14, 2007. In exchange, the Debtors agreed to, among other things: (a) increase the interest rate margin applicable to borrowings under the revolving loan component of the First Lien Loan Documents by 1.0% per year and the interest rate margin applicable to borrowings under the term loan and letter of credit facility components of the First Lien Loan Documents by 2.0% per year; (b) provide certain additional information to Goldman Sachs Capital Partners, L.P.; (c) modify the “Applicable Loan to Value” financial covenant in the First Lien Credit Agreement; and (d) further restrict the Debtors’ use and application of proceeds from certain asset sales, all as more fully described in the First Lien Forbearance Agreement.

Effective as of July 27, 2007, the parties agreed to amend the First Lien Forbearance Agreement to make certain technical modifications, including, without limitation, an amendment to the definition of Existing Defaults. A copy of this amendment was filed with the Securities and Exchange Commission on a Form 8–K dated July 31, 2007.

Effective as of August 14, 2007, the parties entered into a second amendment to the First Lien Forbearance Agreement, pursuant to which the First Lien Agents and the First Lien Lenders agreed to, among other things, extend the forbearance period to the earlier to occur of (a) the occurrence of any default or event of default under the First Lien Credit Agreement or the First Lien Forbearance Agreement other than the Existing Defaults and (b) August 27, 2007. A copy of the second amendment to the First Lien Forbearance Agreement was filed with the Securities and Exchange Commission on a Form 8–K dated August 16, 2007.

On August 27, 2007, the parties entered into a third amendment to the First Lien Forbearance Agreement, pursuant to which the First Lien Agents and the First Lien Lenders agreed to, among other things, further extend the forbearance period to the earlier to occur of (a) the occurrence of any default or event of default under the Existing First Lien Credit Agreement or the First Lien Forbearance Agreement other than the Existing Defaults and (b) September 30, 2007. This amendment also further increased the interest rate margin applicable to borrowings under the revolving loan component of the First Lien Loan Documents and the interest rate margin applicable to borrowings under the term loan and letter of credit facility components of the First Lien Loan Documents. The parties also added an additional covenant to the First Lien Forbearance Agreement requiring the Debtors to obtain an amendment, forbearance or waiver from certain other holders of the Debtors’ indebtedness. A copy of the third amendment to the First Lien Forbearance Agreement was filed with the Securities and Exchange Commission on a Form 8–K dated August 28, 2007.

2.	Forbearance Agreement Related to 11% Senior Notes

On August 31, 2007, the Debtors entered into a forbearance agreement with Sopris, the holder of the majority of the indebtedness under the 11% Senior Notes (the “11% Senior Notes Forbearance Agreement”). The 11% Senior Notes Forbearance Agreement provided that, among other things, Sopris would forbear, and direct the trustee under the 11% Senior Notes Indenture to forbear, from exercising default–related rights and remedies as a result of any existing and future defaults and events of default under the 11% Senior Notes Indenture until the earliest to occur of: (a) the occurrence of any default under the 11% Senior Notes Forbearance Agreement; (b) a “Bankruptcy Law Event of Default” (as defined in the 11% Senior Notes Indenture); (c) 2 Business Days after the date on which the First Lien Forbearance Agreement (as amended) had been terminated in accordance with its terms; and (d) September 30, 2007. A copy of the 11% Senior Notes Forbearance Amendment was filed with the Securities and Exchange Commission on a Form 8–K dated September 4, 2007.

The 11% Senior Notes Forbearance Agreement further provided that if the trustee under the 11% Senior Notes Indenture or the holders of at least 25% in principal amount of outstanding 11% Senior Notes declared the unpaid principal of (and premium, if any) and accrued and unpaid interest on all of the 11% Senior Notes to be due and payable pursuant to section 6.2(a) of the 11% Senior Notes Indenture, Sopris: (a) in satisfaction of the condition set forth in section 6.2(b)(2) of the 11% Senior Notes Indenture, would waive any default or event of default that at any time during such period may occur and be existing in accordance with section 6.4 of the 11% Senior Notes Indenture; and (b) would rescind and cancel any declaration and its consequences as contemplated by section 6.2(b) of the 11% Senior Notes Indenture.

3.	Announcement of Event of Default under Second Lien Credit Agreement

On September 4, 2007, the Debtors delivered a notice to: (a) Goldman Sachs Capital Partners, L.P. as required by section 5.1(e) of the First Lien Credit Agreement; and (b) the Second Lien Agents as required by section 5.1(e) of the Second Lien Credit Agreement, to notify such parties that an event of default under the Second Lien Credit Agreement occurred on the sixtieth day following the previously reported defaults and events of default under the First Lien Credit Agreement. As a result of the “cross default” under the Second Lien Credit Agreement, a further event of default under section 8.1(b)(ii) of the First Lien Credit Agreement occurred.

IV. ADMINISTRATION OF THE CHAPTER 11 CASES

A.	FIRST DAY MOTIONS AND CERTAIN RELATED RELIEF

Immediately following the Commencement Date, the Debtors devoted substantial efforts to stabilizing their operations and preserving and restoring their relationships with vendors, customers, employees, landlords and utility providers that had been impacted by the commencement of these Chapter 11 Cases. As a result of these initial efforts, the Debtors minimized the negative impacts resulting from the commencement of these Chapter 11 Cases.

On the Commencement Date, in addition to the voluntary petitions for relief Filed by the Debtors under chapter 11 of the Bankruptcy Code, the Debtors also Filed a number of first day motions and applications (collectively, the “First Day Motions”) with the Bankruptcy Court. Within a few days, the Bankruptcy Court entered several orders to, among other things: (1) prevent interruptions to the Debtors’ businesses; (2) ease the strain on the Debtors’ relationships with certain essential constituents; (3) provide access to much needed working capital; and (4) allow the Debtors to retain certain advisors necessary to assist the Debtors with the administration of the Chapter 11 Cases (each, a “First Day Order”).

1.	Procedural Motions

To facilitate a smooth and efficient administration of these Chapter 11 Cases and to reduce the administrative burden associated therewith, the Bankruptcy Court entered the following procedural First Day Orders: (a) approving the notice, case management and administrative procedures to govern these Chapter 11 Cases [Docket No. 88]; (b) authorizing the joint administration of the Debtors’ Chapter 11 Cases [Docket No. 109]; (c) allowing the Debtors to prepare a list of creditors and File a consolidated list of the Debtors’ 30 largest unsecured creditors [Docket No. 110]; (d) approving January 25, 2008 as the general Claims Bar Date and certain other bar dates with respect to specific categories of Claims and approving the form and manner of both the notice of commencement of the Chapter 11 Cases and the Claims Bar Date (discussed in greater detail below) [Docket No. 111]; and (e) granting the Debtors an extension to File their Schedules [Docket No. 113]. On November 30, 2007, the Debtors filed their Schedules with the Bankruptcy Court.

2.	Employment and Compensation of Advisors

To assist the Debtors in carrying out their duties as debtors in possession and to otherwise represent the Debtors’ interests in the Chapter 11 Cases, the Bankruptcy Court entered First Day Orders on October 18 and 19, 2007, authorizing the Debtors to retain and employ the following advisors: (a) Kurtzman Carson Consultants LLC, as Voting and Claims Agent to the Debtors [Docket No. 112]; (b) Lazard Frères & Co. LLC, as investment bankers and financial advisors to the Debtors [Docket No. 114]; (c) Alvarez & Marsal Business Consulting, LLC, as restructuring advisors to the Debtors [Docket No. 115]; (d) Great American Group LLC, as Store Closing Sales consultant to the Debtors [Docket No. 116]; (e) Keen Consultants, the real estate division of KPMG Finance LLC, as real estate consultant to the Debtors [Docket No. 118]; (f) Kirkland & Ellis LLP, as counsel to the Debtors [Docket No. 129]; and (g) Kutak Rock LLP, as conflicts and co–counsel to the Debtors [Docket No. 139]. In addition, the Bankruptcy Court approved the Debtors’ motion to retain and compensate certain professionals utilized in the ordinary course of the Debtors’ business [Docket No. 128]. On November 9, 2007, the Bankruptcy Court entered an Order approving certain procedures for the interim compensation and reimbursement of Retained Professionals in the Chapter 11 Cases [Docket No. 718].

3.	Stabilizing Operations

Recognizing that any interruption of the Debtors’ business, even for a brief period, would negatively impact store operations, customer relationships, revenue and profits, the Debtors Filed a number of First Day Motions to ensure a stabilization of operations. Thereafter, the Bankruptcy Court entered a number of First Day Orders granting the Debtors the authority to, among other things, pay certain prepetition claims and obligations and continue certain existing programs. Indeed, the relief granted by the First Day Orders helped facilitate the Debtors’ smooth transition into the Chapter 11 Cases, allowed the Debtors to continue their operations without interruption and prevented a decrease in confidence among suppliers, customers and shareholders as to the likelihood of the Debtors’ successful emergence from the Chapter 11 Cases.

a.	Shippers, Warehousemen and Other Lien Claimants

In the period immediately prior to the Commencement Date, certain of the Debtors’ products were in transit. The Debtors believed that, unless they were authorized to pay certain shippers and warehousemen, it would have been highly unlikely the Debtors would have received possession of these goods. The Debtors were concerned that the warehousemen and the other lien claimants possessed lien rights or the ability to exercise “self–help” remedies to secure payment of their claims, and, as such, any failure by the Debtors to satisfy outstanding shipping charges and the miscellaneous lien claims could have had a material adverse impact on the Debtors’ business. The Bankruptcy Court entered a First Day Order authorizing, among other things, the Debtors to pay certain prepetition claims of shippers, warehousemen and other lien claimants [Docket No. 93].

b.	Employee Compensation

The Debtors rely on their employees for their day–to–day business operation. The Debtors believed that absent the ability to honor prepetition wages, salaries, benefits, commission and the like, their employees might have sought alternative employment opportunities, perhaps with the Debtors’ competitors, thereby depleting the Debtors’ workforce, hindering the Debtors’ ability to meet their customer obligations, and likely diminishing stakeholder confidence in the Debtors’ ability to successfully reorganize. The loss of valuable employees would have been distracting at a critical time when the Debtors were focused on stabilizing their operations. Accordingly, the Bankruptcy Court entered a First Day Order authorizing the Debtors to pay, among other things, prepetition claims and obligations for (1) wages, salaries, bonuses, commissions and other compensation, (2) deductions and payroll taxes, (3) reimbursable employee expenses and (4) employee medical and similar benefits. [Docket No. 100].

c.	Fees and Taxes

The Debtors believed that, in some cases, certain authorities had the ability to exercise rights that would be detrimental to the Debtors’ restructuring if the Debtors failed to meet the obligations imposed upon them to remit certain taxes and fees. Therefore, the Debtors felt that it was in their best interests to eliminate the possibility of any unnecessary distractions. Accordingly, the Debtors sough, and the Bankruptcy Court entered, a First Day Order authorizing the Debtors to pay fees and taxes, including sales and use, franchise, real and property and annual report taxes as necessary or appropriate to avoid harm to the Debtors’ business operations. [Docket No. 119].

d.	Insurance Coverage

The Debtors felt that the maintenance of and entry into future insurance policies and premium financing arrangements was critical to the preservation of the value of the Debtors’ estates, and that payment of any unpaid prepetition amounts was necessary to keep their insurance policies in current effect and ensure that there were no inadvertent lapses in coverage. Accordingly, the Bankruptcy Court entered a First Day Order authorizing the Debtors to (1) continue insurance and pay prepetition premiums necessary to maintain insurance coverage, (2) enter into new insurance policies, (3) maintain premium financing agreements and (4) enter into new premium financing agreements [Docket No. 121].

e.	Cash Management Systems

As part of a smooth transition into these Chapter 11 Cases, and in an effort to avoid administrative inefficiencies maintaining the Debtors’ cash management system with a multitude of banks and various depository functions, was of critical importance. Thus, the Debtors sought and the Bankruptcy Court entered a First Day Order authorizing the Debtors to continue using the existing cash management system, bank accounts and business forms. Further, the Court deemed the Debtors’ bank accounts debtors in possession accounts and authorized the Debtors to maintain and continue using these accounts in the same manner and with the same account numbers, styles and document forms as those employed before the Petition Date [Docket No. 87].

f.	Preservation of Net Operating Losses (“NOL”) and Other Tax Attributes

As of the Commencement Date, the Debtors had NOLs of approximately $450 million and total tax attributes of approximately $485 million. These tax attributes could translate into potential future tax savings for the Debtors of approximately $195 million, based on a combined federal and state income tax rate of approximately 40%. Equity holders transfer their equity interests prior to the effective date of a chapter 11 plan may trigger an ownership change that could impair the value of these assets. The Debtors felt that they needed the ability to monitor, and possibly object to, certain changes in ownership of common stock to preserve flexibility in operating their business during the pendency of the Chapter 11 Cases, in crafting a chapter 11 plan and, finally, in maximizing their ability to reduce future federal income taxes by offsetting their post–reorganization income with the NOLs. Accordingly, the Bankruptcy Court entered a First Day Order approving and establishing notification and hearing procedures that must be satisfied before certain transfers of common stock of Movie Gallery, Inc. or of any beneficial interest therein are deemed effective, so as to preserve the NOLs and other tax attributes of the Debtors and otherwise utilize the tax attributes [Docket No. 97].

g.	Utilities

Section 366 of the Bankruptcy Code protects debtors from utility service cutoffs upon a bankruptcy filing while providing utility companies with adequate assurance that the debtors will pay for postpetition services. The Debtors felt that the financing provided by the DIP Credit Agreement, along with the Debtors’ clear incentive to maintain their utility services, provided the adequate assurance required by the Bankruptcy Code. Consequently, the Bankruptcy Court entered an interim order and a Final Order approving procedures for, among other things, determining adequate assurance for utility providers and prohibiting utility providers from altering, refusing or discontinuing services without further Bankruptcy Court order [Docket Nos. 96 and 720, respectively]. Additionally, to resolve certain objections Filed by certain utility providers, the Bankruptcy Court entered a stipulation and consent order resolving such objections and determining adequate assurance of payment for future utility services. Accordingly, the Bankruptcy Court entered orders approving procedures for, among other things, determining adequate assurance for utility providers, prohibiting utility providers from altering, refusing or discontinuing services and determining that the Company is not required to provide any additional adequate assurance pending entry of a final order. [Docket No. 903].

h.	Customer Programs

Prior to the Commencement Date, the Debtors engaged in certain customer programs to develop customer loyalty, encourage repeat business and ensure customer satisfaction. The Debtors believed that these customer programs assisted, and continue to assist, them in retaining current customers, attracting new ones and, ultimately, increasing revenue. The continuation of these customer programs and retention of core customers is a critical element of the Debtors’ successful reorganization. Accordingly, the Bankruptcy Court entered a Final Order authorizing the Debtors to continue their customer programs and honor the prepetition commitments owed with respect thereto [Docket No. 120].

4.	Disposition of Certain Unexpired Leases and Inventory, Fixtures and Equipment

On September 25, 2007, the Debtors announced their decision to close the Phase I Locations. To reduce postpetition administrative costs as part of their First Day Motions, the Debtors sought authority to reject certain Phase I Leases and certain other Executory Contracts. Moreover, recognizing that collectively the Phase I Leases were a potentially valuable asset of the Estates, the Debtors sought approval of certain procedures to govern the sale of these Phase I Leases or designation rights with respect thereto. To conduct the Phase I Leases auction process and facilitate other aspects of the restructuring of the Debtors’ Unexpired Lease portfolio, the Debtors retained Keen Consultants to oversee negotiations concerning the modification and termination of the Debtors’ unexpired Phase I Leases.

The Bankruptcy Court entered certain First Day Orders on a conditional basis with regard to the disposition of certain Phase I Leases and the inventory, fixtures and equipment located therein, including, without limitation, authorizing the Debtors to reject certain Phase I Leases and Executory Contracts, approving the procedures that would govern the Store Closing Sales and approving the Phase I Lease auction procedures. The Debtors received numerous objections to the procedures for the Store Closing Sales and the Phase I Lease auction procedures and worked diligently to resolve consensually each of those objections. Ultimately, the Debtors Filed modified procedures governing the Store Closing Sales and the Amended Phase I Lease Auction Procedures, which were approved on a consensual basis.

A hearing was held on November 6, 2007, after which the Bankruptcy Court entered Final Orders: (a) approving the Amended Phase I Lease Auction Procedures [Docket No. 717]; (b) approving expedited procedures for the sale or abandonment of de minimis assets [Docket No. 802]; (c) authorizing the Debtors to reject certain Phase I Leases and Executory Contracts [Docket No. 803]; (d) approving expedited procedures for future rejections of certain Executory Contracts and Unexpired Leases [Docket No. 842]; and (e) approving amended procedures for the Store Closing Sales [Docket No. 872].

Immediately following the Commencement Date, Keen Consultants conducted an extensive marketing campaign of the Phase I Leases, including, without limitation, with: direct advertising to potential bidders; mailings; fliers; and emails and multiple discussions with potential bidders on a local, regional and national level. Keen Consultants and the Debtors received and accepted bids for approximately thirty–two Phase I Leases. Of these thirty–two Phase I Leases, two received multiple bids. On November 15, 2007, Keen Consultants held an auction to dispose of these two Phase I Leases. The Debtors subsequently requested Bankruptcy Court approval for authority to dispose of the Phase I Leases subject to bids. On November 30, 2007, the Bankruptcy Court entered an order granting the Debtors the authority to dispose of those Phase I Leases [Docket No. 1080]. The Debtors also rejected the remaining Phase I Leases to eliminate the ongoing expenses associated with those unproductive assets.

5.	Incentive and Retention Programs

Due to the high number of Phase I Locations that were winding–down as part of the Debtors’ restructuring process, it was necessary to maintain certain key employees to ensure that there would be adequate staffing to oversee and assist with the Store Closing Sales. Accordingly, the Debtors sought permission from the Bankruptcy Court for the payment of certain liquidation and closure performance bonuses to certain district and store–level employees as incentive for employment during the Store Closing Sales. Without these key employees, the Store Closing Sales would not have been possible.

In addition, although the Debtors do not have a formal severance plan, the Debtors offered certain severance benefits to approximately eleven district managers whose positions were eliminated as a result of the Debtors’ closure of the Phase I Locations. No “insiders” of the Debtors, as defined in section 101 and as used in section 503(c) of the Bankruptcy Code, were eligible for either liquidation and closure performance bonuses or the severance payments. The Bankruptcy Court entered a Final Order approving these payments on November 9, 2007, in conjunction with the approval of the amended Store Closing procedures [Docket No. 872].

6.	Movie Studio Agreements

The Debtors’ Movie rental business relies on their supply relationships with the Studios for the delivery of new Movies. Thus, preserving relationships with the Studios at the outset of these Chapter 11 Cases was essential to a successful reorganization. To obtain commitments from the Studios to continue to supply Movies on favorable trade terms, the Debtors requested Bankruptcy Court authority to enter into accommodation agreements with the Studios setting forth the parameters of the Studios’ commitment to continue to supply Movies, the payment terms for future product deliveries and the terms by which the Debtors would repay their prepetition obligations owed to such Studios (the “Accommodation Agreements”). The Debtors began negotiating term sheets for Accommodation Agreements with the Studios prior to the Commencement Date and continue to negotiate to finalize the Accommodation Agreements with each of the major Studios.

On October 19, 2007, the Bankruptcy Court entered an interim order authorizing the Debtors to continue to honor prepetition revenue sharing obligations related to Movies delivered prior to the Commencement Date, in their discretion, to those Studios who have either executed an Accommodation Agreement or who, in the Debtors’ business judgment, were negotiating in good faith towards and had agreed to the principal terms of an Accommodation Agreement [Docket No. 127].

On November 9, 2007, the Bankruptcy Court entered the Final Order: authorizing the Debtors to: (a) enter into Accommodation Agreements with the Studios; (b) enter into other agreements that may be contemplated by the Accommodation Agreements, including, but not limited to, new Revenue Sharing Agreements or other supply agreements (and granting afford the Debtors’ obligations arising therefrom administrative expense priority); (c) pay certain prepetition amounts owed to the Studios; (d) comply with certain contractual obligations to destroy or return copies of Movies; (e) provide a waiver of all avoidance actions, including causes of action under chapter 5 of the Bankruptcy Code and any state preferential transfer or fraudulent transfer laws, to Studios who enter into and comply with an Accommodation Agreement; and (f) deem a Studio’s acceptance of a payment on account of a prepetition obligation consent by such Studio to the terms of such Final Order [Docket No. 805].

Additionally, the Debtors sought, and the Bankruptcy Court approved, authority to pay certain prepetition obligations owed to smaller Studios and Video Games Vendors. A Final Order was entered on December 4, 2007, which authorized the Debtors to pay the prepetition obligations to those smaller Studios and Video Games Vendors that provide the Debtors with a commitment to continue to supply Movies or Video Games on favorable trade terms [Docket No. 1098].

7.	Debtor in Possession Financing and Use of Cash Collateral

As of the Commencement Date, the Debtors were faced with an inability to access financing to fund operations and thereby generate revenue to support their business. Due to various prepetition obligations, defaults and excessive financial pressures, the Debtors had little choice but to File these Chapter 11 Cases during the fourth quarter, which includes the holiday season and is often the most important time of the year in terms of the Debtors’ profitability. Access to financing during that time, especially in light of the Debtors’ precarious financial position, was the key to the long–term success of the Debtors’ business and their overall ability to maximize value for all parties in interest. Indeed, because of the Debtors’ financial distress, which included most of their key vendors demanding Cash–in–advance or Cash–on–delivery payment terms, the Debtors required immediate access to funding to satisfy product delivery requirements and maintain adequate inventory during the holiday season.

Beginning in July 2007, with the assistance of Lazard Frères & Co. LLC, the Debtors commenced a dialogue with the DIP Lenders regarding a potential debtor in possession financing agreement. In addition to the proposal from the DIP Lenders, the Debtors received a financing proposal from Sopris. After carefully considering both proposals and comparing both proposals to other similar facilities provided to debtors in the retail industry, the Debtors decided to pursue the financing proposal proposed by the DIP Lenders based on the sound belief that the Debtors could not have located a different postpetition lender offering more advantageous and flexible terms than the DIP Lenders.

In August 2007, the Debtors and the DIP Lenders engaged in extensive, arm’s–length negotiations over the terms of the DIP Credit Agreement. These negotiations resulted in a secured postpetition financing facility in an aggregate amount not to exceed $150 million, consisting of $100 million aggregate principal amount of term loans and $50 million aggregate principal amount of revolving commitments (the “DIP Credit Agreement”).

On October 16, 2007, the Bankruptcy Court entered an interim order (the “Interim DIP Order”) authorizing the Debtors to borrow up to $140 million under the DIP Credit Agreement on an interim basis to: (a) refinance the revolving component of the First Lien Indebtedness; (b) pay certain other fees and expenses relating to the DIP Credit Agreement; (c) support the working capital and general corporate purposes of the Debtors; and (d) make any other payments permitted by the Bankruptcy Code, the Interim DIP Order or any other order of the Bankruptcy Court to the extent not prohibited by the DIP Credit Agreement or otherwise consented to by the DIP Lenders [Docket No. 79].

In addition to approving the interim financing, the Bankruptcy Court authorized the Debtors to use Cash collateral pursuant to the terms and conditions set forth in the Interim DIP Order and the granting of adequate protection to the First Lien Lenders and Second Lien Lenders for such use of Cash collateral, including, without limitation, Cash interest payments for the First Lien Lenders and paid–in–kind interest for the Second Lien Lenders, payments of postpetition fees, costs and charges incurred by the Prepetition Lenders and certain other additional rights provided in the Interim DIP Order (including a waiver of the Debtors’ right to surcharge the collateral securing the First Lien Indebtedness and the Second Lien Indebtedness pursuant to section 506(c) of the Bankruptcy Code).

Following the entry of the Interim DIP Order, the Committee and various of the Debtors’ landlords Filed objections to the final approval of the DIP Credit Agreement. After extensive, arm’s–length negotiations among the Debtors, the DIP Lenders, the certain objecting landlords and the Committee, all of the objecting landlords’ concerns were resolved and the vast majority of the Committee’s objections were resolved prior to the final hearing for approval of the DIP Credit Agreement on November 14, 2007. On November 16, 2007, the Bankruptcy Court entered the Final DIP Order approving on a final basis, among other things, (i) the DIP Credit Agreement and the Debtors to access the full $150 million thereunder, and (ii) the cash collateral provisions and related adequate protection package for the First Lien Lenders and Second Lien Lenders [Docket No. 937].

B.	UNSECURED CREDITORS

1.	Appointment of the Committee

On October 18, 2007, the United States Trustee appointed the Committee pursuant to section 1102 of the Bankruptcy Code. The original members of the Committee included the following: (a) Paramount Home Entertainment; (b) The Inland Real Estate Group of Companies, Inc.; (c) Southern Development of Mississippi; (d) The Bank of New York Trust Company, N.A.; (e) U.S. Bank N.A., as Indenture Trustee for the 11% Senior Notes; (f) Coca–Cola Enterprises Bottling Companies; and (g) Twentieth Century Fox Home Entertainment. The Bank of New York Trust Company, N.A. has since been replaced by Universal Studios Home Entertainment.

The Committee retained Miles & Stockbridge, P.C., as local and conflicts counsel to the Committee and Pachulski Stang Ziehl & Jones, LLP, as counsel to the Committee. On November 13, 2007, the Bankruptcy Court entered Final Orders approving the retention of Miles & Stockbridge, P.C. and Pachulski Stang Ziehl & Jones, LLP [Docket Nos. 833 and 835, respectively]. The Committee has sought to retain Imperial Capital LLC, as financial advisor to the Committee.

2.	Meeting of Creditors

The meeting of creditors pursuant to section 341 of the Bankruptcy Code was held on December 13, 2007 at 2:00 p.m. prevailing Eastern Time at 600 East Main Street, Suite 120, Richmond, Virginia 23219. In accordance with Bankruptcy Rule 9001(5) (which requires, at a minimum, that one representative of the Debtors appear at such meeting of creditors for the purpose of being examined under oath by a representative of the United States Trustee and by any attending parties in interest), three representatives of the Debtors as well as counsel to the Debtors attended the meeting and answered questions posed by the United States Trustee and other parties in interest present at the meeting.

C.	CLAIMS BAR DATE

On October 18, 2007, the Bankruptcy Court entered the Claims Bar Date Order [Docket No. 118] pursuant to Bankruptcy Rule 3003(c)(3): (1) setting January 25, 2008, as the Claims Bar Date (except for governmental units and certain Claims arising from the rejection of Unexpired Leases and Executory Contracts); and (2) setting April 14, 2008, as the Government Bar Date. On December 5, 2007, the Bankruptcy Court entered an order supplementing the Claims Bar Date Order solely with respect to the form of the proof of claim form to comply with the revised Official Bankruptcy Form No. 10 [Docket No. 1103].

In accordance with the Claims Bar Date Order, written notice of the applicable Claims Bar Date was mailed to, among others, all Holders of Claims listed on the Schedules. In addition, the Debtors published notice of the Claims Bar Date in USA Today, the National Edition of The Wall Street Journal and The Washington Post. A deadline by which Proofs of Claim for Administrative Claims (except to the extent such Claims are asserted pursuant to section 503(b)(9) of the Bankruptcy Code, which are subject to the Claims Bar Date) are required to be Filed with the Bankruptcy Court has not been established as of the date of this Disclosure Statement, and the Debtors are requesting that the Bankruptcy Court set such date as part of the Confirmation of the Plan.

D.	PENDING LEGAL PROCEEDINGS

Boards, Inc. owns and operates approximately 20 Hollywood stores. Upon Movie Gallery’s acquisition of Hollywood, Boards, Inc. sought to exercise a “put option” included in a license agreement between Boards, Inc. and Hollywood and thereby compel Hollywood to purchase the 20 stores. On March 7, 2007, Boards, Inc. sent a letter to the Debtors demanding arbitration to determine the purchase price of those stores. As part of these Chapter 11 Cases, the Debtors have sought Bankruptcy Court approval to reject the license agreement, which would, among other things, extinguish Boards, Inc.’s ability to use certain licensed marks (e.g., the Hollywood trade name, service marks, trade dress, symbols, designs and likenesses), as well as Hollywood’s proprietary point–of–sale system, and a related products support agreement [Docket No. 1043]. Boards, Inc. Filed a response to the Debtors’ motion on December 11, 2007 [Docket No. 1126]. This matter is currently scheduled to be adjudicated in early 2008.

E.	EXCLUSIVITY

Under the Bankruptcy Code, a debtors has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief. If a debtor files a plan within this exclusive period, then the debtor has the exclusive right for 180 days from the commencement date to solicit acceptances to the plan. During these exclusive periods, no other party in interest may file a competing plan of reorganization, however, a court may extend these periods upon request of a party in interest and “for cause.”

V. RESTRUCTURING NEGOTIATIONS AND AGREEMENTS

A.	LOCK UP AGREEMENT

Beginning before the Commencement Date, for the last several months, the Debtors have been in discussions with the Backstop Party, the First Lien Lenders, the Second Lien Lenders and the Holders of 11% Senior Notes to secure support for a consensual restructuring, including the Rights Offering. Indeed, to memorialize those discussions, on October 14, 2007, prior to the Commencement Date, the Debtors, certain Second Lien Lenders, certain Holders of 11% Senior Notes and Sopris (collectively, the “Lock Up Parties”) entered into the Lock Up Agreement. The Lock Up Parties have committed to support the Debtors’ restructuring plans, including an agreement to vote to accept a plan of reorganization consistent with the Plan Term Sheet. The Debtors Filed the Lock Up Agreement, including the Lock Up Rights Offering Term Sheet, with the Bankruptcy Court as an attachment to one of the documents filed with the First Day Motions [Docket No 34].

The Plan Term Sheet provided, among other things, that: (1) the Debtors would enter into the amended and restated first lien credit agreement on terms to be consensually negotiated between the Debtors, Sopris and the First Lien Lenders; (2) the Debtors would enter into an amended and restated second lien credit agreement, with reset interest rates and modified PIK interest options and conditions, consistent with the Lock Up Second Lien Term Sheet; (3) Sopris would convert approximately $72 million (plus accrued interest) in Second Lien Claims into new equity in the reorganized Entity; (4) the Senior Note Claims would be converted into new equity in the reorganized Entity; and (5) Sopris would backstop a rights offering to be made available Pro Rata to the eligible Holders of 11% Senior Notes pursuant to the terms of the Lock Up Rights Offering Term Sheet (the Lock Up Rights Offering Term Sheet, the Plan Term Sheet and the Lock Up Second Lien Term Sheet, collectively, the “Lock Up Restructuring Agreements”).

On October 25, 2007, the Debtors Filed a motion in the Bankruptcy Court seeking: (1) authorization to perform under the Restructuring Agreements; (2) pay the Restructuring Fees and the Expense Reimbursement; and (c) honor their obligations under the Jefferies Engagement Letter [Docket No. 241]. On November 16, 2007 and December 4, 2007, the Debtors received Bankruptcy Court approval to perform under the Lock Up Restructuring Agreements and to pay certain fees to Sopris and its advisors as set forth in the Lock Up Restructuring Agreements [Docket Nos. 935 and 1097, respectively].

As part of the Lock Up Agreement, components of which will remain in force as part of the Plan Support Agreement, the Debtors and Sopris each made significant concessions, including, without limitation, (1) certain transfer restrictions and minority protections; (2) the provision for demand and piggy–back registration rights with respect to the Rights Offering Shares; and (3) the payment of certain fees.

With respect to the payment of certain fees, in exchange for Sopris agreeing to underwrite the Rights Offering and convert more than $70 million in Second Lien Indebtedness into new equity in the Reorganized Debtors, the Debtors have agreed to pay certain fees to Sopris, including the Commitment Fee and the Termination Fee, as well as the Expense Reimbursements.

1.	Commitment Fee

On the Effective Date, the Debtors will pay Sopris the Commitment Fee, which is equal to 2.3% of the $50 million Rights Offering amount. The Commitment Fee will be paid in the form of New Common Stock, and the number of shares issued in connection therewith will be calculated according to the Plan Term Sheet. The Debtors have determined that the Commitment Fee is an effective means to secure Sopris’s commitment to fully backstop the Rights Offering, at a fraction of the total value the Debtors expect the Rights Offering Amount to provide to the Debtors’ Estates.

2.	Termination Fee

So long as Sopris has not terminated the Lock Up Agreement, the Debtors will pay Sopris the $2 million Termination Fee plus any unpaid Expense Reimbursements in Cash if the Debtors close a Business Combination (as such transaction is described in the Rights Offering Term Sheet); provided, however, that the Termination Fee will not be due or paid if the Plan is consummated.

3.	Expense Reimbursements

The Debtors will pay, on a current basis, all ongoing reasonable and documented expenses of Sopris associated with the Restructuring and the transactions contemplated by the Plan Term Sheet, including, without limitation, the Expense Reimbursement; provided, however, that the Expense Reimbursement will not include any amounts incurred after termination of the Lock Up Agreement or the Backstop Rights Purchase Agreement.

4.	Fees Pursuant to the Jefferies Engagement Letter

In connection with the Chapter 11 Cases, the Debtors also have entered into that certain engagement letter with Jefferies & Co., the financial advisor to Sopris, dated as of October 25, 2007 (the “Jefferies Engagement Letter”). Under the terms of the Jefferies & Co., Inc. Engagement Letter, the Debtors have agreed to, among other things: (a) pay Jefferies & Co., Inc. a monthly fee of $125,000; (b) reimburse Jefferies & Co., Inc. for its reasonable and documented out–of–pocket expenses; (c) pay Jefferies & Co., Inc., under certain circumstances set forth in the Jefferies Engagement Letter, a transaction fee in the amount of $2,913,854 (subject to crediting of certain monthly fees); and (d) provide Jefferies & Co., Inc. with certain indemnification rights, all subject to the terms and conditions of the Jefferies Engagement Letter.

The Commitment Fee, the Termination Fee, the Expense Reimbursement and the Debtors’ obligations under the Jefferies Engagement Letter were negotiated at arm’s–length and in good faith, are fair and reasonable given the integral role Sopris is assuming in the Debtors’ reorganization and emergence from chapter 11 and were necessary inducements for Sopris to enter into the Restructuring Agreements.

B.	PLAN SUPPORT AGREEMENT

To reach a consensual resolution of Plan issues with the Debtors’ major constituents, the Debtors have been in discussions with the Consenting First Lien Holders, the Consenting Second Lien Holders and the Consenting 11% Senior Notes Holders (the “Consenting Holders,” each of the Consenting Holders, together with the Debtors and Sopris, collectively, the “Plan Support Agreement Parties”) to build consensus around the Plan. As a result of these discussions, the Debtors and the Plan Support Agreement Parties, upon receipt of requisite approval from certain Consenting Holders, will enter into the Plan Support Agreement, pursuant to which the Plan Support Agreement Parties will agree to work together to attempt to complete the Restructuring (with the Debtors serving as the sole proponent of the Plan). The form of the Plan Support Agreement is attached hereto as Exhibit C and incorporated herein by reference.

The Plan Support Agreement contemplates the Consenting Holders’ acceptance and approval of the Restructuring Agreements and Sopris’ acceptance, approval and agreement to comply with the Restructuring Agreements and to perform its obligations as the Backstop Party in the Rights Offering.

Specifically, pursuant to the terms and conditions of the Plan Support Agreement, each of the Consenting Holders will agree, in sum and substance, that, as a party to the Plan Support Agreement, it will: (1) not support or vote in favor of any Alternative Transaction; (2) engage in, continue or otherwise participate in any negotiations regarding any Alternative Transaction, or withhold, withdraw, qualify or modify its approval or recommendation of the Plan Support Agreement, the Plan or the Restructuring; either directly or indirectly; (3) support entry of the Disclosure Statement Order; (4) agree to permit disclosure in any disclosure statement and any filings by the Debtors with the Securities and Exchange Commission of the contents of the Plan Support Agreement; and (5) support Confirmation of the Plan and entry by the Bankruptcy Court of Confirmation Order.

Further, pursuant to the terms and conditions of the Plan Support Agreement, each of the Plan Support Agreement Parties will further agree that they will not: (1) object to or otherwise commence any proceeding opposing any of the Restructuring Agreements; (2) commence any proceeding or prosecute, join in or otherwise support any action to oppose or object to entry of the Disclosure Statement Order; (3) encourage any other Entity to interfere with entry of the Disclosure Statement Order; (4) commence any proceeding or prosecute, join in or otherwise support any action to oppose or object to approval of the Plan; and (5) take any action that is inconsistent with, or that would delay approval of, Confirmation of the Plan.

In consideration for the Consenting Holders’ support of the Debtors’ Plan, the Debtors will agree to use commercially reasonable efforts to: (1) effectuate and consummate the Restructuring on the terms contemplated by the Restructuring Agreements; (2) File the Disclosure Statement and corresponding motion for its approval with the Bankruptcy Court within the time frame set forth in the Plan Support Agreement; (3) implement all steps necessary and desirable to obtain the Confirmation Order within the time frame set in the Plan Support Agreement, which Confirmation Order will be consistent with the Restructuring Agreements; and (4) take no actions inconsistent with the Restructuring Agreements or the expeditious Confirmation and Consummation of the Plan.

As noted above, the Plan Support Agreement remains subject to the approval of certain Consenting Holders.

C.	RIGHTS OFFERING

The Rights Offering (together with the Exit Facility) is intended to provide the Debtors with sufficient capital to fund their emergence from chapter 11 and appropriately capitalize the reorganized Debtors. The Debtors must significantly de–leverage their balance sheet and obtain new capital to compete effectively in the challenging Movie rental industry. The Restructuring Agreements will meet the Debtors’ objectives by providing for the conversion of more than $400 million in Prepetition Indebtedness into new equity in the Reorganized Debtors and the investment of $50 million in new capital through the Rights Offering.

1.	Subscriptions Rights

On the Effective Date, the Debtors will consummate the Rights Offering by offering eligible Holders of 11% Senior Notes who elect to participate in the Rights Offering (each, a “Rights Offering Participant”) the right to purchase shares of New Common Stock (the “Rights Offering Shares”), as calculated by the Rights Offering Equity Allocation equal to their Pro Rata share of the 11% Senior Notes (each, a “Subscription Right”). Subscription Rights are non–detachable from the 11% Senior Notes and may not be separately transferred.

The number of Rights Offering Shares will be determined according to the Rights Offering Equity Allocation. The purchase price per share of the Rights Offering Shares (the “Rights Offering Exercise Price”) will be determined by dividing the Rights Offering Amount by the number of Rights Offering Shares. Each Rights Offering Participant will have a Subscription Right to purchase Rights Offering Shares equal to their Pro Rata share of the 11% Senior Notes.

2.	Backstop Rights Purchase Agreement

As contemplated, the Rights Offering will be fully backstopped by Sopris, which has agreed to purchase any Rights Offering Shares, in excess of the Sopris Senior Notes Commitment, that remain unsubscribed, pursuant to the Backstop Rights Purchase Agreement. A fully backstopped Rights Offering will generate significant liquidity for the Reorganized Debtors and will, therefore, reduce the transaction costs and other risks associated with Confirmation of the Plan. The stabilizing impact of a fully backstopped Rights Offering will also make it easier for the Debtors to enter in the Exit Facility and secure the support of their Studios and Video Game Vendors during the pendency of the Chapter 11 Cases.

3.	Subscription Procedures

To facilitate the exercise of the Subscription Rights, the Debtors propose to combine the Rights Offering solicitation with the solicitation of votes to accept or reject the Plan. The Debtors propose to distribute to each Rights Offering Participant, instructions and a form on which to exercise their Subscription Rights (each, a “Subscription Form”) contemporaneously with such Rights Offering Participant’s Ballot to vote on the Plan. Brokerage firms or banks holding eligible 11% Senior Notes on behalf of Beneficial Holders will be required to forward information with respect to the Rights Offering to Beneficial Holders of such Securities and to effect any exercise of Subscription Rights on their behalf through DTC’s Automated Subscription Offering Program system. Such firms may use the Subscription Forms (as applicable) provided, or such other forms as they may customarily use for the purpose of obtaining instructions with respect to a subscription on account of the Beneficial Holder’s claim.

4.	Subscription Period

The Subscription Commencement Date is [xx], 2008 prevailing Eastern Time. The Rights Offering will end on the Rights Offering Expiration Date, which has been set for [xx], 2008 prevailing Pacific Time, which will be [xx] days after the Subscription Commencement Date .

5.	Exercise of Subscription Rights

To exercise the Subscription Rights, each Rights Offering Participant must: (a) return a duly completed Subscription Form to the Securities Voting Agent so that such form is actually received by the Securities Voting Agent on or before the Rights Offering Expiration Date or, in the case of Securities held through a bank or brokerage firm, arrange for such firm to effect their subscription through DTC so that such form or DTC instruction is actually received by the Securities Voting Agent on or before the Rights Offering Expiration Date; and (b) pay or arrange for payment to the Securities Voting Agent on or before the Rights Offering Expiration Date, or by DTC to the Securities Voting Agent, such Holder’s Subscription Purchase Price.

If, for any reason, the Securities Voting Agent does not receive from a Rights Offering Participant (or DTC, in the case of Securities not held through a bank or brokerage firm) both (a) a duly completed Subscription Form or equivalent instructions from DTC on or prior to the Rights Offering Expiration Date and (b) payment in immediately available funds in an amount equal to such Rights Offering Participant’s Subscription Purchase Price on or prior to the Rights Offering Expiration Date, or payment by DTC, such Rights Offering Participant will be deemed to have relinquished and waived its right to participate in the Rights Offering. Each Rights Offering Participant intending to participate in the Rights Offering must affirmatively elect to exercise its Subscription Rights on or prior to the Rights Offering Expiration Date.

The Debtors will use commercially reasonable efforts to give notice to any Rights Offering Participant regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Rights Offering Participant and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors nor the Securities Voting Agent nor DTC will have any obligation to provide such notice, nor will they incur any liability for failure to give such notification.

D.	NEGOTIATIONS WITH THE COMMITTEE CONCERNING THE PLAN

The Debtors have been involved in discussions and negotiations with the Committee to address their concerns in the Plan and procure their support for the Plan. These negotiations are ongoing. Further, since the formation of the Committee, the Debtors have kept the Committee informed about their business operations and have sought the concurrence of the Committee in connection with certain actions and transactions taken by the Debtors outside of the ordinary course of business.

VI. SUMMARY OF THE JOINT PLAN

A.	ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

1.	Administrative Claims

Each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Claim in Cash (a) on or as soon as reasonably practicable after the Effective Date, (b) if such Claim is Allowed after the Effective Date, on or as soon as reasonably practicable after the date such Claim is Allowed or (c) upon such other terms as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and such Holder or otherwise upon an order of the Bankruptcy Court.

a.	Bar Date for Administrative Claims

Except as otherwise provided in Article II of the Plan, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than 60 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the applicable Claims Bar Date will be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (1) 180 days after the Effective Date and (2) 90 days after the Filing of the applicable request for payment of Administrative Claims, if applicable.

b.	Professional Compensation

Retained Professionals or other Entities asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 45 days after the Effective Date, provided that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (1) 75 days after the Effective Date and (2) 30 days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims. Each Holder of an Allowed Fee Claim will be paid by the Reorganized Debtors in cash from the Retained Professional Escrow Account.

c.	Ordinary Course Liabilities

Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business are not required to File or serve any request for payment of such Administrative Claims and such Administrative Claims will be paid for in such Debtor’s ordinary course of business.

d.	Payment to Financial Advisors to the Committee

On or as soon as reasonably practicable after the Effective Date and in consideration for its services, Imperial Capital LLC will receive (1) an amount in Cash equal to $1.0 million, subject to a credit of $125,000 per month for advisory fees for any month of services occurring on or after February 1, 2008 and (2) shares of New Common Stock calculated by dividing $600,000 by the Rights Offering Exercise Price.

To the extent that CRG Partners Group LLC continues to provide services to the Committee, then the Debtors or the Reorganized Debtors, as applicable, will pay its reasonable and documented fees and expenses, subject to a monthly cap of $10,000 beginning on January 1, 2008 for such payments and provided that the amount of such payments will be deducted from the amount of monthly advisory fees to be paid to Imperial Capital LLC.

2.	DIP Credit Agreement Claims

As required by section 1129 of the Bankruptcy Code and the terms of the Final DIP Order, the DIP Credit Agreement Claims will be paid in full in Cash on the Effective Date.

3.	Bar Date for Cure Claims

Subject to Article VI of the Plan and unless previously Filed in accordance with Article VI of the Plan, requests for payment of Cure Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than 60 days after the Effective Date. Holders of Cure Claims that do not File and serve such a request by the applicable Claims Bar Date will be forever barred, estopped and enjoined from asserting such Cure Claims against the Debtors or their property and such Cure Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 180 days after the Effective Date and (b) 90 days after the Filing of the applicable request for payment of Cure Claims, if applicable.

4.	Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive on account of such Claim: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim;

(b) Cash in an amount agreed to by the Debtors or the Reorganized Debtors, as applicable, and such Holder; provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (c) at the option of the Debtors, Cash in an aggregate amount of such Allowed Priority Claim payable in installment payments over a period not more than five years after the Commencement Date, pursuant to section 129(a)(9)(C) of the Bankruptcy Code.

B.	CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

1.	Summary

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, voting, Confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or an Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

2.	Summary of Classification and Treatment of Classified Claims and Equity Interests

SUMMARY OF STATUS AND VOTING RIGHTS

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	First Lien Claims	Impaired	Entitled to Vote
4	Second Lien Claims	Impaired	Entitled to Vote
5	Studio Claims	Impaired	Entitled to Vote
6	11% Senior Note Claims	Impaired	Entitled to Vote
7A	General Unsecured Claims against Movie Gallery, Inc.	Impaired	Entitled to Vote
7B	General Unsecured Claims against Movie Gallery US, LLC	Impaired	Entitled to Vote
7C	General Unsecured Claims against M.G.A. Realty I, LLC	Impaired	Entitled to Vote
7D	General Unsecured Claims against M.G. Digital, LLC	Impaired	Entitled to Vote
7E	General Unsecured Claims and 9.625% Senior Subordinated Note Claims against Hollywood Entertainment Corporation	Impaired	Entitled to Vote
7F	General Unsecured Claims against MG Automation LLC	Impaired	Entitled to Vote
8	Equity Interests in Movie Gallery, Inc.	Impaired	Deemed to Reject
9	Intercompany Interests	Unimpaired	Deemed to Accept

3.	Classification and Treatment of Claims and Equity Interests

a.	Class 1—Other Priority Claims

Classification: Class 1 consists of the Other Priority Claims against the Debtors.

Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims are unaltered. Unless otherwise agreed to by the Holders of the Allowed Class 1 Claims and the Debtors, each Holder of an Allowed Class 1 Claim will receive, in full and final satisfaction of such Allowed Class 1 Claim, payment of the Allowed Class 1 Claim in full in Cash on or as soon as reasonably practicable after the Effective Date.

Voting: Class 1 is an Unimpaired Class, and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims are not entitled to vote to accept or reject the Plan.

b.	Class 2—Other Secured Claims

Classification: Class 2 consists of the Other Secured Claims against the Debtors.

Treatment: On or as soon as reasonably practicable after the Effective Date, Holders of Allowed Class 2 Claims will receive one of the following treatments, in the sole discretion of the Debtors, in consultation with Sopris, in full and final satisfaction of such Allowed Other Secured Claims: (1) the Debtors or the Reorganized Debtors will pay such Allowed Other Secured Claims in full in Cash; (2) the Debtors or the Reorganized Debtors will deliver the collateral securing any such Allowed Other Secured Claim and pay any interest required to be paid under section 506(b) of the Bankruptcy Code; or (c) the Debtors or the Reorganized Debtors will otherwise treat any Allowed Other Secured Claim in any other manner such that the Claim will be rendered Unimpaired.

Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims are not entitled to vote to accept or reject the Plan.

c.	Class 3—First Lien Claims

Classification: Class 3 consists of First Lien Claims against the Debtors.

Allowance: The First Lien Claims will be Allowed and deemed to be Allowed Claims in the amount of $[xx] plus interest, fees and expenses payable to the First Lien Agents through and including the Effective Date and will not be subject to any avoidance, reductions, setoff, offset, characterization, subordination, counterclaims, cross–claims, defenses, disallowance, impairment or any other challenges under applicable law or regulation by any Entity.

Treatment: Holders of Allowed Class 3 Claims will receive, in full and final satisfaction of such Allowed Class 3 Claims, their Pro Rata share of the Reorganized Debtors’ obligations under the Amended and Restated First Lien Credit Agreement.

Voting: Class 3 is Impaired, and Holders of Class 3 Claims are entitled to vote to accept or reject the Plan.

d.	Class 4—Second Lien Claims

Classification: Class 4 consists of Second Lien Claims against the Debtors, which are comprised of the Reinstated Second Lien Claims and the Sopris Second Lien Claims.

Allowance: The Second Lien Claims will be Allowed and deemed to be Allowed Claims in the amount of $[xx] plus interest, fees and expenses payable to the Second Lien Administrative Agent and Second Lien Collateral Agent through and including the Effective Date and will not be subject to any avoidance, reductions, setoff, offset, characterization, subordination, counterclaims, cross–claims, defenses, disallowance, impairment or any other challenges under any applicable law or regulation by any Entity.

The Sopris Second Lien Claims will be deemed Allowed in the amount of $75,656 million plus accrued and PIK Interest thereon from the Commencement Date through the Effective Date.

Treatment of the Reinstated Second Lien Claims: Holders of Allowed Reinstated Second Lien Claims will receive, in full and final satisfaction of such Allowed Class 4 Claims, their Pro Rata share of the Reorganized Debtors’ obligations under the Amended and Restated Second Lien Credit Agreement (taking into account the Second Lien Conversion).

Treatment of the Sopris Second Lien Claims: The Allowed Sopris Second Lien Claims will receive the Second Lien Conversion Equity Allocation, in full and final satisfaction of such Allowed Sopris Second Lien Claims.

Voting: Class 4 is Impaired, and Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

e.	Class 5—Studio Claims

Classification: Class 5 consists of Claims of Studios who have entered into Accommodation Agreements with the Debtors.

Treatment: On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 5 Claim will receive, in full and final satisfaction of its Allowed Class 5 Claim, the consideration contained in each Holder’s respective Accommodation Agreement.

Voting: Class 5 is Impaired, and Holders of Class 5 Claims are entitled to vote to accept or reject the Plan.

f.	Class 6—11% Senior Note Claims

Classification: Class 6 consists of 11% Senior Note Claims against the Debtors.

Treatment: Holders of Allowed Class 6 Claims will receive, in full and final satisfaction of such Allowed Class 6 Claims, their Pro Rata share of (1) 75.445% of the Unsecured Claim Equity Allocation, (2) 75.9% of the Warrants and (3) 75.9% of the Litigation Trust Distributions.

Voting: Class 6 is Impaired, and Holders of Class 6 Claims are entitled to vote to accept or reject the Plan.

g.	Class 7A—General Unsecured Claims against Movie Gallery, Inc.

Classification: Class 7A consists of General Unsecured Claims against Movie Gallery, Inc.

Treatment: Holders of Allowed Class 7A Claims will receive, in full and final satisfaction of such Allowed Class 7A Claims, at their option, either (1) their Pro Rata share of 0.596% of the Unsecured Claim Equity Allocation, their Pro Rata share of 0.6% of the Warrants and their Pro Rata share of 0.6% of the Litigation Trust Distributions or (2) in exchange for assigning to Sopris such Holder’s Allowed Class 7A Claim, an amount in Cash to be paid by Sopris equal to that Holder’s Pro Rata percentage of the total Allowed Class 7A Claims multiplied by $250,000; provided, however, that Holders of Intercompany Claims will not have the option to elect to receive the alternative treatment set forth in the Plan.

Voting: Class 7A is Impaired, and Holders of Class 7A Claims are entitled to vote to accept or reject the Plan.

h.	Class 7B—General Unsecured Claims against Movie Gallery US, LLC

Classification: Class 7B consists of General Unsecured Claims against Movie Gallery US, LLC.

Treatment: Holders of Allowed Class 7B Claims will receive, in full and final satisfaction of such Allowed Class 7B Claims, at their option, either (1) their Pro Rata share of 6.262% of the Unsecured Claim Equity Allocation, their Pro Rata share of 6.3% of the Warrants and their Pro Rata share of 6.3% of the Litigation Trust Distributions or (2) in exchange for assigning to Sopris such Holder’s Allowed Class 7B Claim, an amount in Cash to be paid by Sopris equal to that Holder’s Pro Rata percentage of the total Allowed Class 7B Claims multiplied by $2.610 million; provided, however, that Holders of Intercompany Claims will not have the option to elect to receive the alternative treatment set forth in the Plan.

Voting: Class 7B is Impaired, and Holders of Class 7B Claims are entitled to vote to accept or reject the Plan.

i.	Class 7C—General Unsecured Claims against M.G.A. Realty I, LLC

Classification: Class 7C consists of General Unsecured Claims against M.G.A. Realty I, LLC.

Treatment: Holders of Allowed Class 7C Claims will receive, in full and final satisfaction of such Allowed Class 7C Claims, their Pro Rata share of $5,000.

Voting: Class 7C is Impaired, and Holders of Class 7C Claims are entitled to vote to accept or reject the Plan.

j.	Class 7D—General Unsecured Claims against M.G. Digital, LLC

Classification: Class 7D consists of General Unsecured Claims against M.G. Digital, LLC.

Treatment: Holders of Allowed Class 7D Claims will receive, in full and final satisfaction of such Allowed Class 7D Claims, their Pro Rata share of $20,000.

Voting: Class 7D is Impaired, and Holders of Class 7D Claims are entitled to vote to accept or reject the Plan.

k.	Class 7E—General Unsecured Claims and 9.625% Senior Subordinated Note Claims against Hollywood Entertainment Corporation

Classification: Class 7E consists of the General Unsecured Claims against Hollywood Entertainment Corporation and the 9.625% Senior Subordinated Note Claims.

Treatment: Holders of Allowed Class 7E General Unsecured Claims and 9.625% Senior Subordinated Note Claims against Hollywood Entertainment Corporation will receive, in full and final satisfaction of such Allowed Class 7E Claims, at their option, either (a) their Pro Rata share of 17.097% of the Unsecured Claim Equity Allocation, their Pro Rata share of 17.2% of the Warrants and their Pro Rata share of 17.2% of the Litigation Trust Distributions or (b) in exchange for assigning to Sopris such Holder’s Allowed Class 7E Claim, an amount in Cash to be paid by Sopris equal to that Holder’s Pro Rata percentage of the total Allowed Class 7E Claims multiplied by $7.140 million; provided, however, that Holders of Intercompany Claims will not have the option to elect to receive the alternative treatment set forth in the Plan.

Voting: Class 7E is Impaired, and Holders of Class 7E Claims as of the Record Date are entitled to vote to accept or reject the Plan.

l.	Class 7F—General Unsecured Claims against MG Automation LLC

Classification: Class 7F consists of the General Unsecured Claims against MG Automation LLC.

Treatment: Holders of Allowed Class 7F Claims will receive, in full and final satisfaction of such Allowed Class 7F Claims, their Pro Rata share of $5,000.

Voting: Class 7F is Impaired, and Holders of Class 7F Claims are entitled to vote to accept or reject the Plan.

m.	Class 8—Equity Interests in Movie Gallery, Inc.

Classification: Class 8 consists of all Equity Interests in Movie Gallery, Inc.

Treatment: On the Effective Date, all Class 8 Equity Interests will be deemed canceled and will be of no further force and effect, whether surrendered for cancellation or otherwise, and there will be no distribution to the Holders of Class 8 Equity Interests.

Voting: Class 8 is Impaired, and Holders of Class 8 Equity Interests are conclusively deemed to reject the Plan. Therefore, Holders of Class 8 Equity Interests are not entitled to vote to accept or reject the Plan.

n.	Class 9—Intercompany Interests

Classification: Class 9 consists of all Intercompany Interests in the Debtors.

Treatment: Class 9 Intercompany Interests will be retained, and the legal, equitable and contractual rights to which the Holder of such Intercompany Interest is entitled will remain unaltered.

Voting: Class 9 is an Unimpaired Class, and the Holders of Class 9 Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 9 Interests are not entitled to vote to accept or reject the Plan.

4.	Intercompany Claims

Notwithstanding anything in the Plan to the contrary, Holders of Intercompany Claims will not be eligible to receive any distribution on account of such Claim; the treatment of the Class 7 Claims accounts for such Intercompany Claims and includes compromises and settlements on account thereof.

5.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

6.	Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims

The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, the Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any (a) Allowed Claim that is being reinstated under the Plan or (b) Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by a Debtor (whether or not and assigned to another Debtor or any other Entity) will be reinstated.

7.	Discharge of Claims

Pursuant to section 1141(c) of the Bankruptcy Code, all claims and interests that are not expressly provided for and preserved in the Plan will be extinguished upon Confirmation. Upon Confirmation, the Debtors and all property dealt with in the Plan will be free and clear of all such claims and interests, including, without limitation, liens, security interests and any and all other encumbrances.

C.	ACCEPTANCE OR REJECTION OF THE PLAN

1.	Presumed Acceptance of Plan

Classes 1, 2 and 9 are Unimpaired under the Plan, and are, therefore, presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

2.	Voting Classes

Each Holder of an Allowed Claim as of the Record Date in each of the Voting Classes will be entitled to vote to accept or reject the Plan.

3.	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two–thirds in dollar amount and more than one–half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

4.	Presumed Rejection of Plan

Class 8 is Impaired and will receive no distribution and is, therefore, presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

5.	Cramdown

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify the Plan in accordance with Article XIII of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

D.	MEANS FOR IMPLEMENTATION OF THE PLAN

1.	Corporate Existence

Except to the extent that a Debtor ceases to exist pursuant to the Plan, each Debtor will continue to exist after the Effective Date as a separate corporate entity or limited liability company, with all the powers of a corporation or limited liability company pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents in the case of a limited liability company) in effect prior to the Effective Date, except to the extent such certificate of incorporation or bylaws (or other formation documents in the case of a limited liability company) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be authorized pursuant to the Plan and without the need for any other approvals, authorizations, actions or consents.

2.	Creation of MG Real Estate

As necessary or appropriate to facilitate the collateralization requirements under the Exit Facility and the Amended and Restated First Lien Credit Agreement, the Debtors or the Reorganized Debtors are authorized to take all actions necessary to create MG Real Estate, either by changing the name of an existing entity or by forming a new entity, and to transfer into such entity all real property interests owned or leased by the Debtors. In furtherance of and without limiting the foregoing, the Debtors or the Reorganized Debtors are authorized, without limitation, to assign their assumed real property leases to MG Real Estate as provided for in Article VI of the Plan. The Confirmation Order will approve the transfers provided for in the Plan.

3.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or in any agreement, instrument or other document relating thereto, on or after the Effective Date, all property of each Estate and any property acquired by any of the Debtors pursuant to the Plan will vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges or other encumbrances. Except as may be provided in the Plan, on and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

4.	Exit Facility

On the Effective Date, the Reorganized Debtors will enter into the Exit Facility to obtain the funds necessary to satisfy the DIP Credit Agreement Claims, make other payments under the Plan and conduct their post–reorganization operations.

5.	Rights Offering

The Plan contemplates that the Debtors will raise the Rights Offering Amount through the Rights Offering. On the Effective Date, the Debtors will consummate the Rights Offering, through which each Rights Offering Participant will have the opportunity to purchase that number of Rights Offering Shares equal to its Pro Rata ownership of the 11% Senior Notes. The Rights Offering will dilute the New Common Stock issued on account of Allowed Class 6 and Class 7 Claims under the Plan. The Rights Offering will be fully backstopped by Sopris in accordance with the terms and conditions of the Backstop Rights Purchase Agreement. In return for its Backstop Commitment, Sopris will receive the Rights Offering Commitment Fee Equity Allocation.

6.	New Common Stock

On the Effective Date or as soon as reasonably practicable thereafter, Reorganized Movie Gallery will issue or reserve for issuance up to 25,000,000 shares of New Common Stock to certain Holders of Allowed Claims pursuant to the terms set forth in the Plan and including, without limitation, pursuant to the Rights Offering and Backstop Rights Purchase Agreement, subject to dilution as set forth in the Plan.

7.	Warrants

On the Effective Date or as soon as reasonably practicable thereafter, Reorganized Movie Gallery will issue the Warrants to certain Holders of Allowed Class 6 and Class 7 Claims pursuant to the terms set forth in the Plan and the Warrant Agreement.

8.	Amended and Restated First Lien Credit Agreement

The Confirmation Order will constitute an order of the Bankruptcy Court approving the Amended and Restated First Lien Credit Agreement.

9.	Amended and Restated Second Lien Credit Agreement

The Confirmation Order will constitute an order of the Bankruptcy Court approving the Amended and Restated Second Lien Credit Agreement.

10.	Second Lien Conversion Equity Allocation

On the Effective Date, the Allowed Sopris Second Lien Claims will receive the Second Lien Conversion Equity Allocation as set forth in Article III of the Plan.

11.	D&O Tail Coverage Policies

On or before the Effective Date, Reorganized Movie Gallery will obtain reasonably sufficient tail coverage under a directors and officers’ liability insurance policy for the current and former directors and officers for a term of six years. As of the Effective Date, the Debtors will assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan will not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

12.	Management and Director Equity Incentive Programs

On the Effective Date, 10% of the New Common Stock, on a fully–diluted basis, will be reserved for issuance as grants of equity, restricted stock or options in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program. At a minimum, 50% of such awards will be granted not later than 60 days after the Effective Date. It is contemplated that the Reorganized Debtors’ Management and Director Equity Incentive Program will dilute the New Common Stock issued through the Rights Offering and on account of Claims under the Plan.

13.	Sources of Cash for Plan Distributions

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant to the Plan will be obtained from the Exit Facility, the Rights Offering, the issuance of New Common Stock, the Litigation Trust Recovery Proceeds or other Cash from the Debtors, including Cash from operations.

14.	Securities Registration Exemption

To the maximum extent permitted by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance of the New Common Stock, including the shares reserved for issuance in connection with the exercise of Warrants or the shares reserved for issuance under the Management and Director Equity Incentive Program, will be exempt from registration under the Securities Act of 1933 by virtue of section 4(2) of the Plan or Regulation D promulgated thereunder.

15.	Issuance and Distribution of the New Common Stock and Warrants

On or immediately after the Effective Date, the Reorganized Debtors will issue or reserve for issuance all securities required to be issued pursuant to the Plan, including, without limitation, pursuant to the Rights Offering, the Backstop Rights Purchase Agreement and the Warrant Agreement. All shares of New Common Stock and Warrants issued under the Plan will be issued through the facilities of DTC. To the maximum extent provided under section 1145 of the Bankruptcy Code and applicable non–bankruptcy law, the shares of New Common Stock issued under the Plan and any shares issued in connection with the exercise of Warrants will be freely tradable, subject to any applicable restrictions of the federal and state securities laws. All of the shares of New Common Stock issued pursuant to the Plan will be duly authorized, validly issued and, if applicable, fully paid and non–assessable. Each distribution and issuance referred to in Article VII of the Plan will be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions will bind each Entity receiving such distribution or issuance.

In connection with the distribution of New Common Stock to current or former employees of the Debtors, the Reorganized Debtors may take whatever actions are necessary to comply with applicable federal, state, local and international tax withholding obligations, including withholding from distributions a portion of the New Common Stock and selling such securities to satisfy tax withholding obligations including, without limitation, income, social security and Medicare taxes.

16.	Registration of Certain New Common Stock

On or after the Effective Date, the Reorganized Debtors shall execute and deliver the Registration Rights Agreement.

17.	Listing of New Common Stock

The Reorganized Debtors will not be obligated to list the New Common Stock on a national securities exchange.

18.	Release of Liens, Claims and Equity Interests

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII of the Plan, all Claims, Equity Interests, mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged.

19.	Certificate of Incorporation and Bylaws

The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies) of the Debtors will be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code. On or as soon as reasonably practicable after the Effective Date, each of the Reorganized Debtors will file new certificates of incorporation with the secretary of state (or equivalent state officer or entity) of the state under which each such Reorganized Debtor is or is to be incorporated. After the Effective Date, each Reorganized Debtor may file a new, or amend and restate its existing, certificate of incorporation, charter and other constituent documents as permitted by the relevant state corporate law.

20.	Directors and Officers of Reorganized Movie Gallery

The New Board will consist of 7 directors, consisting of: (a) Joseph T. Malugen; (b) 4 directors designated by Sopris in its sole discretion; (c) 1 director designated by Sopris, subject to the reasonable approval of: (i) the First Lien Lenders and (ii) the Second Lien Lenders, provided that in each case, the Holders of Class 3 Claims or the Holders of Class 4 Claims, as applicable, vote to accept the Plan; and (d) 1 director designated by the Committee, subject to the reasonable approval of Sopris, provided that the Holders of Class 7 Claims vote to accept the Plan. Any directors designated pursuant to this section will be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.

21.	Litigation Trust

The powers, authority, responsibilities and duties of the Litigation Trust and the Litigation Trustee are set forth in and will be governed by the Litigation Trust Agreement. The Committee will designate the initial Litigation Trustee. The Litigation Trust Agreement will contain provisions customary to trust agreements utilized in comparable circumstances, including, without limitation, any and all provisions necessary to ensure the continued treatment of the Litigation Trust as a grantor trust and the Litigation Trust Beneficiaries as the grantors and owners thereof for federal income tax purposes.

a.	Purpose and Establishment of the Litigation Trust

On the Effective Date, the Litigation Trust will be established for the primary purpose of liquidating its assets with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purpose of the Litigation Trust. Upon the transfer by the Debtors of the Litigation Trust Assets to the Litigation Trust, the Debtors or the Reorganized Debtors, as applicable, will have no reversionary or further interest in or with respect to the Litigation Trust Assets or the Litigation Trust. For all federal income tax purposes, the Litigation Trust Beneficiaries will be treated as grantors and owners thereof and it is intended that the Litigation Trust be classified as a liquidating trust under Section 301.7701–4 of the Treasury Regulations and that such trust is owned by the Litigation Trust Beneficiaries. Accordingly, for federal income tax purposes, it is intended that the Litigation Trust Beneficiaries be treated as if they had received a distribution of an undivided interest in the Litigation Trust Assets and then contributed such interests to the Litigation Trust. Accordingly, the Litigation Trust will, in an expeditious but orderly manner, liquidate and convert to Cash the Litigation Trust Assets, make timely distributions to Litigation Trust Beneficiaries pursuant to the Plan and the Litigation Trust Agreement and not unduly prolong its duration. The Litigation Trust will not be deemed a successor in interest of the Debtors for any purpose other than as specifically set forth in the Plan or in the Litigation Trust Agreement. The Litigation Trust is intended to qualify as a “grantor trust” for federal income tax purposes with the Litigation Trust Beneficiaries treated as grantors and owners of the trust.

On the Effective Date, the Reorganized Debtors, on behalf of the Litigation Trust Beneficiaries will execute the Litigation Trust Agreement and will take all other steps necessary to establish the Litigation Trust pursuant to the Litigation Trust Agreement and consistent with the Plan. On the Effective Date, and in accordance with and pursuant to the terms of the Plan, the Reorganized Debtors will transfer, assign and deliver to the Litigation Trust all of their rights, title and interests in all of the Litigation Trust Assets, notwithstanding any prohibition of assignability under non–bankruptcy law. In connection with the transfer of such assets, any attorney client privilege, work product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Litigation Trust will vest in the Litigation Trust and its representatives, and the Debtors and the Litigation Trust are authorized to take all necessary actions to effectuate the transfer of such privileges. The Litigation Trust will agree to accept and hold the Litigation Trust Assets in the Litigation Trust for the benefit of the Litigation Trust Beneficiaries, subject to the terms of the Plan and the Litigation Trust Agreement. All parties (including the Debtors, the Litigation Trustee and the Litigation Trust Beneficiaries) will execute any documents or other instruments as necessary to cause title to the Litigation Trust Assets to be transferred to the Litigation Trust.

b.	Prosecution of Litigation Trust Assets

Litigation Trust Assets may only be prosecuted or settled by the Litigation Trust. The Reorganized Debtors may not prosecute or settle any Litigation Trust Assets.

c.	Distributions

The Litigation Trust will make distributions to the Litigation Trust Beneficiaries at the direction of the Litigation Trust Committee and in accordance with the terms of the Litigation Trust Agreement. The Litigation Trust Committee may authorize the Litigation Trust to retain Litigation Trust Recovery Proceeds to fund additional litigation with respect to Litigation Trust Assets.

d.	Appointment of the Litigation Trustee

On the Effective Date and in compliance with the provisions of the Plan and the Litigation Trust Agreement, the Litigation Trustee, as designated by the Committee, will be appointed in accordance with the Litigation Trust Agreement. Thereafter, the Litigation Trust will be administered by the Litigation Trustee in accordance with the Litigation Trust Agreement. The Litigation Trustee will serve at the direction and pleasure of the Litigation Trust Committee.

e.	Funding Expenses of the Litigation Trust

On the Effective Date, the Reorganized Debtors will deposit with the Litigation Trust an amount in Cash equal to $300,000, provided that the Litigation Trust Committee may request from the Reorganized Debtors an additional $300,000 to be paid in Sopris’ sole discretion, which additional amount, if paid, will be repaid to the Reorganized Debtors from the first available Litigation Trust Recovery Proceeds.

f.	Distributions; Withholding

The Litigation Trust will make distributions to the Litigation Trust Beneficiaries when and as authorized by the Litigation Trust Committee pursuant to the Litigation Trust Agreement. The Litigation Trust may withhold from amounts otherwise distributable to any Entity any and all amounts required by the Litigation Trust Agreement, any law, regulation, rule, ruling, directive, treaty or other governmental requirement.

g.	Termination of the Litigation Trust

The Litigation Trust will terminate as soon as practicable, but in no event later than the fifth anniversary of the Effective Date; provided that, on or later than the date six months prior to the Initial Trust Termination Date, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Litigation Trust for a finite period (any such extension representing an “Extended Trust Termination Date”) if such an extension is necessary to complete any pending litigation or any distribution required under the Litigation Trust Agreement. Notwithstanding the foregoing, multiple extensions may be obtained so long as (1) Bankruptcy Court approval is obtained no more than six months prior to the expiration of each Extended Trust Termination Date and (2) the Litigation Trustee receives an opinion of counsel or a favorable ruling from the Internal Revenue Service that such further extension would not adversely affect the status of the Litigation Trust as a grantor trust for federal income tax purposes.

h.	Termination of the Litigation Trustee

The duties, responsibilities and powers of the Litigation Trustee will be as set forth in the Litigation Trust Agreement.

i.	Litigation Trust Committee

Membership, duties, responsibilities and powers of the Litigation Trust Committee will be as set forth in the Litigation Trust Agreement.

j.	Creation of Retained Professional Escrow Account

On the Effective Date, the Reorganized Debtors will establish the Retained Professional Escrow Account and reserve the amounts necessary to ensure the payment of all Accrued Professional Compensation.

k.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

The Debtors or the Reorganized Debtors, as applicable, may take all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the distribution of the securities to be issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions or consents except for those expressly required pursuant to the Plan. The secretary and any assistant secretary of each Debtor will be authorized to certify or attest to any of the foregoing actions.

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors or members of the Debtors will be deemed to have been so approved and will be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the shareholders, directors, managers or partners of the Debtors, or the need for any approvals, authorizations, actions or consents.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan will not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement the provisions of and the distributions to be made under the Plan, including the Exit Facility, the Amended and Restated First Lien Credit Agreement (and the providing of security therefor), the Amended and Restated Second Lien Credit Agreement (and the providing of security therefor), the Backstop Rights Purchase Agreement, the issuance of New Common Stock and Warrants, the Warrant Agreement, the transfer of the Litigation Trust Assets to the Litigation Trust, the transfer of owned and leased real property interests to MG Real Estate as provided for in Article VI of the Plan and the maintenance or creation of security therein as contemplated by the Exit Facility, the Amended and Restated First Lien Credit Agreement and the Amended and Restated Second Lien Credit Agreement.

l.	Cancellation of Notes and Equity Interests

On the Effective Date, except as otherwise provided in the Plan, all notes, stock, instruments, certificates and other documents evidencing the 9.625% Senior Subordinated Notes, the 11% Senior Notes and the Equity Interests will be canceled, and the obligations of the Debtors thereunder or in any way related thereto will be fully released and discharged. On the Effective Date, except to the extent otherwise provided in the Plan, any indenture relating to any of the foregoing, including, without limitation, the 9.625% Senior Subordinated Notes Indenture and the 11% Senior Notes Indenture will be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the

Bankruptcy Code, and the obligations of the Debtors thereunder will be fully released and discharged. The 9.625% Senior Subordinated Notes Indenture and the 11% Senior Notes Indenture will continue in effect solely for the purposes of: (1) allowing Holders of the 9.625% Senior Subordinated Notes Claims and the 11% Senior Notes Claims to receive distributions under the Plan; and (2) allowing and preserving the rights of the Indenture Trustees to (a) make distributions in satisfaction of Allowed 9.625% Senior Subordinated Notes Claims and Allowed 11% Senior Notes Claims, (b) exercise their respective charging liens against any such distributions, (c) effectuate the Rights Offering on behalf of the Holders of the 11% Senior Notes Claims and (d) seek compensation and reimbursement for any fees and expenses incurred in making such distributions.

m.	Discharge of Obligations Under the First Lien Credit Facilities and Second Lien Credit Agreement

On the Effective Date, except as otherwise provided in the Plan, the Debtors’ obligations under the First Lien Credit Facilities and the Second Lien Credit Agreement will be fully released, discharged and superseded in full by the Debtors’ obligations under the Amended and Restated First Lien Credit Agreement and Amended and Restated Second Lien Credit Agreement.

E.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

a.	Rejection of Executory Contracts and Unexpired Leases

Each Executory Contract or Unexpired Lease will be deemed automatically rejected in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease (1) has been previously assumed by the Debtors by Final Order of the Bankruptcy Court, (2) has been assumed by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date, (3) is the subject of a motion to assume or reject pending on or before the Effective Date, (4) is listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in the Plan Supplement, (5) is an Employee–Related Agreement, (6) is a D&O Liability Insurance Policy, (7) is an indemnification provision as set forth in Article VI of the Plan or (8) is otherwise assumed pursuant to the terms in the Plan; provided, however, that with respect to subsections (2), (3) and (4) of Article VI of the Plan, such Executory Contracts and Unexpired Leases will be treated as set forth in the Plan. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections pursuant to section 365 of the Bankruptcy Code as of the Effective Date.

b.	Assumption of Employee–Related Agreements

On the Effective Date, the Debtors will assume the Employee–Related Agreements. The designation of a contract as an Employee–Related Agreement will not be deemed an admission that such contract constitutes an Executory Contract.

c.	Assumption of Director and Officer Insurance Policies

As of the Effective Date, the Debtors will assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute an order of the Bankruptcy Court approving the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan will not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

d.	Assumption of Indemnification Provisions

As of the Effective Date, the Debtors will assume all indemnification provisions currently in place whether in the bylaws, certificates of incorporation or other formation documents in the case of a limited liability company, board resolutions or employment contracts for the current and former directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents of the Debtors and such current and former directors, officers and members’ respective Affiliates. All indemnification provisions in place on and prior to the Effective Date for current and former directors, officers and members (including ex officio members) of the Debtors and their subsidiaries and such current and former directors and officers or members’ respective Affiliates will survive the Effective Date for Claims related to or in connection with any actions, omissions or transactions occurring prior to the Effective Date; provided, however, that, notwithstanding the foregoing and notwithstanding anything in the Plan to the contrary, neither the Debtors nor the Reorganized Debtors will indemnify any of the Non–Released Parties for any matter.

e.	Approval of Assumptions

The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions described in Article VI of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing notice to each Entity whose Executory Contract or Unexpired Lease is being assumed pursuant to the Plan of: (1) the Executory Contract or Unexpired Lease being assumed; (2) the cure amount, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (3) the procedures for such party to object to the assumption of the applicable Executory Contract or Unexpired Lease or the amount of the proposed cure amount.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases or under the Plan will be deemed disallowed and expunged from the Claims Register as of the Effective Date without any further notice to or action, order or approval of the Bankruptcy Court.

f.	Assignment of Assumed Real Property Leases

As of the Effective Date, except to the extent otherwise determined by the Debtors with the consent of the First Lien Agents, all real property leases as to which the assumption by the Debtors under section 365(a) of the Bankruptcy Code has been approved by order of the Bankruptcy Court will be assigned to MG Real Estate under section 365(f) of the Bankruptcy Code, and the Confirmation Order will specifically provide for the approval of such assignments. On or as soon as reasonably practicable after the Effective Date, the Debtors will provide documentary evidence of each such assignment to the applicable lessor, and, if necessary, will record such documents in the real property records of the applicable jurisdiction. Notwithstanding such assignments, the original Debtor lessee under any such real property lease, and any Debtor guarantor thereof, will continue to be obligated on the lease to the full extent of their respective obligations as such obligations existed prior to the assignment to MG Real Estate.

2.	Claims Based on the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim arising from the rejection of Executory Contracts or Unexpired Leases must be Filed with the Voting and Claims Agent before the latest of: (a) the applicable Claims Bar Date; (b) 30 days after entry of an order of the Bankruptcy Court, including the Confirmation Order, authorizing the rejection of such Executory Contract or Unexpired Lease; and (c) 30 days after the effective date of the rejection of such Executory Contract or Unexpired Lease. Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so will be forever barred, estopped and enjoined from asserting such Claim, and such Claim will not be enforceable, against any Debtor or any Reorganized Debtor or their Estates and property, and the Debtors or the Reorganized Debtors and their Estates and property will be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided in the Plan. All such Claims will, as of the Effective Date, be subject to the permanent injunction set forth in Article X of the Plan.

YOUR EXECUTORY CONTRACT OR UNEXPIRED LEASE IS AUTOMATICALLY REJECTED AS OF THE EFFECTIVE DATE, UNLESS YOUR EXECUTORY CONTRACT OR UNEXPIRED LEASE (A) WAS PREVIOUSLY ASSUMED BY THE DEBTORS BY FINAL ORDER OF THE BANKRUPTCY COURT, (B) WAS ASSUMED BY THE DEBTORS BY ORDER OF THE BANKRUPTCY COURT AS OF THE EFFECTIVE DATE, WHICH ORDER BECOMES A FINAL ORDER AFTER THE EFFECTIVE DATE, (C) IS THE SUBJECT OF A MOTION TO ASSUME OR REJECT PENDING ON OR BEFORE THE EFFECTIVE DATE, (D) IS LISTED ON THE SCHEDULE OF “ASSUMED CONTRACTS AND UNEXPIRED LEASES” IN THE PLAN SUPPLEMENT, (E) IS AN EMPLOYEE–RELATED AGREEMENT, (F) IS A D&O LIABILITY INSURANCE POLICY, (G) IS AN INDEMNIFICATION PROVISION AS PROVIDED IN THE PLAN OR (H) IS OTHERWISE ASSUMED PURSUANT TO THE TERMS IN THE PLAN. THE BAR DATE FOR FILING CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES IS THE LATEST OF: (A) THE APPLICABLE CLAIMS BAR DATE; (B) 30 DAYS AFTER ENTRY OF THE ORDER AUTHORIZING REJECTION, INCLUDING THE CONFIRMATION ORDER; AND (C) 30 DAYS AFTER THE EFFECTIVE DATE OF THE REJECTION OF SUCH CONTRACT OR LEASE. A NOTICE OF THE EFFECTIVE DATE OF THE PLAN, INCLUDING NOTICE REGARDING THE ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES, WILL BE SENT TO ALL KNOWN CREDITORS.

3.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed Pursuant to the Plan

With respect to any Executory Contracts and Unexpired Leases to be assumed pursuant to the Plan (including pursuant to Article VI of the Plan) or otherwise, the Cure Claims will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claims in Cash on the Effective Date or as soon as reasonably practicable thereafter or on such other terms as the parties to each such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption; the Cure Claims will be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

F.	PROVISIONS GOVERNING DISTRIBUTIONS

1.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties and subject to the establishment of the Stock and Warrant Reserve, the Reorganized Debtors will make initial distributions under the Plan on account of Claims Allowed before the Effective Date on or as soon as practicable after the Distribution Date.

2.	Distributions on Account of Claims Allowed After the Effective Date

a.	Payments and Distributions on Disputed Claims

Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties and subject to the establishment of the Stock and Warrant Reserve, distributions under the Plan on account of a Disputed Claim that becomes an Allowed Claim after the Effective Date will be made on the Periodic Distribution Date that is at least 30 days after the Disputed Claim becomes an Allowed Claim.

b.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties: (1) no partial payments and no partial distributions will be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (2) any Entity that holds both an Allowed Claim and a Disputed Claim will not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Disputed Claims have been Allowed. In the event that there are Disputed Claims requiring adjudication and resolution, the Reorganized Debtors will establish appropriate reserves for potential payment of such Claims pursuant to Article VII of the Plan.

c.	Reserve of New Common Stock and Warrants

On the Effective Date, the Reorganized Debtors will maintain in reserve shares of New Common Stock and Warrants as the Stock and Warrant Reserve to pay Holders of Allowed Claims pursuant to the terms of the Plan. The amount of New Common Stock and Warrants withheld as a part of the Stock and Warrant Reserve for the benefit of a Holder of a Disputed Claim will be equal to the lesser of: (1) the number of shares and Warrants necessary to satisfy the distributions required to be made pursuant to the Plan based on the asserted amount of the Disputed Claim or, if the Claim is denominated as contingent or unliquidated as of the Distribution Record Date, the amount that the Debtors elect to withhold on account of such Claim in the Stock and Warrant Reserve; (2) the number of shares and Warrants necessary to satisfy the distributions required to be made pursuant to the Plan for such Disputed Claim based on an amount as estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code for purposes of allowance; or (3) the number of shares and Warrants necessary to satisfy the distributions required to be made pursuant to the Plan based on an amount as may be agreed upon by the Holder of such Disputed Claim and the Reorganized Debtors. As Disputed Claims are Allowed, the Distribution Agent will distribute, in accordance with the terms of the Plan, New Common Stock and Warrants to Holders of Allowed Claims, and the Stock and Warrant Reserve will be adjusted.

Notwithstanding anything in the applicable Holder’s Proof of Claim or otherwise to the contrary, the Holder of a Claim will not be entitled to receive or recover a distribution under the Plan on account of a Claim in excess of the lesser of the amount: (1) stated in the Holder’s Proof of Claim, if any, as of the Distribution Record Date; (2) if the Claim is denominated as contingent or unliquidated as of the Distribution Record Date, the amount that the Debtors elect to withhold on account of such Claim in the Stock and Warrant Reserve or such other amount as may be estimated by the Bankruptcy Court prior to the Confirmation Hearing; or (3) if a Claim has been estimated, the amount deposited in the Stock and Warrant Reserve to satisfy such Claim after such estimation.

d.	Tax Reporting Matters

Subject to definitive guidance from the Internal Revenue Service or an applicable court of competent jurisdiction to the contrary, including the receipt by the Reorganized Debtors of a private letter ruling or the receipt of an adverse determination by the Internal Revenue Service upon audit, if not contested by the Reorganized Debtors, the Reorganized Debtors will treat the Stock and Warrant Reserve as a single trust, consisting of separate and independent shares to be established with respect to each Disputed Claim, in accordance with the trust provisions of the Internal Revenue Code, and, to the extent permitted by law, will report consistently with the foregoing for federal, state and local tax purposes. To the extent necessary, all Holders of Claims will report, for federal, state and local tax purposes, consistently with the foregoing.

3.	Delivery and Distributions and Undeliverable or Unclaimed Distributions

a.	Record Date for Distributions

On the Distribution Record Date, the Claims Register will be closed and any party responsible for making distributions will instead be authorized and entitled to recognize only those Holders of Claims listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly–

traded security is transferred 20 or fewer days before the Distribution Record Date, the Distribution Agent will make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

b.	Delivery of Distributions in General

Except as otherwise provided in the Plan, the Debtors or the Reorganized Debtors, as applicable, will make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions will be determined at the discretion of the Debtors or the Reorganized Debtors, as applicable; and, provided, further, that the address for each Holder of an Allowed Claim will be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

All distributions to Holders of 9.625% Senior Subordinated Note Claims and 11% Senior Note Claims will be governed by the 9.625% Senior Subordinated Notes Indenture or the 11% Senior Notes Indenture, respectively, and will be deemed completed when made to the Indenture Trustees. Notwithstanding any provisions in the Plan to the contrary, the 9.625% Senior Subordinated Notes Indenture and the 11% Senior Notes Indenture will continue in effect to the extent necessary to (1) allow the Indenture Trustees to receive and make distributions pursuant to the Plan on account of the 9.625% Senior Subordinated Note Claims and the 11% Senior Note Claims, (2) exercise their respective charging liens against any such distributions, (3) effectuate the Rights Offering on behalf of the eligible Holders of 11% Senior Note Claims and (4) seek compensation and reimbursement for any fees and expenses incurred in making such distributions.

c.	Distributions by Distribution Agents

The Debtors and the Reorganized Debtors, as applicable, will have the authority, in their sole discretion, to enter into agreements with one or more Distribution Agents to facilitate the distributions required under the Plan. As a condition to serving as a Distribution Agent, a Distribution Agent must (1) affirm its obligation to facilitate the prompt distribution of any documents, (2) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required under the Plan and (3) waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required under that are to be distributed by such Distribution Agent; provided, however, that the Indenture Trustees will retain the right to setoff against the distributions required under the Plan. The Debtors or the Reorganized Debtors, as applicable, will pay to the Distribution Agents all reasonable and documented fees and expenses of the Distribution Agents without the need for any approvals, authorizations, actions or consents. The Distribution Agents will submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement and the Debtors or the Reorganized Debtors, as applicable, will pay those amounts that they, in their sole discretion, deem reasonable, and will object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent will endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party will be authorized to move to have such dispute heard by the Bankruptcy Court.

d.	Minimum Distributions

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors will not be required to make distributions or payments of less than $50 (whether Cash or otherwise) and will not be required to make partial distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down. Further, the Reorganized Debtors will not be required to make partial distributions or payments of fractions of shares of New Common Stock or fractions of Warrants and such fractions of shares or Warrants will be deemed to be zero.

No Distribution Agent will have any obligation to make a distribution on account of an Allowed Claim from the Stock and Warrant Reserve or otherwise if: (a) the aggregate amount of all distributions authorized to be made from such Stock and Warrant Reserve or otherwise on the Periodic Distribution Date in question is or has an economic value less than $500,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Periodic Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $50.

e.	Undeliverable Distributions

(1)	Holding of Certain Undeliverable Distributions

If any distribution to a Holder of an Allowed Claim is returned to the Reorganized Debtors (or their Distribution Agent) as undeliverable, no further distributions will be made to such Holder unless and until the Reorganized Debtors (or their Distribution Agent) are notified in writing of such Holder’s then current address, at which time all currently due missed distributions will be made to such Holder on the next Periodic Distribution Date. Undeliverable distributions will remain in the possession of the Reorganized Debtors, subject to Article VII of the Plan, until such time as any such distributions become deliverable. Undeliverable distributions will not be entitled to any interest, dividends or other accruals of any kind.

(2)	Failure to Claim Undeliverable Distributions

In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 90 days after the Effective Date, the Reorganized Debtors will File with the Bankruptcy Court a list of the Holders of undeliverable distributions. This list will be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open. Any Holder of an Allowed Claim, irrespective of when a Claim becomes an Allowed Claim, that does not assert a Claim pursuant to the Plan for an undeliverable distribution (regardless of when not deliverable) within the later of (a) one year after the Effective Date and (b) 60 days after the date such Claim becomes an Allowed Claim will have its Claim for such undeliverable distribution discharged and will be forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property. In such cases, any Cash, New Common Stock or Warrants held for distribution on account of such Claims will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and become property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto. Nothing contained in the Plan will require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

(3)	Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims will be null and void if not negotiated within 120 days after the issuance of such check. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 120 days after the issuance of such checks, the Reorganized Debtors will File with the Bankruptcy Court a list of the Holders of any un–negotiated checks. This list will be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open. Requests for reissuance of any check will be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un–negotiated check that does not request reissuance of such un–negotiated check within 150 days after the date of issuance of such check, will have its Claim for such un–negotiated check discharged and be discharged and forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property. In such cases, any Cash held for payment on account of such Claims will be property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto. Nothing contained in the Plan will require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

4.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors will comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent will be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.

For tax purposes, distributions in full or partial satisfaction of Allowed Claims will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

5.	Timing and Calculation of Amounts to Be Distributed

On the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims will be made pursuant to the provisions set forth in Article VIII of the Plan. Except as otherwise provided in the Plan, Holders of Claims will not be entitled to interest, dividends or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

6.	Setoffs

The Debtors and the Reorganized Debtors may withhold (but not setoff except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim or are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non–bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such Holder, except as specifically provided in the Plan.

7.	Surrender of Canceled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim, each record Holder of a 9.625% Senior Subordinated Note Claim or a 11% Senior Note Claim will be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentations will be deemed to be canceled pursuant to Article V in the Plan, except to the extent otherwise provided in the Plan. The Indenture Trustees may (but will not be required to) request that registered Holders of the 9.625% Senior Subordinated Notes or the 11% Senior Notes surrender their notes for cancellation.

G.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

1.	Resolution of Disputed Claims

a.	Allowance of Claims

After the Effective Date, the Reorganized Debtors will have and will retain any and all rights and defenses that the Debtors had with respect to any Claim, except with respect to any Claim deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order), no Claim will become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim.

b.	Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors (in consultation with Sopris and, with respect to General Unsecured Claims, the Committee), and after the Effective Date, the Reorganized Debtors (in conjunction with the Plan Administrator as to General Unsecured Claims), will have the exclusive authority to File objections to Claims, settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise. From and after the Effective Date, the Reorganized Debtors (in conjunction with the Plan Administrator as to General Unsecured Claims) may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors (in conjunction with the Plan Administrator as to General Unsecured Claims) will have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court. With respect to all Tort Claims, an objection is deemed to have been timely–Filed, thus making each such Claim a Disputed Claim as of the Claims Objection Bar Date. Each such Tort Claim will remain a Disputed Claim unless and until it becomes an Allowed Claim.

c.	Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors (in consultation with Sopris and, with respect to General Unsecured Claims, the Committee), and after the Effective Date, the Reorganized Debtors, (in conjunction with the Plan Administrator as to General Unsecured Claims), may, at any time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register but that is subject to appeal or has not been the subject of a Final Order, will be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim for all purposes under the Plan, including for purposes of distributions, and the Reorganized Debtors may elect to pursue additional objections to the ultimate distribution on such Claim. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on account of such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event will any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before 20 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

d.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court. Beginning on the end of the first full calendar quarter that is at least 90 days after the Effective Date, the Reorganized Debtors will File every calendar quarter a list of all Claims or Interests that have been paid, satisfied, amended or superseded during such prior calendar quarter.

e.	Deadline to File Objections to Claims

Any objections to Claims will be Filed no later than the Claims Objection Bar Date.

2.	Disallowance of Claims

All Claims of any Entity from which property is sought by the Debtors or the Reorganized Debtors under section 542, 543, 550 or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code will be disallowed if (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turnover any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turnover such property by the date set forth in such agreement or Final Order.

EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE BAR DATE WILL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS ON OR BEFORE THE CONFIRMATION HEARING SUCH LATE CLAIM HAS BEEN DEEMED TIMELY–FILED BY A BANKRUPTCY COURT ORDER.

3.	Amendments to Claim

On or after the Effective Date, except as provided in Article VI of the Plan, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed will be deemed disallowed and expunged without any further notice to or action, order or approval of the Bankruptcy Court.

H.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

1.	Conditions Precedent to Confirmation

It will be a condition to Confirmation that all provisions, terms and conditions of the Plan are approved in the Confirmation Order. In addition, no Termination Event (as defined in the Plan Support Agreement) under the Plan Support Agreement will have occurred, unless waived in accordance with the terms of the Plan Support Agreement, and the Plan Support Agreement (once executed) will not otherwise have terminated.

2.	Conditions Precedent to Consummation

It will be a condition to Consummation of the Plan that the following conditions will have been satisfied or waived pursuant to the provisions of Article IX of the Plan:

•

the Plan and all Plan Supplement documents, including any amendments, modifications or supplements thereto, will be reasonably acceptable to the Debtors, Sopris, and as provided for in the Plan Support Agreement;

•

the Confirmation Order will have been entered and become a Final Order in a form and in substance reasonably satisfactory to the Debtors, Sopris, and as provided in the Plan Support Agreement. The Confirmation Order will provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan;

•

all documents and agreements necessary to implement the Plan, including, without limitation, the Amended and Restated First Lien Credit Agreement, the Amended and Restated Second Lien Credit Agreement, the Exit Facility and the Backstop Rights Purchase Agreement, will have (a) all conditions precedent to such documents and agreements satisfied or waived pursuant to the terms of such documents or agreements, (b) been tendered for delivery and (c) been effected or executed;

•	the Debtors will have received the Rights Offering Amount, in Cash, net of any fees or expenses authorized by order of the Bankruptcy Court to be paid from the Rights Offering Amount; and

•

all actions, documents, certificates and agreements necessary to implement the Plan will have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

3.	Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in Article IX of the Plan may be waived without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan, provided that any such waiver will be in accordance with the terms and conditions of the Plan Support Agreement.

4.	Effect of Non Occurrence of Conditions to Consummation

If the Consummation of the Plan does not occur, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (a) constitute a waiver or release of any Claims by or Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

I.	SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

1.	Compromise and Settlement

Notwithstanding anything contained in the Plan to the contrary, the allowance, classification and treatment of all Allowed Claims and their respective distributions and treatments under the Plan takes into account and conforms to the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) and (c) of the Bankruptcy Code or otherwise. As of the Effective Date, any and all such rights described in the preceding sentence are settled, compromised and released pursuant to the Plan. The Confirmation Order will constitute the Bankruptcy Court’s finding and determination that the settlements reflected in the Plan are (a) in the best interests of the Debtors, their estates and all Holders of Claims, (b) fair, equitable and reasonable, (c) made in good faith and (d) approved by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019. In addition, the allowance, classification and treatment of Allowed Claims take into account any Causes of Action, whether under the Bankruptcy Code or otherwise under applicable non–bankruptcy law, that may exist: (a) between the Debtors, on the one hand, and the Debtor Releasees, on the other; and (b) as between the Releasing Parties and the Third Party Releasees (to the extent set forth in the Third Party Release); and, as of the Effective Date, any and all such Causes of Action are settled, compromised and released pursuant to the Plan. The Confirmation Order will approve the releases by all Entities of all such contractual, legal and equitable subordination rights or Causes of Action that are satisfied, compromised and settled pursuant hereto. Nothing in Article X of the Plan will compromise or settle in any way whatsoever, any Causes of Action that the Debtors or the Reorganized Debtors may have against the Non–Released Parties.

In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, the Debtors may compromise and settle Claims against them and Causes of Action against other Entities, in their sole and absolute discretion, and after the Effective Date, such right will pass to the Reorganized Debtors.

2.	Debtor Releases

NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES, INCLUDING, WITHOUT LIMITATION: (A) THE DISCHARGE OF DEBT AND ALL OTHER GOOD AND VALUABLE CONSIDERATION PAID PURSUANT TO THE PLAN; (B) THE OBLIGATIONS OF THE CONSENTING FIRST LIEN HOLDERS, THE CONSENTING SECOND LIEN HOLDERS AND CONSENTING 11% SENIOR NOTE HOLDERS TO PROVIDE THE SUPPORT NECESSARY FOR CONSUMMATION OF THE PLAN; AND (C) THE SERVICES OF THE DEBTORS’ PRESENT AND FORMER OFFICERS, DIRECTORS, MEMBERS (INCLUDING EX OFFICIO MEMBERS) AND ADVISORS IN FACILITATING THE EXPEDITIOUS IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED IN THE PLAN, EACH OF THE DEBTORS WILL PROVIDE A FULL DISCHARGE AND RELEASE TO EACH DEBTOR RELEASEE AND TO EACH THIRD PARTY RELEASEE (AND EACH SUCH DEBTOR RELEASEE AND THIRD PARTY RELEASEE SO RELEASED WILL BE DEEMED FULLY RELEASED AND DISCHARGED BY THE DEBTORS) AND THEIR RESPECTIVE PROPERTIES FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON–CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING, WITHOUT LIMITATION, THOSE THAT ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR AN EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF ANY OF THE DEBTORS OR ANY OF THEIR ESTATES, AND FURTHER INCLUDING THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES, THE PLAN OR THE ACQUISITION OF HOLLYWOOD ENTERTAINMENT CORPORATION; PROVIDED, HOWEVER, THAT THE FOREGOING “DEBTOR RELEASE” WILL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY DEBTOR: (A) AGAINST A THIRD PARTY RELEASEE (OTHER THAN ALL CURRENT AND FORMER FIRST LIEN AGENTS, ALL CURRENT AND FORMER SECOND LIEN AGENTS, THE DIP AGENT, THE DIP ARRANGER, THE DIP LENDERS, THE FIRST LIEN LENDERS AND THE SECOND LIEN LENDERS, EACH IN THEIR CAPACITIES AS SUCH) ARISING FROM ANY CONTRACTUAL OBLIGATIONS OWED TO THE DEBTORS; (B) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS; (C) ARISING FROM ANY OBLIGATIONS UNDER THE LOCK UP AGREEMENT OR THE PLAN SUPPORT AGREEMENT; OR (D) ARISING UNDER THE AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT OR THE AMENDED AND RESTATED SECOND

LIEN CREDIT AGREEMENT. NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, THE PLAN DOES NOT RELEASE ANY CAUSES OF ACTION THAT THE DEBTORS OR THE REORGANIZED DEBTORS HAVE OR MAY HAVE NOW OR IN THE FUTURE AGAINST THE NON–RELEASED PARTIES.

ENTRY OF THE CONFIRMATION ORDER WILL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, WILL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (A) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES, A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (B) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (C) FAIR, EQUITABLE AND REASONABLE; (D) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (E) A BAR TO ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS ASSERTING ANY CLAIM RELEASED BY THE DEBTOR RELEASE AGAINST ANY OF THE DEBTOR RELEASEES.

3.	Third Party Release

NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE RELEASING PARTIES (REGARDLESS OF WHETHER A RELEASING PARTY IS A THIRD PARTY RELEASEE) WILL PROVIDE A FULL DISCHARGE AND RELEASE (AND EACH ENTITY SO RELEASED WILL BE DEEMED RELEASED BY THE RELEASING PARTIES) TO THE THIRD PARTY RELEASEES AND THE DEBTOR RELEASEES AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON–CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING, WITHOUT LIMITATION, THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES, THE PLAN OR THE ACQUISITION OF HOLLYWOOD ENTERTAINMENT CORPORATION; PROVIDED, HOWEVER, THAT THE FOREGOING “THIRD PARTY RELEASE” WILL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY RELEASING PARTY: (A) AGAINST A THIRD PARTY RELEASEE (OTHER THAN ALL CURRENT AND FORMER FIRST LIEN AGENTS, ALL CURRENT AND FORMER SECOND LIEN AGENTS, THE DIP AGENT, THE DIP ARRANGER, THE DIP LENDERS, THE FIRST LIEN LENDERS AND THE SECOND LIEN LENDERS, EACH IN THEIR CAPACITIES AS SUCH) ARISING FROM ANY CONTRACTUAL OBLIGATIONS OWED TO THE RELEASING PARTY; (B) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS; (C) ARISING FROM ANY OBLIGATIONS UNDER THE LOCK UP AGREEMENT OR PLAN SUPPORT AGREEMENT; OR (D) ARISING UNDER THE AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT OR THE AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT. NOTWITHSTANDING ANYTHING IN THE PLAN TO THE CONTRARY, THE PLAN DOES NOT RELEASE ANY CLAIMS OR CAUSES OF ACTION THAT THE RELEASING PARTIES, THE DEBTORS OR THE REORGANIZED DEBTORS MAY HAVE NOW OR IN THE FUTURE AGAINST THE NON-RELEASED PARTIES.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD PARTY RELEASE IS: (A) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE THIRD PARTY

RELEASEES, A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (B) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (C) FAIR, EQUITABLE AND REASONABLE; (D) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (E) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM RELEASED BY THE THIRD PARTY RELEASE AGAINST ANY OF THE THIRD PARTY RELEASEES.

4.	Exculpation

The Exculpated Parties will neither have, nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing “Exculpation” will have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party will be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided, still further, that the foregoing Exculpation will not apply to any acts or omissions: (a) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents; or (b) arising from any obligations under the Lock Up Agreement.

5.	Indemnification

On and from the Effective Date and effective as of the Effective Date, the Reorganized Debtors will assume all indemnification obligations currently in place, whether in the bylaws, certificates of incorporation or other formation documents in the case of a limited liability company, board resolutions or employment contracts for the current and former directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents of the Debtors and such current and former directors, officers and members’ respective Affiliates. Without limiting the foregoing, the Reorganized Debtors will jointly and severally indemnify and hold harmless, except as provided in the Plan Supplement, each of the Indemnified Parties for all costs, expenses, loss, damage or liability incurred by any such Indemnified Party arising from or related in any way to any and all Causes of Action whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws or otherwise, based in whole or in part upon any act or omission, transaction or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those arising from or related in any way to: (a) any action or omission of any such Indemnified Party with respect to any indebtedness of or any Equity Interest in the Debtors (including, without limitation, any action or omission of any such Indemnified Party with respect to the acquisition, holding, voting or disposition of any such investment); (b) any action or omission of any such Indemnified Party in such Indemnified Party’s capacity as an officer, director, member, employee, partner or agent of, or advisor to any Debtor; (c) any disclosure made or not made by any Indemnified Party to any current or former Holder of any such indebtedness of or any such Equity Interest in the Debtors; (d) any consideration paid to any such Indemnified Party by any of the Debtors in respect of any services provided by any such Indemnified Party to any Debtor; and (e) any action taken or not taken in connection with the Chapter 11 Cases or the Plan. In the event that any such Indemnified Party becomes involved in any action, proceeding or investigation brought by or against any Indemnified Party, as a result of matters to which the foregoing “Indemnification” may relate, the Reorganized Debtors will promptly reimburse any such Indemnified Party for its reasonable and documented legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith as such expenses are incurred and after a request for indemnification is made in writing, with reasonable documentation in support thereof; provided, however, that, notwithstanding anything in the Plan to the contrary, the Plan will not indemnify nor be deemed to have indemnified any of the Non–Released Parties, whether for any matter to which Article X of the Plan pertains or otherwise.

6.	Preservation of Rights of Action

a.	Maintenance of Causes of Action

Except as otherwise provided in the Plan or Confirmation Order and except as provided in the Litigation Trust Agreement, after the Effective Date, the Reorganized Debtors will retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Actions, whether existing as of the Commencement Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in one or more of the Chapter 11 Cases.

b.	Preservation of All Causes of Action Not Expressly Settled or Released

Unless a Claim or Cause of Action against a Holder of a Claim or an Equity Interests or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including, without limitation, the Confirmation Order), the Debtors expressly reserve such Claim or Cause of Action for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Claims and Causes of Action not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches will apply to such Claims or Causes of Action upon or after the Confirmation or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such Claims or Causes of Action have been expressly released in the Plan (including, without limitation, and for the avoidance of doubt, the Debtor Release contained in Article X of the Plan) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and Reorganized Debtors expressly reserve the right to pursue or adopt any claims or Claims alleged in any lawsuit in which the Debtors are a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co–defendants in such lawsuits.

7.	Injunction

FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATIONS GRANTED IN ARTICLE X OF THE PLAN, THE RELEASING PARTIES WILL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE THIRD PARTY RELEASEES, THE EXCULPATED PARTIES, THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER MEMBERS (INCLUDING EX OFFICIO MEMBERS), OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, ATTORNEYS, FINANCIAL ADVISORS, ACCOUNTANTS, MANAGED FUNDS, INVESTMENT BANKERS, INVESTMENT ADVISORS, ACTUARIES, PROFESSIONALS, AGENTS, AFFILIATES AND REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS SUCH), AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO ARTICLE X OF THE PLAN.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THE PLAN OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN, FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES WILL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS IN POSSESSION, THE DEBTORS’ ESTATES, ANY OF THEIR SUCCESSORS AND ASSIGNS, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER MEMBERS (INCLUDING

EX OFFICIO MEMBERS), OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, ATTORNEYS, FINANCIAL ADVISORS, ACCOUNTANTS, MANAGED FUNDS, INVESTMENT BANKERS, INVESTMENT ADVISORS, ACTUARIES, PROFESSIONALS, AGENTS, AFFILIATES AND REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS SUCH), AND THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS, OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED PRIOR TO THE EFFECTIVE DATE.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND EQUITY INTERESTS IN THE PLAN WILL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE COMMENCEMENT DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST, AND EQUITY INTERESTS IN THE DEBTORS WILL BE FULLY RELEASED AND DISCHARGED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THE PLAN OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN, FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS WILL BE FULLY RELEASED AND DISCHARGED, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO WILL BE EXTINGUISHED COMPLETELY, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

ALL ENTITIES WILL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED PRIOR TO THE EFFECTIVE DATE.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THE PLAN OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN, FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES WILL BE PERMANENTLY ENJOINED, ON ACCOUNT OF ANY CLAIM OR EQUITY INTEREST SATISFIED AND RELEASED BY THE PLAN, FROM:

•

COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY DEBTOR AND EACH OF ITS RESPECTIVE CURRENT AND FORMER MEMBERS (INCLUDING EX OFFICIO MEMBERS), OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, ATTORNEYS, FINANCIAL ADVISORS, ACCOUNTANTS, MANAGED FUNDS, INVESTMENT BANKERS, INVESTMENT ADVISORS, ACTUARIES, PROFESSIONALS, AGENTS, AFFILIATES AND REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS SUCH), OR ANY OF THEIR SUCCESSORS AND ASSIGNS, OR ANY OF THEIR ASSETS AND PROPERTIES;

•

ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY DEBTOR AND EACH OF ITS RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER MEMBERS (INCLUDING EX OFFICIO MEMBERS), OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, ATTORNEYS, FINANCIAL ADVISORS, ACCOUNTANTS, MANAGED FUNDS, INVESTMENT BANKERS, INVESTMENT ADVISORS, ACTUARIES, PROFESSIONALS, AGENTS, AFFILIATES AND REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS SUCH), AND THEIR RESPECTIVE ASSETS AND PROPERTIES;

•

CREATING, PERFECTING OR ENFORCING ANY LIEN, CLAIM OR ENCUMBRANCE OF ANY KIND AGAINST ANY DEBTOR AND EACH OF ITS RESPECTIVE CURRENT AND FORMER MEMBERS (INCLUDING EX OFFICIO MEMBERS), OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, ATTORNEYS, FINANCIAL ADVISORS, ACCOUNTANTS, MANAGED FUNDS, INVESTMENT BANKERS, INVESTMENT ADVISORS, ACTUARIES, PROFESSIONALS, AGENTS, AFFILIATES AND REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS SUCH), OR THE PROPERTY OR ESTATE OF ANY OF THE FOREGOING; OR

•

ASSERTING ANY RIGHT OF SETOFF, SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY DEBTOR OR AGAINST THE PROPERTY OR ESTATE OF ANY DEBTOR AND EACH OF ITS RESPECTIVE CURRENT AND FORMER MEMBERS (INCLUDING EX OFFICIO MEMBERS), OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, ATTORNEYS, FINANCIAL ADVISORS, ACCOUNTANTS, MANAGED FUNDS, INVESTMENT BANKERS, INVESTMENT ADVISORS, ACTUARIES, PROFESSIONALS, AGENTS, AFFILIATES AND REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS SUCH), EXCEPT TO THE EXTENT SUCH RIGHT TO SETOFF, RECOUPMENT OR SUBROGATION IS ASSERTED WITH RESPECT TO A TIMELY–FILED PROOF OF CLAIM.

J.	BINDING NATURE OF THE PLAN

THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS, NOTWITHSTANDING WHETHER ANY SUCH HOLDERS FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

K.	RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will, after the Effective Date, retain jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan as is legally permissible, including, without limitation, jurisdiction to:

•

allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any Claim;

•	grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date;

•

resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to the Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed;

•	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

•

decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving a Debtor that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided that the Reorganized Debtors will reserve the right to commence actions in all appropriate forums and jurisdictions;

•

enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, the Plan Supplement or the Disclosure Statement;

•

resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan or the Plan Support Agreement; provided, however, that any dispute arising under or in connection with the Exit Facility, the Amended and Restated First Lien Credit Agreement or the Amended and Restated Second Lien Credit Agreement will be dealt with in accordance with the provisions of the applicable document;

•	hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

•

issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan, except as otherwise provided in the Plan;

•	enforce Article X of the Plan;

•	enforce the injunction set forth in Article X of the Plan;

•

resolve any cases, controversies, suits or disputes with respect to the Debtor Release, the Third Party Release, the Exculpation, the Indemnification and other provisions contained in Article X of the Plan and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

•	enter and implement such orders or take such others actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

•

resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Plan or the Disclosure Statement or the Plan Support Agreement; provided, however, that any dispute arising under or in connection with the Exit Facility, the Amended and Restated First Lien Credit Agreement or the Amended and Restated Second Lien Credit Agreement will be dealt with in accordance with the provisions of the applicable document; and

•	enter an order concluding the Chapter 11 Cases.

L.	MISCELLANEOUS PROVISIONS

1.	Dissolution of Committee

Effective no later than 30 days after the Effective Date if no appeal of the Confirmation Order is then pending or the first day thereafter that no appeal of the Confirmation Order is pending, the Committee will dissolve with respect to the Debtors and its respective members will be released and discharged from all further authority, duties, responsibilities and obligations relating to the Chapter 11 Cases; provided, however, that the Committee and their respective Retained Professionals will be retained with respect to (a) applications Filed pursuant to sections 330 and 331 of the Bankruptcy Code, (b) motions seeking the enforcement of the provisions of the Plan and the transactions contemplated under the Plan or the Confirmation Order and (c) pending appeals and related proceedings.

2.	Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code after the Effective Date will be paid prior to the closing of the Chapter 11 Cases when due or as soon thereafter as practicable.

3.	Payment of Fees and Expenses of Sopris

All fees and expenses payable to Sopris associated with the restructuring described in the Plan (including the Rights Offering), including, without limitation, the fees and expenses of Sonnenschein Nath & Rosenthal LLP, Tavenner & Beran, PC and Jefferies & Co., Inc. will be paid in full in Cash when due.

4.	Payment of Fees and Expenses of First Lien Agents

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors will pay in full in Cash all outstanding reasonable and documented fees and expenses of the First Lien Agents and their advisors (including, without limitation, the fees and expenses of Skadden, Arps, Slate, Meagher & Flom, LLP, McGuire Woods LLP and Houlihan Lokey Howard & Zukin).

5.	Payment of Fees and Expenses of Second Lien Administrative Agent, Second Lien Collateral Agent and Indenture Trustees

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors will pay in full in Cash all outstanding reasonable and documented fees and expenses of (a) the Second Lien Administrative Agent and the Second Lien Collateral Agent and their advisors (including, without limitation, the fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, Venable LLP and Blackstone Advisory Services LP) and (b) the Indenture Trustees and their advisors.

6.	Modification of Plan

Effective as of the Effective Date and subject to the limitations and rights contained in the Plan and the Plan Support Agreement, respectively: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. Any such modification will be subject to the approval rights set forth in the Plan Support Agreement.

7.	Revocation of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant to the Plan will be deemed null and void; and (c) nothing contained in the Plan will: (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

8.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

9.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan will have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained in the Plan, nor the taking of any action by a Debtor or any other Entity with respect to the Plan will be or will be deemed to be an admission or waiver of any rights of: (a) any Debtor with respect to the Holders of Claims or Equity Interests or other Entity; or (b) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

10.	Section 1146 Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan will not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement the provisions of and the distributions to be made under the Plan, including the Exit Facility, the Amended and Restated First Lien Credit Agreement (and the providing of security therefor), the Amended and Restated Second Lien Credit Agreement (and the providing of security therefor), the Backstop Rights Purchase Agreement, the issuance of New Common Stock and Warrants, the Warrant Agreement, the transfer of the Litigation Trust Assets to the Litigation Trust, the transfer of owned and leased real property interests to MG Real Estate as provided for in Article VI of the Plan and the maintenance or creation of security therein as contemplated by the Exit Facility, the Amended and Restated First Lien Credit Agreement and the Amended and Restated Second Lien Credit Agreement.

11.	Financial Reporting

The Reorganized Debtors will file periodic Form 10–K and 10–Q reports with the Securities and Exchange Commission to the extent required by application of law and otherwise will prepare such reports, including an annual audit of financials, and make such reports available to shareholders through the maintenance of a readily accessible website.

12.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions under the Plan and all other Entities will, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

13.	Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted; provided, however, that any such alteration or interpretation must be in form and substance reasonably acceptable to the Debtors and Sopris and as provided for in the Plan Support Agreement; provided, further, that the Debtors or Sopris may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing. Notwithstanding any such order by the Bankruptcy Court, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.	Service of Documents

Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors will be sent by overnight mail to:

Movie Gallery, Inc.

Attn: Legal Department

900 West Main Street

Dothan, Alabama 36301

with copies to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attn: Anup Sathy P.C., Marc J. Carmel and Ross M. Kwasteniet

15.	Filing of Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

VII. SOLICITATION AND VOTING PROCEDURES

A.	RECORD DATE

The Record Date is January 29, 2008. Only Holders of Allowed Claims in Voting Classes as of the Record Date are entitled to vote to accept or reject the Plan.

B.	VOTING DEADLINE

The Voting Deadline is 4:00 p.m. prevailing Pacific Time on [xx], 2008. To ensure that a vote is counted, Holders of Allowed Claims must: (1) complete the Ballot; (2) indicate a decision either to accept or reject the Plan; and (3) sign and return the Ballot to the address set forth on the enclosed pre–addressed envelope provided in the Solicitation Package or by delivery by first class mail, overnight courier or personal delivery, so that all Ballots and Master Ballots, as applicable, are actually received, no later than the Voting Deadline, by the appropriate voting agent (as described herein).

1.	Notice to Counterparties to Executory Contracts and Unexpired Leases

The Committee has requested and the Debtors have agreed that the Debtors will use reasonable efforts to identify and notify all counterparties to Unexpired Leases of non–residential real property by the Initial Lease Rejection Deadline. The Debtors reserve the right to elect to reject any Unexpired Lease after the Initial Lease Rejection Deadline, up to and including the Effective Date, or such later date that may be provided in the Confirmation Order. In addition to the Solicitation Package and in accordance with the Solicitation Procedures, the Debtors will send a notice to such lessors notifying them of the Debtors’ decision to the reject the Unexpired Lease, the lessors’ right to file a Proof of Claim for rejection damages and, if applicable, their right to vote on the Plan.

2.	Opportunity to Amend Ballot Due to Rejection of Unexpired Lease

In accordance with the Solicitation Procedures, the Debtors will also provide a lessor whose Unexpired Lease is rejected after the Initial Lease Rejection Deadline but prior to the Confirmation Hearing with an opportunity to amend its Ballot; provided, however, that such Ballot must be amended no later than 7 days prior to the first scheduled Confirmation Hearing; provided, further, that to the extent the Confirmation Hearing is adjourned, any lessor whose Unexpired Lease is rejected less than 7 days prior to first scheduled Confirmation Hearing or thereafter may amend its Ballot no later than 7 days prior to the next scheduled Confirmation Hearing. Unless such lessor has had its lease rejection Claim liquidated and allowed by stipulation or court order, lessors with rejected leases will receive, solely for purposes of voting, a General Unsecured Claim equal to 6 months’ rent plus any prepetition arrearage, without prejudice to any party in interests’ ability to assert a different Claim amount for all such lessors, including for allowance and distribution purposes.

C.	SOLICITATION PROCEDURES

1.	Solicitation Package

The Solicitation Package will consist of the following:

•

a cover letter: (a) describing the contents of the Solicitation Package and instructions on how paper copies of any materials that may be provided in CD–ROM format can be obtained at no charge; (b) explaining that the Plan Supplement will be filed on or before 5 Business Days before the Confirmation Hearing; and (c) urging the Holders in each of the Voting Classes to vote to accept the Plan;

•

if applicable, a letter from the Debtors’ significant constituents urging the Holders in each of the Voting Classes to vote to accept the Plan, and otherwise support the Plan and all transactions contemplated thereby;

•	the Disclosure Statement Order (with the Solicitation Procedures attached as Exhibit 1 thereto);

•	an appropriate form of Ballot and/or Master Ballot and Ballot Instructions and/or Master Ballot Instructions, as appropriate (with a pre–addressed, postage prepaid return envelope);

•	the Notice of Confirmation Hearing;

•	the approved form of the Disclosure Statement (with the Plan attached as Exhibit A thereto) in either paper or CD–ROM format; and

•	such other materials as the Bankruptcy Court may direct.

2.	Distribution of Solicitation Package

The Solicitation Packages will be served on the following entities:

•

Holders of Claims for which Proofs of Claim have been timely–Filed, as reflected on the Claims Register as of the Record Date; provided, however, that Holders of Claims to which an objection is pending at least 15 days prior to the Confirmation Hearing will not be entitled to vote unless such Holders become eligible to vote through a Resolution Event in accordance with the Solicitation Procedures;

•

All Entities listed in the Debtors’ Schedules will receive Solicitation Packages with the exception of those Claims that are scheduled as contingent, unliquidated or disputed, or any combination thereof (excluding such scheduled Claims that have been superseded by a timely–Filed Proof of Claim); provided however, that Holders of Claims that are scheduled as contingent, unliquidated or disputed for which the applicable Bar Date for such Holder has not passed will receive Solicitation Packages;

•

Holders whose Claims arise pursuant to an agreement or settlement with the Debtors, as reflected in a document Filed with the Bankruptcy Court, in an order of the Bankruptcy Court or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court, in each case regardless of whether a Proof of Claim has been Filed; and

•	with respect to any Beneficial Holder, to the applicable Nominee, as reflected in the relevant records as of the Record Date.

The Debtors will make every reasonable effort to ensure that Holders of more than one Claim in a single Voting Class receive no more than one Solicitation Package on account of such Claims.

The Core Group, the 2002 List as of the Record Date, the Internal Revenue Service and the Securities and Exchange Commission will be served either paper copies of, or a CD–ROM containing, the Disclosure Statement Order, the Disclosure Statement and all exhibits to the Disclosure Statement, including the Plan. Any Entity that receives a CD–ROM but that desires a paper copy of these documents and any other Entity that desires a CD–ROM or a paper copy of the Solicitation Package (except the Ballots and the Mater Ballots) may request the copies from the Voting and Claims Agent as set forth in the Solicitation Procedures.

Following the Disclosure Statement Hearing, the Debtors will publish the Solicitation Notice, which will contain, among other things, the Plan Objection Deadline, the Voting Deadline and the date that the Confirmation Hearing is first scheduled, in the following publications on a date no later than 15 days prior to the Voting Deadline to provide notification to those Entities that may not receive notice by mail: USA Today, the National Edition of The Wall Street Journal and The Washington Post.

D.	VOTING AND GENERAL TABULATION PROCEDURES

1.	Who May Vote

Only the following Holders of Claims in Voting Classes are entitled to vote:

•

Holders of Claims for which Proofs of Claim have been timely–Filed, as reflected on the Claims Register as of the Record Date; provided, however, that Holders of Claims subject to a pending objection will not be entitled to vote unless they become eligible to vote through a Resolution Event, as set forth in more detail in the Solicitation Procedures;

•

Holders of Claims that are listed in the Debtors’ Schedules, with the exception of those Claims that are scheduled as contingent, unliquidated or disputed (excluding such scheduled Claims that have been superseded by a timely–Filed Proof of Claim); provided, however, that Holders of Claims that are scheduled as contingent, unliquidated or disputed for which the applicable Bar Date has not passed may vote;

•

Holders whose Claims arise pursuant to an agreement or settlement with the Debtors, as reflected in a document Filed with the Bankruptcy Court, in an order of the Bankruptcy Court or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court, in each case regardless of whether a Proof of Claim has been Filed;

•	lessors who have receive a Real Property Lease Rejection Notice; and

•	the applicable Nominee, as reflected in the relevant records as of the Record Date.

The assignee of any transferred or assigned Claim will be permitted to vote such Claim only if the transfer or assignment has been fully effectuated pursuant to the procedures dictated by Bankruptcy Rule 3001(e) and such transfer is reflected on the Claims Register on or before the Record Date.

2.	Temporary Allowance of Claims for Voting Purposes

If a Holder of a Claim is subject to a pending objection as of the Record Date, the Holder of such Claim cannot vote unless one or more of the following events have taken place at least five Business Days before the Voting Deadline: (a) an order of the Bankruptcy Court is entered allowing such Claim pursuant to section 502(b) of the Bankruptcy Code, after notice and a hearing; (b) an order of the Bankruptcy Court is entered temporarily allowing such Claim for voting purposes only pursuant to Bankruptcy Rule 3018(a), after notice and a hearing; (c) a stipulation or other agreement is executed between the Holder of such Claim and the Debtors resolving the objection and allowing such Claim in an agreed upon amount; (d) a stipulation or other agreement is executed between the Holder of such Claim and the Debtors temporarily allowing the Holder of such Claim to vote its Claim in an agreed upon amount; or (e) the pending objection to such Claim is voluntarily withdrawn by the Debtors (each, a “Resolution Event”). No later than two Business Days after a Resolution Event, the Voting and Claims Agent or Securities Voting Agent, as appropriate, will distribute a Solicitation Package and a pre–addressed, postage pre–paid envelope to the relevant Holder of such temporarily allowed Claim that has been allowed for voting purposes only (or for other purposes as set forth in an applicable order of the Bankruptcy Court) by such Resolution Event, which must be returned according to the instructions on the Ballot by no later than the Voting Deadline.

If the Holder of a Claim receives a Solicitation Package and the Debtors object to such Claim after the Record Date but at least 15 days prior to the Confirmation Hearing, the Debtors’ notice of objection will inform such Holder of the rules applicable to Claims subject to a pending objection and the procedures for temporary allowance for voting purposes. Furthermore, if the Holder of a Claim receives a Solicitation Package and the Debtors object to such Claim less than 15 days prior to the Confirmation Hearing, the Holder’s Claim will be deemed temporarily allowed for voting purposes only without further action by the Holder of such Claim and without further order of the Bankruptcy Court.

3.	Establishing Claim Amounts

In tabulating votes, the following hierarchy will be used to determine the amount of the Claim associated with each vote:

•

the amount of the Claim settled and/or agreed upon by the Debtors, as reflected in a court pleading, stipulation, agreement or other document Filed with the Bankruptcy Court, in an order of the Bankruptcy Court or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court;

•	the amount of the Claim Allowed (temporarily or otherwise) pursuant to a Resolution Event in accordance with the Solicitation Procedures;

•

the amount of the Claim contained in a Proof of Claim that has been timely–Filed by the applicable Bar Date (or deemed timely–Filed by the Bankruptcy Court under applicable law) except for any amounts in such Proofs of Claim asserted on account of any interest accrued after the Commencement Date; provided that Ballots cast by Holders whose Claims are not listed on the Schedules, but that timely–File a Proof of Claim in an unliquidated or unknown amount that are not the subject of an objection, will count for satisfying the numerosity requirement of section 1126(c) of the Bankruptcy Code and will count as Ballots for Claims in the amount of $1.00 solely for the purposes of satisfying the dollar amount provisions of section 1126(c) of the Bankruptcy Code; provided, however, that to the extent the amount of the Claim contained in the Proof of Claim is different from the amount of the Claim set forth in a document Filed with the Bankruptcy Court as referenced in the Solicitation Procedures, the amount of the Claim in the document Filed with the Bankruptcy Court will supersede the amount of the Claim set forth on the respective Proof of Claim;

•

in the case of a non–residential real property lessor who received a Real Property Lease Rejection Notice, if no Proof of Claim has been filed and the applicable Bar Date has not passed, an Unsecured Claim equal to six months’ rent plus any prepetition arrearage, subject to the ability of such lessor to file a Proof of Claim and have the amount set forth therein considered pursuant to the Solicitation Procedures;

•

the amount of the Claim listed in the Schedules, provided, however, that such Claim is not scheduled as contingent, unliquidated or disputed and has not been paid; provided, further, that if the Holder of a contingent, unliquidated or disputed Claim is allowed to vote its Claim because the applicable Bar Date has not passed, then the amount of the Claim listed in the Schedules; and

•	in the absence of any of the foregoing, zero.

4.	General Ballot Tabulation

The following voting procedures and standard assumptions will be used in tabulating ballots:

•

except as otherwise provided in the Solicitation Procedures, unless the Ballot or the Master Ballot being furnished is timely–submitted on or prior to the Voting Deadline, the Debtors will reject such Ballot or Master Ballot as invalid and, therefore, decline to count it in connection with Confirmation;

•

the Voting and Claims Agent or the Securities Voting Agent, as applicable, will date and time–stamp all Ballots and Master Ballots when received. The Voting and Claims Agent or the Securities Voting Agent, as applicable, will retain the original Ballots and Master Ballots and an electronic copy of the same for a period of one year after the Effective Date of the Plan, unless otherwise ordered by the Bankruptcy Court;

•

an original executed Ballot or Master Ballot is required to be submitted by the Entity submitting such Ballot or Master Ballot. Delivery of a Ballot or Master Ballot to the Voting and Claims Agent or the Securities Voting Agent, as applicable, by facsimile, email or any other electronic means will not be valid;

•

the Debtors will File the Voting Report with the Bankruptcy Court no later than five calendar days prior to the Confirmation Hearing. The Voting Report will, among other things, delineate every irregular Ballot and Master Ballot including, without limitation, those Ballots and Master Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or electronic mail or damaged. The Voting Report will indicate the Debtors’ intentions with regard to such irregular Ballots and Master Ballots;

•

the method of delivery of Ballots or Master Ballots to the Voting and Claims Agent or the Securities Voting Agent, as appropriate, is at the election and risk of each Holder of a Claim. Except as otherwise provided in the Solicitation Procedures, such delivery will be deemed made only when the Voting and Claims Agent or the Securities Voting Agent, as appropriate, actually receives the originally executed Ballot or Master Ballot;

•

no Ballot or Master Ballot should be sent to any of the Debtors, the Debtors’ agents (other than the Voting and Claims Agent or the Securities Voting Agent, as applicable), any indenture trustee (unless specifically instructed to do so by the Ballot Instructions) or the Debtors’ financial or legal advisors and if so sent will not be counted;

•

if multiple Ballots or Master Ballots are received from the same Holder of a Claim with respect to the same Claim prior to the Voting Deadline, the last Ballot or Master Ballot timely–received will supersede and revoke any earlier received Ballot or Master Ballot;

•

Holders must vote all of their Claims within a particular Class either to accept or reject the Plan and may not split any such votes. Accordingly, a Ballot or a Master Ballot that partially rejects and partially accepts the Plan will not be counted. Further, if a Holder has multiple Claims within the same Class, the Debtors may, in their discretion, aggregate the Claims of any particular Holder within a Class for the purpose of counting votes;

•

a person signing a Ballot or a Master Ballot in its capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation or otherwise acting in a fiduciary or representative capacity must indicate such capacity when signing and, if required or requested by the applicable Nominee or its agent, the Voting and Claims Agent, the Securities Voting Agent, the Debtors or the Bankruptcy Court, must submit proper evidence to the requesting party to so act on behalf of such Holder or Beneficial Holder;

•

the Debtors, subject to contrary order of the Bankruptcy Court, may waive any defects or irregularities as to any particular Ballot or Master Ballot at any time, either before or after the close of voting, and any such waivers will be documented in the Voting Report;

•

neither the Debtors, nor any other Entity, will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots and Master Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification;

•

unless waived by the Debtors, subject to contrary order of the Bankruptcy Court, any defects or irregularities in connection with deliveries of Ballots and Master Ballots must be cured prior to the Voting Deadline or such Ballots and Master Ballots will not be counted;

•

in the event a designation for lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected by such Claim;

•

subject to any contrary order of the Bankruptcy Court, the Debtors reserve the right to reject any and all Ballots and Master Ballots not in proper form, the acceptance of which, in the opinion of the Debtors, would not be in accordance with the provisions of the Bankruptcy Code or the Bankruptcy Rules; provided that any such rejections will be documented in the Voting Report;

•

if a Claim has been estimated or otherwise Allowed for voting purposes by an order of the Bankruptcy Court pursuant to Bankruptcy Rule 3018(a), such Claim will be temporarily Allowed in the amount so estimated or Allowed by the Bankruptcy Court for voting purposes only and not for purposes of allowance or distribution;

•	if an objection to a Claim is Filed, such Claim will be treated in accordance with the procedures set forth in the Solicitation Procedures; and

•

the following Ballots and Master Ballots will not be counted in determining the acceptance or rejection of the Plan: (a) any Ballot or Master Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (b) any Ballot or Master Ballot cast by an Entity that does not hold a Claim in a Class that is entitled to vote on the Plan; (c) any Ballot or Master Ballot cast for a Claim scheduled as contingent, unliquidated or disputed for which the applicable Bar Date has passed and no Proof of Claim was timely–Filed; (d) any unsigned Ballot or Master Ballot; (e) any Ballot or Master Ballot not marked to accept or reject the Plan or any Ballot marked both to accept and reject the Plan; and (vi) any Ballot or Master Ballot submitted by any Entity not entitled to vote pursuant to the Solicitation Procedures.

5.	Master Ballot Voting Procedures

The following additional procedures, as well as the aforementioned procedures, will apply to Claims of Beneficial Holders:

•	the date of the first Disclosure Statement Hearing on the docket in the Chapter 11 Cases is the Record Date for determining the identity of Beneficial Holders eligible to vote on the Plan;

•

the Securities Voting Agent will distribute or cause to be distributed the appropriate number of copies of Ballots to each Beneficial Holder holding a Claim as of the Record Date, including Nominees identified by the Securities Voting Agent as Entities through which Beneficial Holders hold their Claims relating to Securities;

•

any Nominee that is a Holder of record with respect to Securities will vote on behalf of Beneficial Holders of such Securities by: (a) immediately distributing the Solicitation Package, including Ballots, it receives from the Securities Voting Agent to all such Beneficial Holders; (b) promptly collecting Ballots from such Beneficial Holders that cast votes on the Plan; (c) compiling and validating the votes and other relevant information of all such Beneficial Holders on the Master Ballot; and (d) transmitting the Master Ballot to the Securities Voting Agent by the Voting Deadline;

•

any Beneficial Holder holding Securities as a record Holder in its own name will vote on the Plan by completing and signing a Ballot and returning it directly to the Securities Voting Agent on or before the Voting Deadline;

•

any indenture trustee (unless otherwise empowered to do so) will not be entitled to vote on behalf of Beneficial Holders; rather, each such Beneficial Holder must submit his or her own Ballot in accordance with the Beneficial Holder voting procedures;

•

any Beneficial Holder holding Securities in “street name” through a Nominee must vote on the Plan through such Nominee by completing and signing the Ballot and returning such Ballot to the appropriate Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return the Master Ballot to the Securities Voting Agent prior to the Voting Deadline. Any Beneficial Holder holding Securities in “street name” that submits a Ballot to the Debtors, the Debtors’ agents or the Debtors’ financial or legal advisors will not have such Ballot counted for purposes of accepting or rejecting the Plan;

•

any Ballot returned to a Nominee by a Beneficial Holder will not be counted for purposes of accepting or rejecting the Plan until such Nominee properly completes and delivers to the Securities Voting Agent a Master Ballot that reflects the vote of such Beneficial Holders by the

Voting Deadline or otherwise validates the Ballot in a manner acceptable to the Voting and Claims Agent. Nominees will retain all Ballots returned by Beneficial Holders for a period of one year after the Effective Date of the Plan;

•

if a Beneficial Holder holds Securities through more than one Nominee or through multiple accounts, such Beneficial Holder may receive more than one Ballot and each such Beneficial Holder should execute a separate Ballot for each block of Securities that it holds through any Nominee and must return each such Ballot to the appropriate Nominee; and

•

if a Beneficial Holder holds a portion of its Securities through a Nominee or Nominees and another portion in its own name as the record Holder, such Beneficial Holder should follow the procedures described in the Solicitation Procedures to vote the portion held in its own name and to vote the portion held by the Nominee(s).

6.	Master Ballot Tabulation

These rules will apply with respect to the tabulation of Master Ballots and Ballots cast by Nominees and Beneficial Holders:

•

votes cast by Beneficial Holders through Nominees will be applied to the applicable positions held by such Nominees in Classes 6 and 7E, as of the Record Date, as evidenced by the record and depository listings. Votes submitted by a Nominee, whether pursuant to a Master Ballot or prevalidated Ballot, will not be counted in excess of the amount of such Securities held by such Nominee as of the Record Date;

•

if conflicting votes or “over–votes” are submitted by a Nominee, whether pursuant to a Master Ballot or prevalidated Ballot, the Debtors will use reasonable efforts to reconcile discrepancies with the Nominees;

•

if over–votes on a Master Ballot or prevalidated Ballot are not reconciled prior to the preparation of the vote certification, the Debtors will apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and to reject the Plan submitted on the Master Ballot or prevalidated Ballot that contained the overvote, but only to the extent of the Nominee’s position in Classes 6 and 7E;

•

for purposes of tabulating votes, each Nominee or Beneficial Holder will be deemed to have voted the principal amount of its Claims in Classes 6 and 7E, although any principal amounts may be adjusted by the Securities Voting Agent to reflect the amount of the Claim actually voted, including prepetition interest; and

•

a single Nominee may complete and deliver to the Securities Voting Agent multiple Master Ballots. Votes reflected on multiple Master Ballots will be counted, except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the latest dated Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, supercede and revoke any prior Master Ballot.

VIII. CONFIRMATION PROCEDURES

A.	CONFIRMATION HEARING

The Confirmation Hearing will commence on [xx], 2008 at [xx] prevailing Eastern Time.

The Plan Objection Deadline is 4:00 p.m. prevailing Eastern Time on [xx], 2008.

All Plan Objections must be Filed with the Bankruptcy Court and served on the Debtors and certain other parties in accordance with the Disclosure Statement Order on or before the Plan Objection Deadline.

The Debtors’ proposed schedule will provide Entities sufficient notice of the Plan Objection Deadline, which will be more than the 25 days required by Bankruptcy Rule 2002(b). The Debtors believe that the Plan Objection Deadline will afford the Bankruptcy Court, the Debtors and other parties in interest reasonable time to consider the Plan Objections prior to the Confirmation Hearing.

THE BANKRUPTCY COURT WILL NOT CONSIDER PLAN OBJECTIONS UNLESS THEY ARE TIMELY–SERVED AND FILED IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER.

Following the Disclosure Statement Hearing, the Debtors will publish the Solicitation Notice, which will contain, among other things, the Plan Objection Deadline, the Voting Deadline and the date that the Confirmation Hearing is first scheduled, in the following publications on a date no later than 15 days prior to the Voting Deadline to provide notification to those Entities that may not receive notice by mail: USA Today, the National Edition of The Wall Street Journal and The Washington Post.

Plan Objections must be served on all of the following parties:

KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP	KUTAK ROCK LLP
Richard M. Cieri	Anup Sathy P.C.	Michael A. Condyles
Citigroup Center	Marc J. Carmel	Peter J. Barrett
153 East 53rd Street	Ross M. Kwasteniet	Bank of America Center
New York, New York 10022–4611	200 East Randolph Drive	1111 East Main Street, Suite 800
	Chicago, Illinois 60601–6636	Richmond, Virginia 23219–3500

Co–Counsel to the Debtors

PACHULSKI STANG ZIEHL & JONES	PACHULSKI STANG ZIEHL & JONES	MILES & STOCKBRIDGE PC
Robert J. Feinstein	James I. Stang	Brian F. Kenney
780 Third Avenue, 36th Floor	Brad Godshall	1751 Pinnacle Drive
New York, New York 10017	Robert G. Orgel	Suite 500
	10100 Santa Monica Blvd.	McLean, Virginia 22102–3833
11th Floor
Los Angeles, California 90067

Co–Counsel to the Committee

SKADDEN ARPS SLATE MEAGHER & FLOM LLP	MILBANK, TWEED, HADLEY & MCCLOY LLP
Jay Goffman	Matthew Barr
Mark McDermott	Brian Kinney
Four Times Square	1 Chase Manhattan Plaza
New York, New York 10036	New York, New York 10005

and	Counsel to the Second Lien Agent

MCGUIRE WOODS LLP
Douglas M. Foley
Sarah B. Boehm
One James Center
901 East Cary Street
Richmond, Virginia 23219–4030

Counsel to the DIP Arranger and First Lien Administrative Agent

SONNENSCHEIN NATH & ROSENTHAL LLP	TAVENNER & BERAN, PC
Peter D. Wolfson	Lynn L. Tavvenner
John A. Bicks	Paula S. Beran
1221 Avenue of the Americas	20 North Eighth Street
New York, New York 10022	Richmond, Virginia 23219

Counsel to Sopris

CLERK OF THE BANKRUPTCY COURT United States Bankruptcy Court for the Eastern District of Virginia,	OFFICE OF THE UNITED STATES TRUSTEE FOR THE EASTERN DISTRICT OF VIRGINIA
Richmond Division	Robert Van Arsdale
1100 East Main Street	600 East Main Street
Richmond, Virginia 23219	Suite 301
Richmond, Virginia 23219

B.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (2) they have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and (3) the Plan has been proposed in good faith. Specifically, the Debtors believe that the Plan satisfies or will satisfy the applicable Confirmation requirements of section 1129 of the Bankruptcy Code set forth below.

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as the Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•

Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment: (1) made before the Confirmation of the Plan is reasonable; or (2) subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation of the Plan.

•

Either each Holder of an Impaired Claim has accepted the Plan, or will receive or retain under the Plan on account of such Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code, including pursuant to section 1129(b) of the Bankruptcy Code for Equity Interests deemed to reject the Plan.

•

Each Class of Claims that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of such voting Class pursuant to section 1129(b) of the Bankruptcy Code.

•

Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•	At least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan.

•	The Debtors have paid the required filing fees pursuant to 28 U.S.C. § 1930 to the clerk of the Bankruptcy Court.

•

In addition to the filing fees paid to the clerk of the Bankruptcy Court, the Debtors will pay quarterly fees on the last day of the calendar month, following the calendar quarter for which the fee is owed in each of the Debtors’ Chapter 11 Cases for each quarter (including any fraction thereof), to the Office of the United States Trustee, until the case is converted or dismissed, whichever occurs first.

1.	Best Interests of Creditors Test/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an equity interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors liquidated under chapter 7 of the Bankruptcy Code. To make these findings, the bankruptcy court must: (a) estimate the Cash liquidation proceeds that a chapter 7 trustee would generate if each of the debtor’s chapter 11 cases were converted to a chapter 7 case and the assets of such debtor’s estate were liquidated; (b) determine the liquidation distribution that each non–accepting holder of a claim or an equity interest would receive from such liquidation proceeds under the priority scheme dictated in chapter 7; and (c) compare such holder’s liquidation distribution to the distribution under the plan that such holder would receive if the plan were confirmed.

In chapter 7 cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior class receiving any payments until all amounts due to senior classes have been paid fully or any such payment is provided for: (a) holders of secured claims (to the extent of the value of their collateral); (b) holders of priority claims; (c) holders of unsecured claims; (d) holders of debt expressly subordinated by its terms or by order of the bankruptcy court; and (e) holders of equity interests.

As described in more detail in the Liquidation Analysis, the Debtors believe that the value of any distributions if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code would be less than the value of distributions under the Plan because, among other reasons, distributions in chapter 7 cases may not occur for a longer period of time than distributions under the Plan, thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a significant period while the chapter 7 trustee and its advisors to become knowledgeable about, among other things, the Chapter 11 Cases and the Claims against the Debtors. In addition, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale of the Debtors’ assets and the fees and expenses of a chapter 7 trustee would likely further reduce Cash available for distribution.

2.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires the bankruptcy court to find, as a condition to confirmation, that confirmation is not likely to be followed by the debtor’s liquidation or the need for further financial reorganization, unless that liquidation or reorganization is contemplated by the plan. The Debtors believe that sufficient funds will exist to make all payments required by the Plan and that Confirmation is not likely to be followed by the Debtors’ liquidation or the need for further financial reorganization.

3.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or equity interests that is impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or the equity interest entitles the holder of such claim or equity interest; (b) cures any default and reinstates the original terms of such obligation; or (c) provides that, on the consummation date, the holder of such claim or equity interest receives cash equal to the allowed amount of that claim or, with respect to any equity interest, any fixed liquidation preference to which the holder of such equity interest is entitled or any fixed price at which the debtor may redeem the security.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two–thirds in dollar amount and more than one–half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two–thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance.

The Claims in Classes 1, 2 and 9 are not Impaired under the Plan, and, as a result, the Holders of such Claims are deemed to have accepted the Plan.

The Voting Classes are Impaired under the Plan, and as a result, the Holders of Claims in such Classes are entitled to vote on the Plan. Pursuant to section 1129 of the Bankruptcy Code, the Holders of Claims in the Voting Classes must accept the Plan for the Plan to be confirmed without application of the “fair and equitable test” to such Classes, and without considering whether the Plan “discriminates unfairly” with respect to such Classes, as both standards are described herein. As stated above, Classes of Claims will have accepted the Plan if the Plan is accepted by at least two–thirds in amount and a majority in number of the Claims of each such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

4.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes entitled to vote on the plan have not accepted it, provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, such plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

a.	No Unfair Discrimination

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in it treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

b.	Fair and Equitable Test

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to the dissenting class, the test sets different standards depending on the type of claims or equity interests in such class.

Secured Claims: The condition that a plan be “fair and equitable” to a non–accepting class of secured claims includes the requirements that: (1) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (2) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

Unsecured Claims: The condition that a plan be “fair and equitable” to a non–accepting class of unsecured claims includes the following requirement that either: (1) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) the holder of any claim or any equity interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or junior equity interest any property.

Equity Interests: The condition that a plan be “fair and equitable” to a non–accepting class of equity interests includes the requirements that either: (1) the plan provides that each holder of an equity interest in that class receives or retains under the plan on account of that equity interest property of a value, as of the effective date of the plan, equal to the greater of: (a) the allowed amount of any fixed liquidation preference to which such holder is entitled; (b) any fixed redemption price to which such holder is entitled; or (c) the value of such interest; or (2) if the class does not receive the amount as required under (1) hereof, no class of equity interests junior to the non–accepting class may receive a distribution under the plan.

The Debtors will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Class 8. To the extent that any of the Voting Classes vote to reject the Plan, the Debtors further reserve the right to seek (1) Confirmation of the Plan under section 1129(b) of the Bankruptcy Code and/or (2) modify the Plan in accordance with Article XIII of the Plan.

The votes of Holders of Class 8 Equity Interests are not being solicited because, under Article III of the Plan, there will be no distribution to the Holders of Class 8 Equity Interests Claims. All Class 8 Equity Interests will be deemed canceled and will be of no further force and effect, whether surrendered for cancellation or otherwise. Class 8 is, therefore, conclusively deemed to have rejected the Plan pursuant to section 1129(b) of the Bankruptcy Code.

Notwithstanding the deemed rejection by Class 8 or any Class that votes to reject the Plan, the Debtors do not believe that the Plan discriminates unfairly against any Impaired Class of Claims or Equity Interests. The Debtors believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

C.	CONTACT FOR MORE INFORMATION

Any interested party desiring further information about the Plan could contact legal counsel to the Debtors, by: (a) writing to Kirkland & Ellis LLP, 200 East Randolph Street, Chicago, Illinois 60601–6636, Attention: Movie Gallery; or (b) calling (312) 861–8705.

IX. PLAN–RELATED RISK FACTORS AND ALTERNATIVES

TO CONFIRMATION AND CONSUMMATION OF THE PLAN

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS THAT ARE IMPAIRED SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.

A.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS

1.	Parties in Interest May Object to the Debtors’ Classification of Claims and Equity Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created nine Classes of Claims and Equity Interests, each encompassing Claims or Equity Interests, as applicable, that are substantially similar to the other Claims and Equity Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	Failure to Satisfy Vote Requirement

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to accomplish an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan.

3.	Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the bankruptcy court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non–accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non–accepting holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non–accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non–accepting Classes.

Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims would receive with respect to their Allowed Claims.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in a less favorable treatment of any non–accepting Class, as well as of any Classes junior to such non–accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

4.	Nonconsensual Confirmation

In the event that any impaired class of claims or equity interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm such a plan at the proponents’ request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion.

5.	Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

6.	Risk of Non–Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing, or as to whether the Effective Date will, in fact, occur.

7.	Contingencies Not to Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether or not the Debtors are consolidated and whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

B.	RISK FACTORS THAT MAY AFFECT THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN

1.	Debtors Cannot State with any Degree of Certainty What Recovery Will Be Available to Holders of Allowed Claims in Voting Classes

No less than three unknown factors make certainty in creditor recoveries impossible. First, the Debtors cannot know with any certainty, at this time, (a) how much money will remain after paying all Allowed Claims that are senior to the Allowed Claims in Voting Classes because the majority of distributions will be made in stock or reinvestment or (b) the value of the Reorganized Debtors. Second, the Debtors cannot know with any certainty, at this time, the number or amount of Claims in Voting Classes that will ultimately be Allowed. Third, the Debtors cannot know with any certainty, at this time, the number or size of Claims senior to the Voting Classes or unclassified Claims that will ultimately be Allowed.

2.	Actual Amounts of Allowed Claims May Differ from the Estimated Claims and Adversely Affect the Percentage Recovery on Unsecured Claims

The Claims estimates set forth in Section VI herein, “Summary of the Joint Plan” are based on various assumptions. The actual amounts of Allowed Claims may differ significantly from those estimates should one or more underlying assumption prove to be incorrect. Such differences may adversely affect the percentage recovery to Holders of such Allowed Claims under the Plan. Additionally, the Debtors have made certain assumptions, as described in the Liquidation Analysis, which should be read carefully.

3.	Lock Up Agreement May Terminate

Pursuant to the Lock Up Agreement, the Lock Up Parties have agreed to vote in favor of the Plan. This agreement to vote in favor of the Plan is predicated on certain conditions, including, without limitation, that the Debtors effectuate the restructuring on the terms contemplated by the Plan (the form and substance of which is satisfactory to the Lock Up Parties), File this Disclosure Statement and obtain a confirmation order from the Bankruptcy Court within an agreed upon time frame. To the extent that the terms or conditions of the Lock Up Agreement are not satisfied, the Lock Up Agreement may terminate before the Plan is confirmed or consummated, which could result in the loss of support for the Plan by important creditor constituents. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.

4.	Plan Support Agreement Remains Subject to Consenting Holders’ Approval

The effectiveness of the Plan Support Agreement is subject to the receipt of a sufficient number of signatures from Consenting Holders. To the extent that a sufficient number of Consenting Holders do not approve of, and ultimately agree to enter into, the Plan Support Agreement, the Debtors’ ability to confirm and consummate the Plan as contemplated could be adversely affected.

5.	Plan Support Agreement May Terminate

Upon execution of the Plan Support Agreement, the Plan Support Agreement Parties will agree to support the Plan; provided however, that certain conditions must be met, including, without limitation, that: (a) the Debtors use commercially reasonable efforts to: (i) effectuate and consummate the Restructuring on the terms contemplated by the Plan, the First Lien Term Sheet, the Second Lien Term Sheet and the Rights Offering Term Sheet; (ii) File this Disclosure Statement relating to the Plan in form and substance reasonably acceptable to the Debtors, Sopris, the First Lien Administrative Agent and the Second Lien Administrative Agent along with a motion seeking its approval by the Bankruptcy Court within the agreed upon time frame, which Confirmation Order shall be materially consistent with the Plan, the First Lien Term Sheet, the Second Lien Term Sheet and the Rights Offering Term Sheet; (iii) implement all steps necessary and desirable to obtain the Confirmation Order from the Bankruptcy Court within the agreed upon time frame; and (iv) take no actions inconsistent with the Plan Support Agreement, the Plan, the First Lien Term Sheet, the Second Lien Term Sheet or the Rights Offering Term Sheet or the expeditious Confirmation and Consummation of the Plan; and (b) a Termination Event has not occurred (which Termination Events are set forth in the Plan Support Agreement). To the extent that the terms or conditions of the Plan Support Agreement are not satisfied, or to the extent events of termination arise under the Plan Support Agreement, the Plan Support Agreement may terminate prior to the Confirmation or Consummation of the Plan, which could result in the loss of support for the Plan by important creditor constituents. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.

6.	Debtors May Be Unable to Close the Rights Offering

The Plan contemplates that the Debtors will raise $50 million through the Rights Offering, which will be fully backstopped by Sopris in accordance with the terms and conditions of the Backstop Rights Purchase Agreement. The Debtors will offer eligible Holders of the 11% Senior Notes the opportunity to purchase New Common Stock equal to their proportionate ownership of the 11% Senior Notes. It is a material condition precedent to Consummation of the Plan that the Debtors have received the Rights Offering Amount, in Cash, net of any fees or expenses authorized by order of the Bankruptcy Court to be paid from the Rights Offering Amount. Indeed, all consideration necessary for the Reorganized Debtors to make payments or distributions pursuant to the Plan will be obtained from the Exit Facility, the Rights Offering and the issuance of New Common Stock. Although the Debtors believe that they will be able to satisfy this condition precedent to Consummation of the Plan and effectuate the Rights Offering on reasonably acceptable terms, there can be no guarantee that this will in fact occur.

7.	Reorganized Debtors May Not Be Able to Achieve Projected Financial Results or Meet Post–Reorganization Debt Obligations and Finance All Operating Expenses, Working Capital Needs and Capital Expenditures

The Reorganized Debtors may not be able to meet their projected financial results or achieve projected revenues and cash flows that they have assumed in projecting future business prospects. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due or may not be able to meet their operational needs. Anyone of these failures may preclude the Reorganized Debtors from, among other things: (a) enhancing their current customer offerings; (b) taking advantage of future opportunities; (c) growing their business; or (d) responding to competitive pressures. Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Reorganized Debtors to seek additional working capital. The

Reorganized Debtors may not be able to obtain such working capital when it is required. Further, even if the Debtors were able to obtain additional working capital, it may only be available on unreasonable terms. For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Reorganized Debtors. If any such required capital is obtained in the form of equity, the equity interests of the holders of the then–existing New Common Stock could be diluted. While the Debtors’ financial projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized Debtors, there is no guarantee that these projections will be realized.

8.	Estimated Valuation of the Reorganized Debtors and the New Common Stock and the Estimated Recoveries to Holders of Allowed Claims Are Not Intended to Represent the Private Sale Values of the New Common Stock

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private sale values of the Reorganized Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed Effective Date of [xx]; (c) the Debtors’ ability to achieve the operating and financial results included in the projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; and (e) the assumption that capital and equity markets remain consistent with current conditions.

9.	Small Number of Holders or Voting Blocks May Control the Reorganized Debtors

Consummation of the Plan is likely to result in a small number of holders owning a significant percentage of the shares of outstanding New Common Stock. These holders may, among other things, exercise a controlling influence over the business and affairs of the Reorganized Debtors and have the power to elect directors and approve significant mergers, other material corporate transactions or the sale of all or substantially all of the assets of the Reorganized Debtors.

10.	Issuance of Equity Interests to Debtors’ Management Will Dilute the New Common Stock

On the Effective Date, 10% of the New Common Stock, on a fully–diluted basis, will be reserved for issuance as grants of equity or restricted stock or upon the exercise of options in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program. At a minimum, 50% of such awards will be granted not later than 60 days after the Effective Date. If the New Board distributes such equity interests, or options to acquire such equity interests, to management or employees pursuant to the Reorganized Debtors’ Management and Director Equity Incentive Program, it is contemplated that such distributions will dilute the New Common Stock issued through the Rights Offering and on account of Claims under the Plan and the ownership percentage represented by the New Common Stock distributed under the Plan.

11.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors

Holders of Allowed Claims should carefully review Section X herein, “Certain United States Federal Tax income Consequences,” to determine how the tax implications of the Plan and these Chapter 11 Cases may adversely affect the Reorganized Debtors.

12.	Impact of Interest Rates

Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtors’ assets. Specifically, decreases in interest rates will positively impact the value of the Debtors’ assets and the strengthening of the dollar will negatively impact the value of their net foreign assets, although the value of such foreign assets is very small in relation to the value of the Debtors’ operations as a whole.

C.	RISK FACTORS THAT COULD NEGATIVELY IMPACT THE DEBTORS’ BUSINESS

1.	Increased Competition

The Debtors compete with: (a) local, regional and national video retail stores, including stores operated by Blockbuster Inc., the largest video retailer in the United States; (b) internet–based, mail–delivery home video rental subscription services, such as Netflix, Inc. and Blockbuster Online; (c) mass merchants; (d) specialty retailers, such as Best Buy Co., Inc., GameStop, Inc. and Suncoast; (e) supermarkets, pharmacies, convenience stores, bookstores and other retailers that rent or sell similar products as a component, rather than the focus of their overall business; (f) mail order operations and online stores, such as Amazon.com; and (g) noncommercial sources, such as libraries.

Pricing strategies, including Blockbuster Inc.’s “No Late Fees” program for Movies and Video Games are a major competitive factor in the retail industry, and the Debtors have fewer financial and marketing resources, lower market share and less name recognition than Blockbuster Inc. Other types of entertainment, such as theaters, television, personal video recorders, internet–related activities, sporting events and family entertainment centers, also compete with the Debtors’ Movie and Video Game business.

Some of the Debtors’ competitors, such as online stores, mass merchants and warehouse clubs, may operate at margins lower than the Debtors and may be able to distribute and sell Movies and Video Games at lower price points than the Debtors can. These competitors may even be willing and able to sell Movies and Video Games below cost due to their broad inventory mix. If the Debtors’ competitors were to increase their presence in the markets that the Debtors serve, the Debtors’ profitability could decline, which could have an adverse effect on the Debtors’ business, financial condition, liquidity and results of operations.

2.	Changes to the Traditional Exclusive Movie Windows

As discussed in greater detail in Section II.B herein, “The Home Video Retail Industry,” following a Movie’s theatrical release, the Debtors have traditionally enjoyed an exclusive movie rental window within which time home video retailers have exclusive rights to market Movies. However, the Studios are not contractually obligated to continue to observe these window periods. As a result, the Debtors cannot be certain that the Studios will maintain this exclusive window in the future. Indeed, certain Studios have experimented with modification of elimination of the exclusive window provided to the home video industry in which to rent and sell new release Movies titles before such Movies are made available to other downstream distribution channels.

The Debtors could be adversely affected if the Studios decided to shorten or eliminate the exclusive window period. Changes to the distribution scheme could cause the Debtors’ profitability to decline, which in turn, could have an adverse effect on the Debtors’ business, financial condition, liquidity and results of operations.

3.	Negative Impacts of New and Existing Technologies

Advances in technologies that benefit the Debtors’ competitors may adversely affect the Debtors’ business. For example, advances in cable and direct broadcast satellite technologies, including high definition digital television transmissions offered through those systems and the increasing ease of downloading video content on the internet, may adversely affect public demand for video store rentals. Expanded content available through these media, including Movies and Video Games, specialty programming and sporting events, could result in fewer Movies and Video Games being rented and sold at video stores. In addition, higher quality resolution and sound offered through these services and technologies could require the Debtors to increase capital expenditures, for example, to upgrade their DVD inventories to provide Movies in high definition.

Cable and direct broadcast satellite technologies offer Movie channels, for which subscribers pay a subscription fee to access Movies selected by the provider at times selected by the provider, as well as pay–per–view services, for which subscribers pay a discrete fee to view a particular Movie selected by the subscriber. Historically, pay–per–view services have offered a limited number of channels and Movies and have offered Movies only at scheduled intervals. Over the past five years, however, advances in digital compression and other developing technologies have enabled cable and satellite companies, and may enable internet service providers and others, to transmit a significantly greater number of Movies to homes at more frequently scheduled intervals. Certain cable companies, internet service providers and others are also testing or offering VOD services. VOD provides a subscriber with the ability to view any Movie included in a catalog of titles maintained by the provider at any time.

If pay–per–view, VOD or any other alternative Movie delivery systems enable consumers to conveniently view and control the Movies they want to see and when they want to see them, such alternative Movie delivery systems could achieve a competitive advantage over the traditional home video rental industry. This risk would be exacerbated if these competitors receive the Movies from the Studios at the same time as video stores. It could be further exacerbated by the increasing popularity and availability of personal digital recording systems (such as TiVo), which allow viewers to record, pause, rewind and fast forward live broadcasts and create their own personal library of Movies.

In addition, the Debtors may compete in the future with other distribution or entertainment technologies that are either in their developmental or testing phases now or that may be developed in the future. Additionally, the technology exists to offer disposable DVDs, which would allow a consumer to view a DVD an unlimited number of times during a specified period of time, at the end of which the DVD becomes unplayable. The Debtors cannot predict the impact that future technologies will have on their business. If any one of the technologies described above creates a competitive advantage for the Debtors’ competitors, the Debtors’ business, financial condition, liquidity and results of operations could be adversely affected.

4.	Trend of Consumers Purchasing Movies Rather than Renting Movies Continues

Historically, Studios offered for sale the Movies they distribute at prices too high to generate significant consumer demand to purchase these Movies. A limited number of titles were released at a lower price point when consumers were believed more likely to have a desire to purchase a certain title. The penetration of DVDs into the market at a significantly lower price point has resulted in a significant increase in the quantity of newly released Movies available for purchase by consumers. These Movies are purchased to rent by home video specialty retailers and are purchased to sell by both home video specialty retailers and mass merchants, among others. The Debtors believe that these changes in pricing have led to an increasing number of consumers who decide to purchase, rather than rent, Movies. Further changes in Studio pricing or sustained or further depressed pricing by competitors could further accelerate this trend and could result in increased competition. If the Debtors are not able to derive most of their revenues from their higher–margin rental business, their profit levels would be adversely impacted and the Debtors may not be able to compete with their competitors for the consumer’s sell–through dollar, which in turn could have an adverse effect on the Debtors’ business, financial condition, liquidity and results of operations.

5.	Negative Alterations to Revenue Sharing Agreements

The Debtors currently utilize Revenue Sharing Agreements for a significant number of Movie releases. These Revenue Sharing Agreements have enabled the Debtors to increase significantly the number of copies carried for each title to better meet consumer demand. The Debtors could be adversely affected if these Revenue Sharing Agreements are changed to give the Studios a greater Revenue Share Percentage or if such Revenue Sharing Agreements are discontinued. Additionally, Revenue Sharing Agreements permit the Studios, in the ordinary course of business, to audit their records to determine whether the Debtors have complied with the terms of a Revenue Sharing Agreement. The Debtors may be required to pay additional amounts as a result of these audits. Further, some of the Revenue Sharing Agreements may be terminated on short notice. If the Debtors are unable to purchase Movies through Revenue Sharing Agreements, the Debtors’ business, financial condition, liquidity and results of operations could be adversely affected.

6.	Conditions Negatively Impacting the Motion Picture Industry

The availability of new Movies produced by the Studios is vital to the Debtors. The quality and quantity of new Movies available in their stores could be adversely affected by factors that negatively impact the motion picture industry, such as financial difficulties, regulatory requirements and work disruptions involving key personnel, such as writers or actors. For example, on November 5, 2007, two labor unions that represent film, television and radio writers working in the United States decided to go on strike. Over 12,000 writers are affected by the strike. As of December 2007, negotiations were still in ongoing. Labor strikes, such as this, cost the entertainment industry millions of dollars (for example, the last such strike in 1988, which lasted 22 weeks, cost the American entertainment industry an estimated $500 million). These costs to the entertainment industry, in turn, negatively affect the home video retail industry and could have unintended consequences to the Debtors’ business.

Additionally, the Debtors depend on the Studios to produce new Movies that appeal to consumer tastes. A decrease in the quality and quantity of new Movies available in their stores could result in reduced consumer demand, and the Debtors cannot assure you that future releases of Movies and Video Games will appeal to consumers and, as a result of these uncertainties, the Debtors’ business, financial condition, liquidity and results of operations could be harmed.

7.	Reliance on Video Game Software and Hardware Manufacturers Who Might Not Introduce New Products in a Timely Manner

The Video Game industry is characterized by the significant impact on consumer spending that accompanies the introduction of new gaming software and hardware platforms. Retail spending in the Video Game industry typically grows rapidly with the introduction of new platforms and then declines considerably prior to the release of new platforms. Consumer demand for Video Games available in the Debtors’ stores could be adversely affected if manufacturers fail to introduce new Video Games for these new gaming platforms in a timely manner or are unable to make new Video Games and gaming systems available in sufficient quantities. A decline in consumer demand for Video Games available in the Debtors’ stores could negatively affect the Debtors’ revenues and, as a result, the Debtors’ business, financial condition, liquidity and results of operations could be adversely affected.

8.	Increased Piracy of the Products

The development of the internet and related technologies increases the threat of piracy by making it easier to duplicate and widely distribute pirated content. The Debtors cannot assure you that Studios and others with rights in the product will take steps to enforce their rights against internet piracy or that they will be successful in preventing the distribution of pirated content. Technological developments and advances of products (such as at–home DVD burners) also may increase piracy of Movies and Video Games, and, as a result, the Debtors’ business, financial condition, liquidity and results of operations could be harmed.

9.	Potential for the Loss of Key Members of the Executive Management Team

The Debtors are highly dependent on the efforts and performance of their executive management team. If the Debtors were to lose key members of this team, their business could be adversely affected.

10.	Failure of Management Information Systems to Perform as Expected

The Debtors depend on their management information systems for the efficient operation of their business. The Debtors’ merchandise operations use an inventory utilization system to track rental activity by format for each individual Movie and Video Game title so that the Debtors may determine appropriate buying, distribution and disposition of inventory. The Debtors also rely on a scalable client–server system to maintain and update information relating to revenue, rental and sales activity, Movie and Video Game rental patterns, store membership demographics and individual customer history. These systems, together with their point of sale and in–store systems, allow the Debtors to control their cash flow, keep their in–store inventories at optimum levels, move their inventory more efficiently and track and record their performance. If the Debtors’ management information systems failed to perform as expected, the Debtors’ ability to manage inventory and monitor their performance could be adversely affected, which, in turn, could have an adverse effect on the Debtors’ business, financial condition, liquidity and results of operations.

11.	Inability to Effectively Manage Merchandise Inventory

The Debtors’ merchandise carries risks associated with inventory management, obsolescence and theft. While most of the Debtors’ Movies are returnable to the Studios, the Debtors’ investment in inventory increases their exposure to excess inventories in the event anticipated sales fail to materialize. In addition, customer returns of Video Games, which Video Games are prone to obsolescence because of the nature of the Video Game industry, are subject to negotiation with Video Game Vendors. The prevalence of multiple gaming platforms may make it more difficult to predict accurately consumer demand with respect to Video Games.

The nature of and market for Movies and Video Games makes the Debtors particularly prone to risk of theft and loss. The Debtors’ operating results could suffer if the Debtors are unable to: (a) maintain the appropriate levels of inventory to support customer demand without building excess inventories; (b) obtain or maintain favorable terms from the Studios and Video Game Vendors with respect to payment and product returns; (c) control shrinkage resulting from theft, loss or obsolescence; and (d) avoid significant inventory excesses that could force the Debtors to sell products at a discount or loss. If the Debtors are unable to manage effectively their merchandise inventory such that the Debtors increase their exposure to excess inventories in the event anticipated sales fail to materialize, the Debtors’ profitability could decline, which could have an adverse effect on the Debtors’ business, financial condition, liquidity and results of operations.

12.	Failure to Meet or Exceed Expected Average Price for Previously–Viewed Movie Titles or Video Games

The Debtors earn revenues from the sale of previously viewed Movies and Video Games. The Debtors need to sell previously viewed Movies and Video Games at an expected price to achieve certain gross margin targets. The Debtors’ gross margins may be adversely affected if the average sales price for previously viewed Movies and Video Games is not at or above their target price. A consumer’s desire to own a particular Movie or Video Game and the number of previously viewed Movies or Video Games available for sale to the public by the Debtors’ competitors are both factors that affect the Debtors’ ability to sell previously viewed Movies and Video Games at their target price. Additionally, sales of previously viewed Movies and Video Games also compete with newly released Movies and Video Games priced for sell–through. As a result, there are no assurances that the Debtors will be able to sell previously viewed Movies and Video Games at or above the expected price. If selling prices for previously viewed Movies and Video Games decline, the Debtors may be required to write down the carrying value of their rental inventory and, as a result, the Debtors’ business, financial condition, liquidity and results of operations could be adversely affected.

13.	Fluctuations in the Quarterly Operating Results That are Unrelated to the Debtors’ Long–Term Performance

Historically, the Debtors’ quarterly operating results have varied, and the Debtors anticipate that they will continue to vary in the future. Factors that may cause quarterly operating results to vary, many of which the Debtors cannot control, include, without limitation: (a) decreased consumer demand for the Debtors’ products; (b) decreased prices at which the Debtors can rent or sell their products; (c) the timing, cost and availability of newly–released Movies and Video Games; (d) increased competition from providers of similar products, other forms of entertainment, and special events, such as the Olympics or ongoing major news events of significant public interest; and (e) acts of God or public authorities, war, civil unrest, hurricanes, fire, floods, earthquakes, acts of terrorism and other matters beyond the Debtors’ control.

Further, the Debtors’ revenues and operating results fluctuate on a seasonal basis, because seasonality and weather patterns can either significantly increase business (inclement conditions that prohibit outdoor activities) or significantly decrease business (mild temperatures and dry conditions that reduce the consumer’s desire to relax indoors). The home video retail industry generally experiences relative revenue declines in April and May, due in part to the change in Daylight Savings Time and improved weather, and in September and October, due in part to the start of the traditional school year and the introduction of new television programs. The industry typically experiences peak revenues during the months of November, December and January due to the holidays in these months, inclement weather conditions and, frequently, the home video release of the preceding summer’s hit titles. The Video Game sales business is traditionally strongest in November and December, as title releases are often clustered around the holiday shopping season.

In light of these seasonal variations in the Debtors’ revenues and operating results and the impact on the Debtors’ revenues and operating results of the strength of the home video title slate, comparisons of the Debtors’ revenues and operating results for any period with those of the immediately preceding period or the same period of the preceding fiscal year may be of limited relevance in evaluating historical financial performance and predicting future financial performance. The Debtors’ working capital, Cash and short–term borrowings also fluctuate during the year as a result of numerous factors. Although the Debtors have used their reasonable business judgment to predict future earning potential and revenue, there can be no assurance that these predictions will be realized.

The Debtors’ operating results may suffer if revenues during peak seasons do not meet expectations. If revenues during these periods do not meet expectations, the Debtors may not generate sufficient revenue to offset increased costs incurred in preparation for peak seasons and their operating results may suffer. Finally, the operational risks described elsewhere in these risk factors may be exacerbated if the events described therein were to occur during a peak season.

14.	Threat of Litigation

From time–to–time, the Debtors are subject to claims or litigation incidental to their business. As of the date of the Disclosure Statement, the Debtors are not currently involved in any legal proceedings that, individually or in the aggregate, are expected to harm the Debtors’ business, financial condition, liquidity and results of operations.

15.	Exposure to Laws in a Number of Jurisdictions to Various Contractual Obligations and Restrictions

In operating approximately 3,640 stores located throughout all 50 states, the Debtors are exposed to federal, state and local legal issues in a significant number of jurisdictions. Additionally, the Debtors are party to various contracts and business relationships that require the Debtors to adhere to certain contractual obligations. Any changes or modifications to the Debtors’ obligations under their contracts and business relationships, as well as any changes in local, state and/or federal laws, could adversely affect the Debtors’ business, financial condition, liquidity and operations.

D.	RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS

1.	Financial Information Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed

The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

2.	Financial Projections and Other Forward Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtors’ operations, that are, by their nature, forward looking, and which projections are necessarily based on certain assumptions and estimates. Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future experiences of the Reorganized Debtors may turn out to be different from the financial projections.

Specifically, the projected financial results contained in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize, including, without limitation, assumptions concerning: (a) the timing of Confirmation and Consummation of the Plan in accordance with its terms; (b) the anticipated future performance of the Reorganized Debtors, including, without limitation, the Debtors’ ability to maintain or increase revenue and gross margins, control future operating expenses or make necessary capital expenditures; (c) general business and economic conditions; (d) overall industry performance and trends; (e) the Debtors’ ability to maintain market strength and receive vendor support by way of favorable purchasing terms; and (f) consumer preferences continuing to support the Debtors’ business plan.

Due to the inherent uncertainties associated with projecting financial results generally, the projections contained in this Disclosure Statement will not be considered assurances or guarantees of the amount of funds or the amount of Claims that may be Allowed in the various Classes. While the Debtors believe that the financial projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized.

E.	DISCLOSURE STATEMENT DISCLAIMER

1.	Information Contained Herein is for Soliciting Votes and Exercising Subscription Rights

The information contained in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and for purposes of exercising Subscription Rights and may not be relied upon for any other purposes.

2.	This Disclosure Statement Was Not Approved by the Securities and Exchange Commission

Although a copy of this Disclosure Statement was served on the Securities and Exchange Commission, and the Securities and Exchange Commission was given an opportunity to object to the adequacy of this Disclosure Statement before the Bankruptcy Court approved it, this Disclosure Statement was not filed with the Securities and Exchange Commission under the Securities Act or applicable state securities laws. Neither the Securities and Exchange Commission nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

3.	Reliance on Exemption from Registration Pursuant to Section 1145 of the Bankruptcy Code

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure and is not necessarily in accordance with federal or state securities laws or other similar laws. Neither the offer of New Common Stock nor the Rights Offering to Holders of certain Classes of Claims has been registered under the Securities Act of 1933, as amended, or similar state securities or “blue sky” laws. To the maximum extent permitted by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance of the New Common Stock, including the shares reserved for issuance in connection with the exercise of Warrants or the shares reserved for issuance under the Management and Director Equity Incentive Program, will be exempt from registration under the Securities Act of 1933 by virtue of section 4(2) of the Plan or Regulation D promulgated thereunder.

4.	This Disclosure Statement May Contain Forward Looking Statements

This Disclosure Statement may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology.

The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The liquidation analysis, distribution projections and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.

5.	No Legal or Tax Advice Is Provided to You by this Disclosure Statement

This Disclosure Statement is not legal advice to you. The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each Holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Equity Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

6.	No Admissions Made

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Equity Interest or any other parties in interest.

7.	Failure to Identify Litigation Claims or Projected Objections

No reliance should be placed on the fact hat a particular litigation claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors may seek to investigate, File and prosecute Claims and Equity Interest and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether the Disclosure Statement identifies such Claims or Objections to Claims.

8.	No Waiver of Right to Object or Right to Recover Transfers and Assets

The vote by a Holder of an Allowed Claim for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim, or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the Debtors or their respective Estates are specifically or generally identified herein.

9.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.

10.	Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

11.	No Representations Outside the Disclosure Statement Are Authorized

No representations concerning or relating to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel to the Debtors, the counsel to the Committee and the United States Trustee.

F.	LIQUIDATION UNDER CHAPTER 7

If no plan can be Confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and the Debtors’ liquidation analysis is set forth in Section VIII herein, “Confirmation Procedures” and the Liquidation Analysis attached hereto as Exhibit D.

X. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the Plan to the Debtors and certain Holders of Claims. This summary is based on the Internal Revenue Code, Treasury Regulations thereunder and administrative and judicial interpretations and practice, all as in effect on the date of the Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the Internal Revenue Service as to any of the tax consequences of the Plan discussed below. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences of the Plan described below.

This summary does not apply to Holders of Claims that are not United States Persons (as such term is defined in the Internal Revenue Code) or that are otherwise subject to special treatment under United States federal income tax law (including, without limitation, banks, governmental authorities or agencies, financial institutions, insurance companies, pass–through Entities, tax–exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies and regulated investment companies). The following discussion assumes that Holders of Allowed Claims hold such Claims as “capital assets” within the meaning of section 1221 of the Internal Revenue Code. Moreover, this summary does not purport to cover all aspects of United States federal income taxation that may apply to the Debtors and Holders of Allowed Claims based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under state, local or foreign tax law.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX–RELATED PENALTIES UNDER THE TAX CODE. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT

WRITTEN TO SUPPORT THE PROMOTION, MARKETING OR PROMOTION OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS

1.	Consequences to Holders of Allowed 11% Senior Note Claims and Allowed General Unsecured Claims

a.	Exchange of Allowed 11% Senior Note Claims and Allowed General Unsecured Claims for New Common Stock, Cash, Warrants and Litigation Trust Beneficial Interests

Pursuant to the Plan, Allowed 11% Senior Note Claims will be exchanged for New Common Stock, Warrants and Litigation Trust beneficial interests, and Allowed General Unsecured Claims will be exchanged for (1) New Common Stock or Cash, (2) Warrants and (3) Litigation Trust beneficial interests. The amount received, if any, with respect to the Litigation Trust beneficial interests is contingent on the outcome of the Claims placed into the Litigation Trust. The United States federal income tax consequences to Holders of such Allowed Claims depend on whether: (1) the Allowed Claims are treated as “securities” of Movie Gallery (as opposed to not being treated as “securities” or being treated as “securities” of Movie Gallery’s subsidiaries) for purposes of the reorganization provisions of the Internal Revenue Code; and (2) the Debtors’ restructuring qualifies as a tax–free reorganization.

Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that term–length of a debt instrument at issuance is an important factor in determining whether such an instrument is a security for United States federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that such debt instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, without limitation: (1) the security for payment; (2) the creditworthiness of the obligor; (3) the subordination or lack thereof to other creditors; (4) the right to vote or otherwise participate in the management of the obligor; (5) convertibility of the instrument into an equity interest of the obligor; (6) whether payments of interest are fixed, variable or contingent; and (7) whether such payments are made on a current basis or accrued.

To the extent that all or some of the Allowed 11% Senior Note Claims and Allowed General Unsecured Claims are treated as Securities of Movie Gallery, then the exchange of such Allowed Claims so treated for New Common Stock, Warrants and Litigation Trust beneficial interests pursuant to the Plan should be treated as a recapitalization and, therefore, a tax–free reorganization. In such case, each Holder of such Allowed Claims that are treated as securities of Movie Gallery should not recognize any gain or loss on the exchange, except that a Holder should recognize any gain (but not loss) on the exchange to the extent of the fair market value (as of the date the they are distributed to the Holder) of the Litigation Trust beneficial interests received. Such gain should be capital in nature so long as the Allowed Claims are held as capital assets (subject to the “market discount” rules described below) and should be long–term capital gain if the Holder has a holding period for Allowed Claims of more than one year. To the extent that a portion of the consideration received in exchange for the Allowed Claims is allocable to Accrued but Untaxed Interest, the Holder may recognize ordinary income (as discussed in greater detail in Section X.A.2 herein, “Accrued but Untaxed Interest”).

Such Holder should obtain a tax basis in the New Common Stock and Warrants equal to the tax basis of the Allowed Claims surrendered therefor and should have a holding period for the New Common Stock and Warrants that includes the holding period for the Allowed Claims exchanged therefor; provided, however, that the tax basis of the Litigation Trust beneficial interests received should equal their fair market value (as of the date the they are distributed to the Holder) and their holding period should not include the holding period of the Allowed Claims exchanged therefor, and the tax basis of any New Common Stock, Warrants and Litigation Trust beneficial interests

(or portion thereof) treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such New Common Stock and Warrants (or portion thereof) should not include the holding period of the Allowed Claims exchanged therefor.

To the extent that Allowed 11% Senior Note Claims or Allowed General Unsecured Claims are not treated as Securities of Movie Gallery, a Holder of such Allowed Claims will be treated as exchanging its Allowed Claims for New Common Stock, Warrants and Litigation Trust beneficial interests in a taxable exchange under section 1001 of the Internal Revenue Code. Accordingly, each Holder of such Allowed Claims should recognize gain or loss equal to the difference between: (1) the fair market value of New Common Stock, Warrants and Litigation Trust beneficial interests (as of the date the they are distributed to the Holder) received in exchange for the Allowed Claims; and (2) the Holder’s adjusted basis, if any, in the Allowed Claims. Such gain or loss should be capital in nature so long as the Allowed Claims are held as capital assets (subject to the “market discount” rules described below) and should be long–term capital gain or loss if the Holder has a holding period for Allowed Claims of more than one year. To the extent that a portion of the consideration received in exchange for the Allowed Claims is allocable to Accrued but Untaxed Interest, the Holder may recognize ordinary income (as discussed in greater detail in Section X.A.2 herein, “Accrued but Untaxed Interest”). A Holder’s tax basis in New Common Stock, Warrants and/or Litigation Trust beneficial interests received should equal their fair market value as of the date they are distributed to the Holder. A Holder’s holding period for New Common Stock and Warrants should begin on the day following the Effective Date.

Regardless of whether a Holder’s Allowed Claims are treated as “securities” of Movie Gallery for United States federal income tax purposes, a Holder who receives Cash should recognize gain or loss equal to the difference between (1) the amount of Cash received that is not allocable to accrued interest and (2) the Holder’s tax basis in the Allowed Claims surrendered therefor by the Holder. Such gain or loss should be capital in nature so long as the Allowed Claims are held as capital assets (subject to the “market discount” rules described below) and should be long–term capital gain or loss if the Holder has a holding period for Allowed Claims of more than one year. To the extent that a portion of the Cash received in exchange for the Allowed Claims is allocable to Accrued but Untaxed Interest, the Holder may recognize ordinary income (as discussed in greater detail in Section X.A.2 herein, “Accrued but Untaxed Interest”).

It is plausible that a Holder of such Allowed Claims could treat the transaction as an “open” transaction for United States federal tax purposes, in which case the recognition of any gain or loss on the transaction might be deferred pending the determination of the amount of the Litigation Trust Distributions received. The United States federal income tax consequences of an open transaction are uncertain and highly complex, and a Holder should consult with its own tax advisor if it believes open transaction treatment might be appropriate.

b.	Exchange of Allowed 11% Senior Note Claims and Allowed General Unsecured Claims Against Movie Gallery’s Subsidiaries

Certain Movie Gallery subsidiaries (i.e., Movie Gallery US, LLC, M.G.A. Realty I, LLC, M.G. Digital, LLC, and MG Automation LLC) should be treated as “disregarded entities” solely for United States federal tax purposes, and, therefore, Holders of Allowed Claims against such subsidiaries may be treated for United States federal tax purposes as though they actually held Claims against Movie Gallery. In that event, the exchange of such Claims (assuming such Claims qualify as a “security” for tax purposes) for New Common Stock and Warrants should qualify for tax–free treatment, except that a Holder of such Claims should recognize gain (but not loss) to the extent that Litigation Trust beneficial interests are received, and may recognize ordinary income to the extent any consideration is treated as received in satisfaction of Accrued but Untaxed Interest on such Claims (as discussed in greater detail in Section X.A.2 herein, “Accrued but Untaxed Interest”).

However, Holders of Allowed Claims against Movie Gallery’s subsidiaries that are not treated as “disregarded entities” solely for United States federal tax purposes (including Hollywood) (the “Subsidiary Claims”) may recognize gain or loss on the exchange of such Claims for New Common Stock, Warrants and Litigation Trust beneficial interests. Although certain Subsidiary Claims may constitute securities, the exchange of Subsidiary

Claims for New Common Stock, Warrants and Litigation Trust beneficial interests likely may not qualify as a tax–free reorganization because the Subsidiary Claims were issued by a subsidiary of Movie Gallery that is not treated as a “disregarded entity” for United States federal income tax purposes and will be exchanged for equity in Movie Gallery. Accordingly, Holders of Subsidiary Claims may recognize gain or loss equal to the difference between: (1) the fair market value of New Common Stock, Warrants and Litigation Trust beneficial interests (as of the date they are distributed to the Holder) received in exchange for the Subsidiary Claims; and (2) the Holder’s adjusted basis in the Subsidiary Claims. Such gain or loss should be capital in nature so long as the Subsidiary Claims are held as capital assets (subject to the “market discount” rules described below) and should be long–term capital gain or loss if the Subsidiary Claims were held for more than one year. To the extent that a portion of the consideration received in exchange for the Subsidiary Claims is allocable to Accrued but Untaxed Interest, the Holder may recognize ordinary income (as discussed in greater detail in Section X.A.2 herein, “Accrued but Untaxed Interest”). If gains or losses are recognized, a Holder’s tax basis in New Common Stock, Warrants and Litigation Trust beneficial interests received should equal their fair market value as of the date they are distributed to the Holder, and a Holder’s holding period for New Common Stock and Warrants should begin on the day following the Effective Date.

Regardless of whether a Holder’s Allowed Claims are treated as “Securities” of Movie Gallery for United States federal income tax purposes, a Holder who receives Cash should recognize gain or loss equal to the difference between (1) the amount of Cash received that is not allocable to accrued interest and (2) the Holder’s tax basis in the Allowed Claims surrendered therefor by the Holder. Such gain or loss should be capital in nature so long as the Allowed Claims are held as capital assets (subject to the “market discount” rules described below) and should be long–term capital gain or loss if the Subsidiary Claims were held for more than one year. To the extent that a portion of the Cash received in exchange for the Subsidiary Claims is allocable to Accrued but Untaxed Interest, the Holder may recognize ordinary income (as discussed in greater detail in Section X.A.2 herein, “Accrued but Untaxed Interest”).

It is plausible that a Holder of such Allowed Claims could treat the transaction as an “open”‘ transaction for United States federal income tax purposes, in which case, the recognition of any gain or loss on the transaction might be deferred pending the determination of the amount of the Litigation Trust Distributions received. The United States federal income tax consequences of an open transaction are uncertain and highly complex, and a Holder should consult with its own tax advisor if it believes open transaction treatment might be appropriate.

2.	Accrued but Untaxed Interest

A portion of the consideration received by Holders of Claims may be attributable to Accrued but Untaxed Interest on such Claims. Such amount should be taxable to that Holder as interest income if such accrued interest has not been previously included in the Holder’s gross income for United States federal income tax purposes.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to Accrued but Untaxed Interest is unclear. Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated unpaid interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for United States federal income tax purposes. The Internal Revenue Service could take the position, however, that the consideration received by the Holder should be allocated in some way other than as provided in the Plan. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

3.	Market Discount

Holders who exchange Allowed Claims (including Subsidiary Claims) for New Common Stock, Cash, Warrants and/or Litigation Trust beneficial interests may be affected by the “market discount” provisions of sections 1276 through 1278 of the Internal Revenue Code. Under these provisions, some or all of the gain realized by a Holder may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued “market discount” on such Allowed Claims.

In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is considered to be acquired with “market discount” as to that holder if the debt obligation’s stated redemption price at maturity (or revised issue price as defined in section 1278 of the Internal Revenue Code, in the case of a debt obligation issued with original issue discount) exceeds the tax basis of the debt obligation in the holder’s hands immediately after its acquisition. However, a debt obligation is not a “market discount bond” if the excess is less than a statutory de minimis amount (equal to 0.25% of the debt obligation’s stated redemption price at maturity or revised issue price, in the case of a debt obligation issued with original issue discount, multiplied by the number of complete years remaining until maturity at the time of the acquisition).

Any gain recognized by a Holder on the taxable disposition of Allowed Claims (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Allowed Claims were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the Allowed Claims that were acquired with market discount are exchanged in a tax–free transaction for other property (as may occur here), any market discount that accrued on the Allowed Claims (i.e., up to the time of the exchange) but was not recognized by the Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of such accrued market discount.

4.	Receipt of Beneficial Interests in the Litigation Trust

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary, pursuant to Treasury Regulation Section 301.7701–4(d) and related regulations, the Litigation Trustee intends to take a position on the Litigation Trust’s tax return that the Litigation Trust should be treated as a grantor trust set up for the benefit of the Litigation Trust Beneficiaries. Holders of Allowed Claims that receive a beneficial interest in the Litigation Trust will be treated for United States federal income tax purposes as receiving their pro rata shares of the Litigation Trust Assets from the Debtors in a taxable exchange and then depositing them in the Litigation Trust in exchange for beneficial interests in the Litigation Trust. Holders of Allowed Claims that receive a beneficial interest in the Litigation Trust will be required to report on their United States federal income tax returns their share of the Litigation Trust’s items of income, gain, loss, deduction and credit in the year recognized by the Litigation Trust. This requirement may result in such Holders being subject to tax on their allocable share of the Litigation Trust’s taxable income prior to receiving any cash distributions from the Litigation Trust. Holders of Allowed Claims that receive a beneficial interest in the Litigation Trust are urged to consult their tax advisors regarding the tax consequences of the right to receive and of the receipt (if any) of property from the Litigation Trust.

5.	Rights Offering

The Plan contemplates that the Debtors will raise $50 million through the Rights Offering. A recipient of Subscription Rights generally should not recognize taxable gain or loss upon the exercise of such Subscription Rights. The tax basis in the New Common Stock received upon exercise of the Subscription Rights should equal the sum of the holder’s tax basis in the Subscription Rights and the amount paid for such New Common Stock. The holding period in such New Common Stock received should commence the day following its acquisition.

6.	Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder of a Claim may be subject to backup withholding (currently at a rate of 28%) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided, however, that the required information is provided to the Internal Revenue Service.

The Debtors will withhold all amounts required by law to be withheld from payments of interest. The Debtors will comply with all applicable reporting requirements of the Internal Revenue Service.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

B.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE REORGANIZED DEBTORS

1.	Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of Cash paid, and (y) the fair market value of any new consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange.

A debtor will not, however, be required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108 of the Internal Revenue Code. In general, tax attributes will be reduced in the following order: (a) NOLs; (b) most tax credits and capital loss carryovers; (c) tax basis in assets; and (d) foreign tax credits. A debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Internal Revenue Code.

Because the Plan provides that Holders of certain Allowed Claims will receive New Common Stock, Warrants and Litigation Trust beneficial interests, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend on the fair market value of the New Common Stock, Warrants and Litigation Trust beneficial interests exchanged therefor. This value cannot be known with certainty until after the Effective Date. Despite this reduction, the Debtors expect that they will have NOL carryovers remaining after emergence from chapter 11, subject to the limitations discussed herein.

2.	Limitation of NOL Carry Forwards and Other Tax Attributes

The Reorganized Debtors may have NOL carryovers and other tax attributes at emergence. The amount of such NOL carryovers that will be available to the Reorganized Debtors at emergence is based on a number of factors and is impossible to calculate at this time. Some of the factors that will impact the amount of available NOLs include: (a) the amount of tax losses incurred by the Debtors in 2007; (b) the value of the New Common Stock, Warrants and Litigation Trust beneficial interests; and (c) the amount of COD Income incurred by the Debtors in connection with Consummation. The Debtors anticipate that subsequent utilization of any losses and NOL carryovers remaining and possibly certain other tax attributes may be restricted as a result of and upon Consummation.

Following Consummation, the Debtors anticipate that any remaining NOL and tax credit carryovers and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, the “Pre–Change Losses”) may be subject to limitation under section 382 of the Internal Revenue Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions pursuant to the Plan.

Under section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the amount of its Pre–Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. As discussed in greater detail herein, the Debtors anticipate that the issuance of the New Common Stock pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Debtors’ use of their NOL carryovers will be subject to limitation unless an exception to the general rules of section 382 of the Internal Revenue Code applies.

a.	General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (1) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (2) the “long–term tax–exempt rate” in effect for the month in which the “ownership change” occurs (currently approximately 4.5%). Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

b.	Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when so–called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre–Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Debtors undergo another “ownership change” within two years after Consummation, then the Debtors’ Pre–Change Losses effectively would be eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a debtor corporation that undergoes an “ownership change” generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under it the debtor corporation is not required to reduce their NOLs by the amount of interest deductions claimed within the prior three–year period, and the debtor may undergo a change of ownership within two years without triggering the elimination of its NOLs.

While it is not certain, it is doubtful at this point that the Debtors will elect to utilize the 382(l)(5) Exception. In the event that the Debtors do not use the 382(l)(5) Exception, the Debtors expect that their use of their NOLs after the Effective Date will be subject to limitation based on the rules discussed above, but taking into account the 382(l)(6) Exception. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre–Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the Internal Revenue Code were to occur after the Effective Date.

3.	Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. For example, except for alternative tax NOLs generated in or deducted as carryforwards in taxable years ending in 2001 and 2002, which can offset 100% of a corporation’s AMTI, only 90% of a corporation’s AMTI may be offset by available alternative tax NOL carryforwards. The effect of this rule could cause Reorganized Movie Gallery to owe a modest amount of federal and state income tax on taxable income in future years even though NOL carryforwards are available to offset that taxable income. Additionally, under section 56(g)(4)(G) of the Internal Revenue Code, an ownership change (as discussed above) that occurs with respect to a corporation having a net unrealized built–in loss in its assets will cause, for AMT purposes, the adjusted basis of each asset of the corporation immediately after the ownership change to be equal to its proportionate share (determined on the basis of respective fair market values) of the fair market value of the assets of the corporation, as determined under section 382(h) of the Internal Revenue Code, immediately before the ownership change. The Debtors do not believe they will have a net unrealized built–in loss in their assets immediately after the ownership change.

XI. GLOSSARY OF DEFINED TERMS

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, will include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document will be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed will mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof” and “hereto” refer to the Disclosure Statement in its entirety rather than to a particular portion of the Disclosure Statement; (f) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules will have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

Unless the context otherwise requires, the following terms will have the following meanings when used in capitalized form herein:

1. “9.625% Senior Subordinated Note Claim” means any Claim derived from or based upon the 9.625% Senior Subordinated Notes Indenture.

2. “9.625% Senior Subordinated Notes” means the 9.625% Senior Subordinated Notes due March 15, 2011, issued by Hollywood Entertainment Corporation and guaranteed by Hollywood Management Company pursuant to the 9.625% Senior Subordinated Notes Indenture.

3. “9.625% Senior Subordinated Notes Indenture” means that certain Indenture, dated as of January 25, 2002, among Hollywood Entertainment Corporation, as issuer, Hollywood Management Company, as guarantor, and BNY Western Trust Company, as trustee, as amended by the supplemental indenture dated as of December 18, 2002.

4. “9.625% Senior Subordinated Notes Trustee” means BNY Western Trust Company.

5. “11% Senior Note Claim” means any Claim derived from or based upon the 11% Senior Notes and 11% Senior Notes Indenture.

6. “11% Senior Notes” means the 11% Senior Unsecured Notes due May 1, 2012, issued by Movie Gallery, Inc. pursuant to the 11% Senior Notes Indenture and guaranteed by each of the domestic subsidiaries of Movie Gallery, Inc.

7. “11% Senior Notes Forbearance Agreement” means that certain forbearance agreement by and among the Debtors and Sopris, dated as of August 31, 2007.

8. “11% Senior Notes Indenture” means that certain Indenture, dated as April 27, 2005, among Movie Gallery, Inc., as issuer, Movie Gallery US, Inc., Movie Gallery Services, Inc., Movie Gallery Licenses, Inc., Movie Gallery Finance Inc., Movie Gallery Asset Management, Inc., M.G.A. Realty I, LLC, M.G. Digital, LLC, Hollywood Entertainment Corporation and Hollywood Management Company, as guarantors, and SunTrust Bank, as trustee.

9. “11% Senior Notes Trustee” means U.S. Bank National Association, as successor to Sun Trust Bank, as trustee.

10. “2002 List” means, collectively, all Entities that have Filed a request for service of documents pursuant to Bankruptcy Rule 2002 pursuant to the Case Management Order.

11. “2005 Credit Facility” means that certain issuance of certain new senior secured credit facilities guaranteed by all of the Debtors’ domestic subsidiaries in an aggregate principal amount of $870 million that was used, among other things, to finance Movie Gallery’s acquisition of Hollywood.

12. “382(l)(5) Exception” means 26 I.R.C. § 382(l)(5).

13. “382(l)(6) Exception” means 26 I.R.C. § 382(l)(6).

14. “Accommodation Agreement” means an agreement between the Debtors and a major Studio, as authorized by the Studio Order.

15. “Accrued but Untaxed Interest” means interest that has accumulated since principal investment or since the previous interest payment if there has been one already, that has not been paid or taxed.

16. “Accrued Professional Compensation” means, at any given moment, all accrued and/or unpaid fees and expenses (including, without limitation, success fees and Allowed Professional Compensation) for legal, financial advisory, accounting and other services and reimbursement of expenses that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise rendered prior to the Confirmation Date by all Retained Professionals in the Chapter 11 Cases that the Bankruptcy Court has not denied by a Final Order, to the extent that any such fees and expenses have not been previously paid regardless of whether a fee application has been Filed for any such amount. To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Retained Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

17. “Adjusted Equity Value” means an amount equal to the Pre–Money Equity Value plus the Allowed Sopris Second Lien Claims plus the Rights Offering Amount plus the Rights Offering Commitment Fee.

18. “Administrative Claim” means any Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary costs and expenses incurred after the Commencement Date of preserving the respective Estates and operating the businesses of the Debtors; (b) Allowed Professional Compensation; (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911–1930; (d) Allowed reimbursable expenses of Committee Members; and (e) claims under section 503(b)(9) of the Bankruptcy Code. Administrative Claims do not include DIP Credit Agreement Claims, which are separately treated under the Plan.

19. “Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code.

20. “Allowed” means, with respect to Claims: (a) any Claim, proof of which is timely–Filed by the applicable bar date (or that by the Bankruptcy Code or Final Order is not or shall not be required to be Filed); (b) any Claim that is listed in the Schedules as of the Effective Date as not contingent, not unliquidated and not disputed, and for which no Proof of Claim has been timely–Filed; or (c) any Claim Allowed pursuant to the Plan; provided, however, that with respect to any Claim described in clauses (a) or (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to any Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (z) such an objection is so interposed and the Claim shall have been Allowed for distribution purposes only by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated or disputed, and for which no Proof of Claim has been timely–Filed, is not considered Allowed and shall be expunged without further action by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval of the Bankruptcy Court.

21. “Allowed Professional Compensation” means all Accrued Professional Compensation allowed or awarded by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction.

22. “Alternative Transaction” has the meaning set forth in the Plan Support Agreement.

23. “Amended and Restated First Lien Credit Agreement” means an Amended and Restated First Lien Credit Agreement in accordance with the Amended and Restated First Lien Credit Agreement Term Sheet and in substantially the form attached to the Notice of Amended and Restated Credit Agreements in form and substance acceptable to the First Lien Agents.

24. “Amended and Restated First Lien Credit Agreement Term Sheet” means the term sheet attached as Exhibit A to the Plan.

25. “Amended and Restated Second Lien Credit Agreement” means an Amended and Restated Second Lien Credit Agreement in accordance with the Amended and Restated Second Lien Term Sheet and in substantially the form attached to the Notice of Amended and Restated Credit Agreements.

26. “Amended and Restated Second Lien Credit Agreement Term Sheet” means the term sheet attached as Exhibit B to the Plan.

27. “Amended Phase I Lease Auction Procedures” means those certain auction procedures approved by the Bankruptcy Court pursuant to that certain Third Amended Order Authorizing an Auction Process and Approving Bid Procedures for the Disposition of the Debtors’ Interest in Certain Nonresidential Real Property Leases and Granted Relief, entered by the Bankruptcy Court on November 9, 2007 [Docket No. 717].

28. “AMT” means alternative minimum tax.

29. “AMTI” means alternative minimum taxable income.

30. “Backstop Commitment” means the agreement by the Backstop Party pursuant to the Backstop Rights Purchase Agreement to purchase all of the Rights Offering Shares in excess of the Sopris Senior Notes Commitment that are not purchased by the Rights Offering Participants as part of the Rights Offering.

31. “Backstop Party” means investment Entities affiliated with Sopris.

32. “Backstop Rights Purchase Agreement” means that certain agreement in accordance with the Rights Offering Term Sheet setting forth the terms and conditions of the Rights Offering and the Backstop Commitment.

33. “Ballots” means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.

34. “Ballot Instructions” means those instructions attached to the Ballots.

35. “Bankruptcy Code” means Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101–1532, as applicable to the Chapter 11 Cases.

36. “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the Order of the United States District Court for the Eastern District of Virginia pursuant to section 157(a) of title 28 of the United States Code, the United States District Court for the Eastern District of Virginia.

37. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. § 2075 and the general, local and chambers rules of the Bankruptcy Court.

38. “Beneficial Holder” means a beneficial owner of publicly–traded Securities whose Claims have not been satisfied prior to the Record Date pursuant to Bankruptcy Court order or otherwise, as reflected in the records maintained by the Nominees holding through the DTC or other relevant security depository and/or the applicable indenture trustee, as of the Record Date.

39. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

40. “Business Combination” has the meaning set forth in the Plan Support Agreement.

41. “Case Management Order” means that certain Order Establishing Certain Notice, Case Management and Administrative Procedures, entered by this Bankruptcy Court on October 17, 2007 [Docket No. 88].

42. “Case Website” means that certain website maintained by the Debtors’ Voting and Claims Agent, available at: http://www.kccllc.net/moviegallery.

43. “Cash” means the legal tender of the United States of America or the equivalent thereof, including, without limitation, bank deposits, checks and Cash Equivalents.

44. “Cash Equivalents” means equivalents of Cash in the form of readily marketable securities or instruments issued by an Entity, including, without limitation, readily marketable direct obligations of, or obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody’s rating of “A2” or better, or equivalent rating of any other nationally recognized rating service, or interest bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders’ equity or capital of not less than one hundred million dollars ($100,000,000) having maturities of not more than one year, at the then best generally available rates of interest for like amounts and like periods.

45. “Causes of Action” means all actions, causes of action, Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third–party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date.

46. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

47. “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

48. “Claims Bar Date” means, as applicable, (a) January 25, 2008, (b) the Government Bar Date or (c) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claims.

49. “Claims Bar Date Order” means, that certain Order (A) Establishing Bar Dates and (B) Approving the Form and Manner of Notice of Commencement of Cases and Notice of Bar Dates for Creditors to File Proofs of Claims, entered by this Bankruptcy Court on October 18, 2007 [Docket No. 111] together with that certain Order Supplementing The Order (A) Establishing Bar Dates and (B) Approving The Form and Manner of Notice of Commencement of Cases and Notice of Bar Dates for Creditors To File Proofs of Claim, entered by this Bankruptcy Court on December 5, 2007 [Docket No. 1103].

50. “Claims Objection Bar Date” means, for each Claim, the later of (a) 365 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claims.

51. “Claims Register” means the official register of Claims maintained by the Voting and Claims Agent.

52. “Class” means a category of Holders of Claims or Equity Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

53. “COD Income” means cancellation of debt income.

54. “Commencement Date” means October 16, 2007, the date on which the Debtors commenced the Chapter 11 Cases.

55. “Commitment Fee” means that certain fee that the Debtors will pay the Backstop Party in an amount equal to 2.3% of the Rights Offering Amount on the Effective Date.

56. “Committee” means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 Cases on October 18, 2007, pursuant to section 1102 of the Bankruptcy Code, comprising the Committee Members and as reconstituted from time to time.

57. “Committee Members” means the members of the Committee, as may be reconstituted from time to time: (a) Paramount Home Entertainment; (b) The Inland Real Estate Group of Companies, Inc.; (c) Southern Development of Mississippi; (d) Universal Studios Home Entertainment; (e) U.S. Bank National Association, as Indentured Trustee; (f) Coca–Cola Enterprises Bottling Companies; and (g) Twentieth Century Fox Home Entertainment.

58. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX of the Plan having been: (a) satisfied; or (b) waived pursuant to Article IX.C of the Plan.

59. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

60. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

61. “Confirmation Hearing Date” means [xx] at [xx] prevailing Eastern Time.

62. “Confirmation Hearing Notice” means that certain notice of the Confirmation Hearing approved by the Disclosure Statement Order.

63. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

64. “Consenting 11% Senior Note Holders” means those Holders of 11% Senior Note Claims that are parties to the Plan Support Agreement.

65. “Consenting First Lien Holders” means those Holders of First Lien Claims that are parties to the Plan Support Agreement.

66. “Consenting Holders” means, collectively, the Consenting 11% Senior Note Holders, the Consenting First Lien Holders and the Consenting Second Lien Holders.

67. “Consenting Second Lien Holders” means those Holders of Second Lien Claims that are parties to the Plan Support Agreement.

68. “Consummation” means the occurrence of the Effective Date.

69. “Copy Depth Program” means a movie purchasing arrangement whereby the Debtors acquire Movies for a lower up–front payment coupled with an obligation to return or destroy some percentage of the Movies at the end of a specified term.

70. “Core Group” means as defined in the Case Management Order: (a) the United States Trustee; (b) counsel to the Debtors, Kirkland & Ellis LLP; (c) counsel to the Committee, Pachulski and Miles; (d) counsel to the DIP Arranger and First Lien Administrative Agent; and (e) counsel to the agent for the Second Lien Lenders.

71. “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors under section 365 of the Bankruptcy Code.

72. “D&O Liability Insurance Policies” means all insurance policies for directors and officers’ liability maintained by the Debtors as of the Commencement Date, including, without limitation, the Directors and

Officers’ Liability (Traditional) policy issued by XL Specialty Insurance and expiring on September 9, 2008 and the Directors and Officers’ Liability (Side A Excess) issued by XL Specialty Insurance and expiring on September 9, 2008 with an automatic six year run off.

73. “Debtor” means one of the Debtors, in its individual capacity as a debtor in these Chapter 11 Cases.

74. “Debtor Release” means the release given by the Debtors to the Debtor Releasees as set forth in Article X.B of the Plan.

75. “Debtor Releasees” means, collectively, (a) all current and former members (including ex officio members), officers, directors and employees of the Debtors and their subsidiaries, (b) all attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals, agents, affiliates and representatives of the Debtors and their subsidiaries and (c) the Third Party Releasees, their respective predecessors and successors in interest, and all of their respective current and former members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals, agents, affiliates and representatives, each in their respective capacities as such; provided, however, that no Non–Released Party will be a Debtor Releasee.

76. “Debtors” means, collectively: Movie Gallery, Inc.; Hollywood Entertainment Corporation; M.G. Digital, LLC; M.G.A. Realty I, LLC; MG Automation LLC; and Movie Gallery US, LLC.

77. “Debtors in Possession” means, collectively, the Debtors, as debtors in possession in these Chapter 11 Cases.

78. “DIP Agent” means The Bank of New York in its capacity as administrative agent and collateral agent.

79. “DIP Arranger” means Goldman Sachs Credit Partners L.P. in its capacity as lead arranger, documentation agent and syndication agent.

80. “DIP Credit Agreement” means that certain $150 million Secured Super–Priority Debtor in Possession Credit and Guaranty Agreement among Movie Gallery, Inc., as borrower, and the other Debtors as guarantors, Goldman Sachs Credit Partners L.P., as lead arranger and syndication agent, The Bank of New York, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as documentation agent and the banks, financial institutions and other lenders parties thereto, as may be amended, modified, ratified, extended, renewed, restated or replaced.

81. “DIP Credit Agreement Claim” means any Claim arising under or related to the DIP Credit Agreement and the other “Credit Documents,” as defined therein.

82. “DIP Lenders” means the DIP Agent, the DIP Arranger and the banks, financial institutions and other lender parties to the DIP Credit Agreement from time to time.

83. “Disclosure Statement” means the Disclosure Statement for the Joint Plan of Reorganization of Movie Gallery, Inc. and Its Debtor Subsidiaries Under Chapter 11 of the Bankruptcy Code dated December 22, 2007, as amended, supplemented or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, Bankruptcy Rules and any other applicable law.

84. “Disclosure Statement Hearing” means that certain hearing at which the Bankruptcy Court will determine, among other things, whether the Disclosure Statement provides Holders of Impaired Claims entitled to vote to accept or reject the Plan with adequate information within the meaning of section 1125 of the Bankruptcy Code.

85. “Disclosure Statement Order” means that certain order approving the Disclosure Statement.

86. “Disputed Claim” means, with respect to any Claim, or any Claim that is not yet Allowed.

87. “Distribution Agent” means any Entity or Entities chosen by the Debtors, which Entities may include, without limitation, the Voting and Claims Agent, the Securities Voting Agent and the Indenture Trustees, to make or to facilitate distributions required by the Plan.

88. “Distribution Date” means the date occurring as soon as reasonably practicable after the Effective Date when distributions under the Plan shall commence, but not later than [xx] days after the Effective Date, without further Bankruptcy Court order.

89. “Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions under the Plan and shall be the Voting Deadline or such other date as designated in an order of the Bankruptcy Court.

90. “DTC” means The Depository Trust Company.

91. “Effective Date” means the day that is the first Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions specified in Article IX.B of the Plan have been satisfied or waived pursuant to Article IX.C of the Plan.

92. “Election Form” means that certain election form mailed to the Nominees holding 9.625% Senior Subordinated Notes to allow such Holders of 9.625% Senior Subordinated Notes to make the Cash–Out Election.

93. “Employee–Related Agreement” means each of those certain employee–related agreements that were made available to Sopris and/or its advisors prior to the Commencement Date including, without limitation: (a) senior management employee agreements; (b) employee–related change of control agreements; (c) indemnification agreements; (d) D&O Liability Insurance Policies (and any tail policy with respect thereto) in effect as of the Commencement Date; and (e) any other employee–related agreements that the Debtors may assume, in consultation with Sopris.

94. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

95. “Equity Interest” means any share of common stock, preferred stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date; provided, however, that Equity Interest does not include any Intercompany Interest.

96. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

97. “Exculpated Parties” means collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Debtor Releasees; (d) Sopris; (e) the Committee; and (f) all of the current and former members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals, agents, affiliates and representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such); provided, however, that no Non–Released Party will be an Exculpated Party.

98. “Exculpation” means the exculpation provision set forth in Article X.D of the Plan.

99. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

100. “Existing Defaults” has the meaning set forth in the First Lien Forbearance Agreement, as modified pursuant to the first amendment to the First Lien Forbearance Agreement, dated July 27, 2007.

101. “Exit Facility” means the credit facility to be entered into by the Reorganized Debtors on the Effective Date, which provides for a $100 million revolving credit facility and may include a $25 million letter of credit supplement, on commercially reasonable terms for similar transactions reasonably acceptable to: (a) the Debtors; (b) Sopris and (c) the First Lien Lenders (as determined by the Class 3 vote on the Plan).

102. “Expense Reimbursement” has the meaning set forth in the Plan Support Agreement.

103. “Fee Claim” means a Claim under sections 328, 330(a), 331, 363, 503 or 1103 of the Bankruptcy Code for Accrued Professional Compensation.

104. “File” or “Filed” means file, filed or filing with the Bankruptcy Court or its authorized designee in these Chapter 11 Cases.

105. “Final DIP Order” means that certain Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364(c), 364(d) and 364(e) and Fed. R. Bankr. P. 4001 and 9014 (I) Authorizing Debtors to Obtain Secured Post–Petition Financing on Super–Priority Priming Lien Basis, Granting Adequate Protection For Priming and Modifying Automatic Stay, (II) Authorizing Debtors to Use Cash Collateral of Existing Secured Lenders and Granting Adequate Protection For Use, And (III) Confirming Authorization for Debtors to Repay Existing Revolver Indebtedness Upon Interim Approval, entered by the Bankruptcy Court on November 16, 2007 [Docket No. 937], as the order may be amended from time to time.

106. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely–Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

107. “First Day Motions” means those certain motions and applications Filed by the Debtors on the Commencement Date.

108. “First Day Orders” means those orders entered by the Bankruptcy Court approving the Debtors’ First Day Motions.

109. “First Lien Administrative Agent” means Goldman Sachs Credit Partners, L.P., in its capacity as administrative agent, lead arranger and syndication agent.

110. “First Lien Agents” means, collectively, the First Lien Administrative Agent, the First Lien Collateral Agent and the First Lien Documentation Agent, in their capacities as such.

111. “First Lien Claim” means any Claim derived from or based upon the First Lien Credit Facilities, including fees and expenses of the First Lien Agents and their advisors (including, without limitation, the reasonable and documented fees and expenses of Skadden, Arps, Slate, Meagher & Flom, LLP, McGuire Woods LLP and Houlihan Lokey Howard & Zukin) up to the Effective Date, not previously paid by the Debtors.

112. “First Lien Collateral Agent” means Wachovia, National Association, in its capacity as such.

113. “First Lien Credit Agreement” means that certain First Lien Credit and Guaranty Agreement dated March 8, 2007, among Movie Gallery, Inc. as borrower and certain Movie Gallery, Inc. subsidiaries as guarantors, Goldman Sachs Credit Partners L.P., as lead arranger, syndication agent and administrative agent, and Wachovia Bank, National Association, as collateral agent and documentation agent, and the banks, financial institutions and other lenders parties thereto.

114. “First Lien Credit Facilities” means the $725,000,000 Senior Secured First Priority Credit Facilities provided under (a) the First Lien Credit and Guaranty Agreement dated March 8, 2007, as amended, between Movie Gallery, Inc. as borrower and certain Movie Gallery, Inc. subsidiaries as guarantors, Goldman Sachs Credit Partners L.P., as lead arranger, syndication agent and administrative agent, and Wachovia Bank, National Association, as collateral agent and documentation agent, and the banks, financial institutions and other lenders parties thereto and (b) the other “Credit Documents” as defined therein.

115. “First Lien Documentation Agent” means Wachovia Bank, National Association.

116. “First Lien Forbearance Agreement” means that certain forbearance agreement, together with all amendments, modifications, renewals thereof and all documents, ancillary or otherwise, entered into in connection therewith, by and among the Debtors, GSCP, Wachovia and certain lenders party thereto, relating to the Existing First Lien Credit Agreement, dated as of July 20, 2007.

117. “First Lien Indebtedness” means the Debtors’ indebtedness under the First Lien Loan Documents.

118. “First Lien Lenders” means those lenders party to the First Lien Credit Facilities from time to time.

119. “First Lien Loan Documents” means the First Lien Credit Agreement together with the other credit, guarantee and security agreements at any time executed and/or delivered in connection with or related to the First Lien Credit Agreement (as all of the same have been amended, modified, restated, renewed, replaced and/or supplemented from time to time prior to the Commencement Date).

120. “First Lien Term Sheet” means that certain the Restated First Lien Credit Agreement Term Sheet attached as an exhibit to the Plan Support Agreement.

121. “Fixed Buy” means a movie purchasing arrangement whereby the Debtors acquire Movies for a single up–front lump sum payment.

122. “General Unsecured Claim” means any unsecured Claim against any Debtor that is not a Priority Tax Claim, Administrative Claim, Fee Claim, Other Priority Claim, 11% Senior Note Claim or 9.625% Senior Subordinated Note Claim.

123. “Government Bar Date” means April 14, 2008.

124. “Holder” means an Entity holding a Claim or an Equity Interest.

125. “Hollywood” means Hollywood Entertainment Corporation.

126. “Impaired” means any Claims in an Impaired Class.

127. “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.

128. “Indemnification” means the Indemnification provision set forth in Article X of the Plan.

129. “Indemnified Parties” means, collectively, the Debtors and each of their respective current and former members (including ex officio members), officers, directors, employees and partners, each in their respective capacities as such.

130. “Indenture Trustees” mean, collectively, the 9.625% Senior Subordinated Notes Trustee and the 11% Senior Notes Trustee.

131. “Initial Lease Rejection Deadline” means the date by which the Debtors will use reasonable efforts to identify and notify all counterparties to Unexpired Leases of non–residential real property, which date shall be no later than 14 days before the Voting Deadline of those leases that the Debtors have definitively determined, at that point in time, to reject.

132. “Initial Trust Termination Date” means a date that is the fifth anniversary of the Effective Date.

133. “Intercompany Claim” means any Claim of a Debtor against another Debtor.

134. “Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor or an Equity Interest in a Debtor held by an Affiliate of a Debtor.

135. “Intercreditor Agreement” means that certain intercreditor agreement, dated as of March 8, 2007, by and among Movie Gallery, the First Lien Collateral Agent and the Second Lien Collateral Agent.

136. “Interim DIP Order” means that certain Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364(c), 364(d) and 364(e) and Fed. R. Bankr. P. 4001 and 9014 (i) authorizing Debtors to obtain secured post–petition financing on super–priority priming lien basis, granting adequate protection for priming and modifying automatic stay, (ii) authorizing Debtors to use cash collateral of existing secured lenders and granting adequate protection for use, (iii) authorizing Debtors to repay existing revolver indebtedness upon interim approval and (iv) prescribing form and manner of notice and setting time for final hearing, entered by this Bankruptcy Court on October 16, 2007 [Docket No. 79].

137. “Jefferies Engagement Letter” means that certain engagement letter by and among Jefferies & Co., Inc., the financial advisor to the Backstop Party, Sopris and Movie Gallery, dated as of October 25, 2007.

138. “Litigation Trust” means that certain trust to be created on the Effective Date for the benefit of the Litigation Trust Beneficiaries in accordance with the provisions of the Litigation Trust Agreement.

139. “Litigation Trust Agreement” means that certain trust agreement, in form and substance satisfactory to the Debtors, Sopris and the Committee and to be Filed prior to the Confirmation Hearing, that, among other things: (a) establishes and governs the Litigation Trust; (b) sets forth the respective powers, duties and responsibilities of the Litigation Trustee and the Litigation Trust Committee; and (c) provides for distribution of Litigation Trust Recovery Proceeds, if any, to the Litigation Trust Beneficiaries.

140. “Litigation Trust Assets” shall consist of: (a) any and all claims arising under sections 547 and 548 of the Bankruptcy Code against Entities with whom the Reorganized Debtors are no longer doing business, unless otherwise agreed by Sopris; provided, however, that the Litigation Trust shall not pursue any claims that have been released pursuant hereto, including pursuant to Article X of the Plan; and (b) all claims against the Non–Released Parties; provided, however, that the Litigation Trust shall not pursue any claims that have been released pursuant hereto, including pursuant to Article X of the Plan.

141. “Litigation Trust Beneficiaries” means the Holders of Allowed Class 6 Claims and Allowed Class 7 Claims.

142. “Litigation Trust Committee” means the committee to be appointed in accordance with the Litigation Trust Agreement as of the Effective Date to direct the actions of the Litigation Trustee. The Litigation Trust Committee shall consist of three (3) members, with one (1) member appointed by the Committee and two (2) members appointed by Sopris.

143. “Litigation Trust Distributions” means distributions of Litigation Trust Recovery Proceeds pursuant to the Litigation Trust Agreement as may be authorized from time to time by the Litigation Trust Committee.

144. “Litigation Trustee” means the Person to be designated by the Committee, identified at or prior to the Confirmation Hearing, and retained as of the Effective Date, as the employee or fiduciary responsible for implementing the applicable provisions of the Plan, with respect to, and administering the Litigation Trust in accordance with the Plan and the Litigation Trust Agreement, and any successor Litigation Trustee appointed in accordance with the Litigation Trust Agreement. The Litigation Trustee shall serve at the pleasure of the Litigation Trust Committee.

145. “Litigation Trust Recovery Proceeds” means the proceeds of the Litigation Trust Assets recovered by the Litigation Trust.

146. “Local Bankruptcy Rules” means the Local Rules of the United States Bankruptcy Court for the Eastern District of Virginia.

147. “Lock Up Agreement” means that certain Lock Up, Voting and Consent Agreement dated October 14, 2007, between the Consenting Second Lien Holders, the Consenting 11% Senior Note Holders, Sopris and the Debtors, as amended from time to time in accordance with the terms thereof.

148. “Lock Up Parties” means, collectively, the Debtors, certain Second Lien Holders and Sopris, each in their capacity as a party to the Lock Up Agreement, as amended from time to time in accordance with the terms thereof.

149. “Lock Up Restructuring Agreements” means, collectively, the Lock Up Rights Offering Term Sheet, the Plan Term Sheet and the Lock Up Second Lien Term Sheet, as amended from time to time in accordance with the terms thereof.

150. “Lock Up Rights Offering Term Sheet” means that certain rights offering term sheet attached to the Plan Term Sheet, as amended from time to time in accordance with the terms thereof.

151. “Lock Up Second Lien Term Sheet” means that certain Restated Second Lien Credit Agreement Term Sheet attached to the Lock Up Agreement, as amended from time to time in accordance with the terms thereof.

152. “Management and Director Equity Incentive Program” means a post–Effective Date director and officer compensation incentive program, approved by the New Board, providing for 10% of the New Common Stock, on a fully–diluted basis, to be reserved for issuance as grants of equity, restricted stock or options.

153. “Master Ballots” means the master ballots included in certain Solicitation Procedures upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

154. “Master Ballot Instructions” means those instructions attached to the Master Ballots.

155. “MG Real Estate” means one or more special purpose real estate entities to be formed by the Debtors or the Reorganized Debtors, either as corporations, limited liability corporations, partnerships, limited liability partnerships, trusts or other type of entities, to hold the Debtors’ owned and leased real property interests.

156. “Movie Gallery” means Movie Gallery, Inc.

157. “Movies” means new and used movie titles.

158. “New Board” means the initial board of directors of Reorganized Movie Gallery.

159. “New Common Stock” means 60,000,000 shares of common stock in Reorganized Movie Gallery, par value [$.01] per share, to be authorized pursuant to Reorganized Movie Gallery’s charter, of which no more than 25,000,000 shares shall be initially issued on the Effective Date pursuant to the Plan.

160. “NOL” means net operating loss.

161. “Nominee” means a bank, broker or other nominee in whose name Securities are transferred by agreement between such nominee and the Beneficial Holder.

162. “Non–Released Parties” means those Entities identified in the Plan Supplement as Non–Released Parties.

163. “Notice of Amended and Restated Credit Agreements” means one or more notices to be Filed before the hearing on the Disclosure Statement attaching the proposed forms of the Amended and Restated First Lien Credit Agreement and the Amended and Restated Second Lien Credit Agreement.

164. “Ordinary Course Professionals Order” means that certain Order Authorizing the Debtors’ Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business, entered by the Bankruptcy Court on October 18, 2007 [Docket No. 128], as the order may be amended from time to time.

165. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim.

166. “Other Secured Claim” means any secured Claim, other than a: (a) DIP Credit Agreement Claim; (b) First Lien Claim; or (c) Second Lien Claim.

167. “Periodic Distribution Date” means the first Business Day that is as soon as reasonably practicable occurring approximately 90 days after the Distribution Date, and thereafter, the first Business Day that is as soon as reasonably practicable occurring approximately 90 days after the immediately preceding Periodic Distribution Date.

168. “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

169. “Phase I Lease” means those certain Unexpired Leases with varying terms and durations to which each of the Phase I Locations was subject.

170. “Phase I Locations” means, collectively, those approximately 520 stores that, prior to the Commencement Date, the Debtors had decided to wind–down.

171. “Plan” means the Joint Plan of Reorganization of Movie Gallery, Inc. and Its Debtor Subsidiaries Under Chapter 11 of the Bankruptcy Code dated December 22, 2007, as amended, supplemented or modified from time to time, including, without limitation, the Plan Supplement, which is incorporated therein by reference.

172. “Plan Administrator” means the Person to be designated by the Committee, identified at or prior to the Confirmation Hearing, and retained as of the Effective Date, as the employee of a Reorganized Debtor and a fiduciary responsible for assisting the Reorganized Debtors with the review of, objections to, litigations with respect to, and the settlement or compromise of Disputed General Unsecured Claims under an agreement to be included in the Plan Supplement, and any successor nominated by the member of the Litigation Trust Committee appointed by the Committee or his or her successor or, if none, appointed by the Bankruptcy Court. It is intended that the same person shall serve in the capacities of Litigation Trustee and Plan Administrator. The Bankruptcy Court may remove the Plan Administrator.

173. “Plan Objection” means those certain objections to the Confirmation of the Plan Filed with the Bankruptcy Court and served on the Debtors, and certain other parties, on or before Plan Objection Deadline, in accordance with the Disclosure Statement Order.

174. “Plan Objection Deadline” means [xx], 2008 at [xx] prevailing Eastern Time.

175. “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to be Filed no later than five (5) Business Days prior to the hearing at which the Bankruptcy Court considers whether to confirm the Plan, as amended, supplemented or modified from time to time in accordance with the terms hereof and the Bankruptcy Code and the Bankruptcy Rules, comprising, without limitation, the following documents: (a) new organizational documents; (b) to the extent known, the identity of the members of the New Board and the nature of any compensation for any member of the New Board who is an “insider” under the Bankruptcy Code; (c) the list of Non–Released Parties; (d) the list of Executory Contracts and Unexpired Leases to be assumed; (e) the Registration Rights Agreement; and (f) a list of Executory Contracts and Unexpired Leases that the Debtors may have determined, at that time, to reject.

176. “Plan Supplement Date” means [xx], 2008 at [xx] prevailing Eastern Time.

177. “Plan Support Agreement” means that certain Plan Support Agreement dated December [xx], 2007, between the Consenting First Lien Holders, Consenting Second Lien Holders, the Consenting 11% Senior Note Holders, Sopris and the Debtors, as amended from time to time in accordance with the terms thereof.

178. “Plan Term Sheet” means that certain Proposed Restructuring Term Sheet attached as Exhibit A to the Lock Up Agreement.

179. “Pre–Charge Losses” means any remaining NOL and tax credit carryovers and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date.

180. “Pre–Money Equity Value” means $100 million.

181. “Prepetition Indebtedness” means the First Lien Indebtedness together with the Second Lien Indebtedness.

182. “Prepetition Loan Documents” means the First Lien Loan Documents together with the Second Lien Loan Documents.

183. “Priority Tax Claim” means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

184. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

185. “Proof of Equity Interest” means a proof of Equity Interest Filed against any of the Debtors in the Chapter 11 Cases.

186. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims or in a particular Class bears to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

187. “Record Date” means January 29, 2008 prevailing Eastern Time.

188. “Registration Rights Agreement” means a registration rights agreement substantially in the form set forth in the Plan Supplement obligating the Reorganized Debtors to register for resale certain shares of New Common Stock under the Securities Act of 1933 in accordance with the terms set forth in such registration rights agreement.

189. “Reinstated Second Lien Claim” means any Second Lien Claim other than a Sopris Second Lien Claim.

190. “Releasing Parties” means all current and former First Lien Agents, all current and former Second Lien Agents, the DIP Agent, the DIP Arranger, the DIP Lenders, the First Lien Lenders, the Second Lien Lenders, the Committee, the Committee Members, Sopris, Holders of 11% Senior Note Claims, Holders of 9.625% Senior Subordinated Note Claims and all Holders of Claims.

191. “Reorganized Debtors” means the Debtors, in each case, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

192. “Reorganized Movie Gallery” means Movie Gallery, Inc. or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

193. “Resolution Event” has the meaning set forth in section VII.D.6. hereof.

194. “Restructuring” has the meaning set forth in the Plan Support Agreement.

195. “Restructuring Agreements” means, collectively, the Plan, the First Lien Term Sheet, the Second Lien Term Sheet, the Rights Offering Term Sheet and the Plan Support Agreement.

196. “Retained Professional” means any Entity: (a) employed in these Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

197. “Retained Professionals Escrow Account” means a segregated account funded and maintained by the Reorganized Debtors in the amount of the Accrued Professional Compensation, commencing on the Effective Date, solely for the purpose of paying the Allowed Professional Compensation.

198. “Revenue Share Percentage” means the agreed upon percentage of the proceeds of future rentals and sales of previously viewed videos paid by the Debtors to the Studios pursuant to the terms of a Revenue Share Agreement.

199. “Revenue Sharing Agreement” means a movie purchasing arrangement whereby the Debtors acquire Movies for a significantly lower up–front payment coupled with an agreement by the Debtors to share a certain Revenue Share Percentage with the Studios.

200. “Rights Offering” means that certain $50 million New Common Stock rights offering backstopped by the Backstop Party, the terms of which are set forth in the Backstop Rights Purchase Agreement.

201. “Rights Offering Amount” means $50 million.

202. “Rights Offering Commitment Fee” means 2.3% of the Rights Offering Amount.

203. “Rights Offering Commitment Fee Equity Allocation” means a percentage of New Common Stock to be issued to Sopris on the Effective Date equal to the Rights Offering Commitment Fee divided by the Adjusted Equity Value, subject to dilution by the issuance of options, equity or equity–based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

204. “Rights Offering Equity Allocation” means a percentage of New Common Stock to be issued to [xx] on the Effective Date equal to the Rights Offering Amount divided by the Adjusted Equity Value, subject to dilution by the issuance of options, equity or equity–based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

205. “Rights Offering Exercise Price” means the Rights Offering Amount divided by the number of Rights Offering Shares.

206. “Rights Offering Expiration Date” means [xx] prevailing Pacific Time.

207. “Rights Offering Participant” means each eligible Holder of the 11% Senior Notes.

208. “Rights Offering Shares” means the shares of New Common Stock to be sold through the Rights Offering, as calculated by the Rights Offering Equity Allocation.

209. “Rights Offering Term Sheet” means that certain rights offering term sheet attached as Exhibit C to the Plan.

210. “Rights Participation Procedures” means those certain procedures Filed with the Bankruptcy Court establishing the procedures by which the Debtors identify the Rights Offering Participants.

211. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

212. “Secondary Liability Claim” means any Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally or secondarily liable for, any contractual, tort or other obligation of another Debtor, including, without limitation, any Claim based on: (a) guaranties of collection, payment or performance; (b) indemnity bonds, obligations to indemnify or obligations to hold harmless; (c) performance bonds; (d) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor relating to the obligations or performance of another Debtor; (e) vicarious liability; (f) liabilities arising out of piercing the corporate veil, alter ego liability or similar legal theories; or (g) any other joint or several liability that any Debtor may have in respect of any obligation of another Debtor that is the basis of a Claim.

213. “Second Lien Administrative Agent” means Wells Fargo Bank, N.A., as successor to CapitalSource Finance LLC, in its capacity as such.

214. “Second Lien Agents” means the Second Lien Administrative Agent, the Second Lien Collateral Agent and the Second Lien Syndication Agent, in their capacities as such.

215. “Second Lien Claim” means any Claim derived from or based upon the Second Lien Credit Agreement, including principal amount plus all accrued cash and PIK interest (as defined in the Second Lien Credit Agreement), and reasonable and documented fees and expenses of the Second Lien Administrative Agent and the Second Lien Collateral Agent and their advisors (including, without limitation, the fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, Venable LLP and Blackstone Advisory Services LP) up to the Effective Date, to the extent not previously paid by the Debtors.

216. “Second Lien Collateral Agent” means Wells Fargo Bank, N.A., as agent, as successor to CapitalSource Finance LLC, in its capacity as such.

217. “Second Lien Conversion” means the conversion of the Allowed Sopris Second Lien Claims into the Second Lien Conversion Equity Allocation.

218. “Second Lien Conversion Equity Allocation” means a percentage of New Common Stock to be issued on the Effective Date equal to the Allowed Sopris Second Lien Claims divided by the Adjusted Equity Value, subject to dilution by the issuance of options, equity or equity based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

219. “Second Lien Credit Agreement” means that certain Second Lien Credit and Guaranty Agreement dated March 8, 2007, between Movie Gallery, Inc., as borrower, the Second Lien Administrative Agent, Goldman Sachs Credit Partners, L.P., as Lender, Syndication Agent and Lead Arranger, those lenders party thereto, the Second Lien Collateral Agent and Hollywood Entertainment Corporation, M.G. Digital, LLC, M.G.A. Realty I, LLC, MG Automation LLC and Movie Gallery US, LLC, as guarantors.

220. “Second Lien Indebtedness” means the Debtors’ indebtedness under the Second Lien Loan Documents.

221. “Second Lien Lenders” means the lenders party to the Second Lien Credit Agreement from time to time.

222. “Second Lien Loan Documents” means the Second Lien Credit Agreement together with the other credit, guarantee and security agreements at any time executed and/or delivered in connection with or related to the Second Lien Credit Agreement (as all of the same have been amended, modified, restated, renewed, replaced and/or supplemented from time to time prior to the Commencement Date).

223. “Second Lien Syndication Agent” means Goldman Sachs Credit Partners L.P., in its capacity as lead arranger and syndication agent.

224. “Second Lien Term Sheet” means that certain revised Restated Second Lien Credit Agreement Term Sheet attached as an exhibit to the Plan Support Agreement, as amended from time to time in accordance with the terms thereof.

225. “Securities” means, collectively, the Debtors’ publicly–traded securities.

226. “Securities Voting Agent” means the securities voting agent for the Debtors with respect to those Claims based on publicly–traded securities.

227. “Solicitation Date” means the date on which the Debtors intend to distribute the Solicitation Packages, which date is no less than 25 calendar days before the Voting Deadline

228. “Solicitation Notice” means that certain notice that will contain, among other things, the Plan Objection Deadline, the Voting Deadline and the date of the Confirmation Hearing.

229. “Solicitation Package” has the meaning set forth in section I.E.2. hereof.

230. “Solicitation Procedures” means those certain procedures by which Holders of Claims may vote to accept or reject the Plan, which procedures are annexed as Exhibit 1 to Exhibit B attached hereto and incorporated herein by reference.

231. “Sopris” means Sopris Capital Advisors LLC.

232. “Sopris Second Lien Claims” means any Second Lien Claim held by Sopris, the aggregate principal amount of which is estimated to be $75.656 million as of the Commencement Date, plus accrued and PIK Interest (as defined in the Second Lien Credit Agreement) thereon.

233. “Sopris Senior Notes Commitment” means the commitment by Sopris, set forth in the Backstop Rights Purchase Agreement, to purchase shares in the Rights Offering in an amount equal to its current proportionate ownership of the 11% Senior Notes.

234. “Store Closing Sales” means those certain liquidation sales conducted at certain of the Phase I Locations.

235. “Stock and Warrant Reserve” means the New Common Stock and Warrants held in reserve pursuant to Article VII.B.3 of the Plan.

236. “Studio” means one of the Debtors’ movie studio suppliers.

237. “Studio Motion” means that certain Motion of the Debtors for Interim and Final Orders Authorizing, but Not Directing, the Debtors, in their Discretion, to Enter into Accommodation Agreements with Major Movie Studio Suppliers and to Pay Prepetition Obligations in Connection Therewith, Filed on October 16, 2007 [Docket No. 31].

238. “Studio Order” means that certain Final Order Authorizing, but Not Directing, the Debtors, in their Discretion, to Enter into Accommodation Agreements with Major Movie Studio Suppliers and to Pay Prepetition Obligations in Connection Therewith, entered by this Bankruptcy Court on November 9, 2007 [Docket No. 805].

239. “Subscription Commencement Date” means [xx], 2008.

240. “Subscription Form” means that certain form distributed to each Rights Offering Participant on which such Rights Offering Participant may exercise its Subscription Rights.

241. “Subscription Right” means that certain right held by each Rights Offering Participant to purchase Rights Offering Shares.

242. “Subsidiary Claims” means those Allowed Claims against Movie Gallery, Inc.’s subsidiaries that are not treated as “disregarded entities” for United States federal tax purposes (including Hollywood).

243. “Termination Fee” has the meaning set forth in the Lock Up Agreement.

244. “Third Party Releasees” means, collectively, all current and former First Lien Agents, all current and former Second Lien Agents, the DIP Agent, the DIP Arranger, the DIP Lenders, the First Lien Lenders, the Second Lien Lenders, Sopris, Holders of 11% Senior Note Claims and Holders of 9.625% Senior Subordinated Note Claims, each in their capacities as such.

245. “Topping Proposal” has the meaning set forth in the Plan Support Agreement.

246. “Tort Claim” means any Claim that has not been settled, compromised or otherwise resolved that: (a) arises out of allegations of personal injury, wrongful death, property damage, products liability or similar legal theories of recovery; or (b) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to protection of human health, safety or the environment.

247. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

248. “Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

249. “Unimpaired Class” means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

250. “United States Trustee” means United States Trustee W. Clarkson McDow, Jr., Office of the United States Trustee for the Eastern District of Virginia, 600 East Main Street, Suite 301, Richmond, Virginia 23219.

251. “Unsecured Claim Equity Allocation” means a percentage of New Common Stock to be issued on the Effective Date equal to the Pre–Money Equity Value divided by the Adjusted Equity Value, subject to dilution by the issuance of options, equity or equity–based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program.

252. “Up–Front Charge” means the up–front amount paid by the Debtors to the Studios upon delivery of or within a certain time period following delivery of new Movies.

253. “Video Games” means the new and used video game titles, hardware, software and accessories associated therewith.

254. “VOD” means video–on–demand.

255. “Voting and Claims Agent” means Kurtzman Carson Consultants LLC, in its capacity as notice, claims and balloting agent for the Debtors, pursuant to that certain Order Authorizing the Employment and Retention of Kurtzman Carson Consultants LLC as Notice, Claims and Balloting Agent for the Debtors and Debtors in Possession, entered by the Bankruptcy Court on October 18, 2007 [Docket No. 112].

256. “Voting Classes” means, collectively, Classes 3, 4, 5, 6, 7A, 7B, 7C, 7D, 7E and 7F.

257. “Voting Deadline” means 4:00 p.m. prevailing Pacific Time on [xx], 2008, which is the date by which all Ballots and Master Ballots must be received by the Voting and Claims Agent or Securities Voting Agent, as appropriate, in accordance with the Disclosure Statement Order.

258. “Voting Instructions” means those certain detailed voting instructions, which are attached to the Ballots or Master Ballots and distributed as part of the Solicitation Package.

259. “Voting Report” means that certain voting report to be Filed by the Voting and Claims Agent before the Confirmation Hearing.

260. “Warrants” mean warrants to purchase 5% of the fully–diluted New Common Stock at an exercise price of 200% of the Rights Offering Exercise Price per share with a term of 7 years, as more fully set forth in the Warrant Agreement.

261. “Warrant Agreement” means that certain agreement setting forth the terms and conditions of the Warrants and to be Filed as part of the Plan Supplement.

XII. CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all Holders of Claims and Equity Interests and urge all Holders of Claims entitled to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be received by the Debtors’ Voting and Claims Agent no later than                     .

Dated

Respectfully submitted,

MOVIE GALLERY, INC.

By:
Its:

HOLLYWOOD ENTERTAINMENT CORPORATION

By:
Its:

M.G. DIGITAL, LLC

By:
Its:

M.G.A. REALTY I, LLC

By:
Its:

MG AUTOMATION LLC

By:
Its:

MOVIE GALLERY US, LLC

By:
Its:

Prepared by:

Richard M. Cieri (NY 4207122)	Michael A. Condyles (VA 27807)
KIRKLAND & ELLIS LLP	Peter J. Barrett (VA 46179)
Citigroup Center	KUTAK ROCK LLP
153 East 53rd Street	Bank of America Center
New York, New York 10022–4611	1111 East Main Street, Suite 800
Telephone: (212) 446–4800	Richmond, Virginia 23219–3500
Telephone: (804) 644–1700
and

Anup Sathy, P.C. (IL 6230191)
Marc J. Carmel (IL 6272032)
Ross M. Kwasteniet (IL 6276604)
KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601–6636
Telephone: (312) 861–2000

Co–Counsel to the Debtors